As filed with the Securities and Exchange Commission on July 6, 2007
Registration No. 333-143350

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chemokine Therapeutics Corp.
(Exact name of registrant as specified in its charter)

Delaware	2836	33-0921251
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6190 Agronomy Road, Suite 405
Vancouver, British Columbia, Canada,V6T 1Z3
(604) 822-0301
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, DE 19808
(302) 777-0247
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Gary J. Kocher, Esq. Devin W. Stockfish, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104 (206) 623-7580	C. Richard Piazza Chief Executive Officer Chemokine Therapeutics Corp. 6190 Agronomy Road, Suite 405 Vancouver, British Columbia Canada, V6T 1Z3 (604) 822-0301	Cheryl V. Reicin, Esq. Torys LLP 237 Park Avenue New York, NY 10017 (212) 880-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2007

PROSPECTUS

46,500,000 Units

This is an offering of 46,500,000 units by Chemokine Therapeutics Corp. Each unit consists of one share of our common stock and one-half of one common stock purchase warrant. Each whole common stock purchase warrant, or a warrant, will entitle the holder thereof to purchase one share of our common stock at an exercise price of $     . The public offering price for the units offered hereby is estimated to be $      per unit, of which $      is the purchase price for each share of common stock forming a part of the unit, and $           is the purchase price for each one-half of one common stock purchase warrant forming a part of the unit. The units will separate into shares of our common stock and warrants immediately upon issuance.

Our common stock is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “CHKT,” and traded on the Toronto Stock Exchange, or TSX, under the symbol “CTI.” On July 3, 2007, the last reported sale price of our common stock on the OTCBB was $0.55 and on July 5, 2007, the last reported sale of our common stock on the TSX was C$0.57. We have applied to list the shares of our common stock and the warrants issuable in this offering on the TSX. Listing of these shares of common stock and the warrants will be subject to our fulfilling all the listing requirements of the TSX.

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 6 of this prospectus.

	Per Unit	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Chemokine Therapeutics Corp. (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an aggregate of 6,975,000 additional units to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

GMP Securities, on behalf of the underwriters, expects to deliver the units on or about          , 2007.

GMP Securities
Canaccord Adams Inc.

Desjardins Securities International Inc.	Jennings Capital (USA) Inc.

The date of this prospectus is          , 2007

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, and that information contained in any document included in this prospectus or incorporated by reference in this prospectus is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or of any sale of the units. Our business, financial condition, results of operations and prospects may have changed since such dates.

Market data and certain industry forecasts used in this prospectus and the documents included in this prospectus or incorporated by reference in this prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. Neither we nor the underwriters have independently verified this information, and neither we nor the underwriters make any representation as to the accuracy of such information.

i

In this prospectus, unless otherwise indicated, all dollar amounts and references to “$” or “U.S.$” are to U.S. dollars and references to “C$” are to Canadian dollars. Unless otherwise indicated, the information contained in this prospectus does not give effect to the exercise of the underwriters’ over-allotment option.

Our consolidated financial statements and certain other financial information of ours contained in this prospectus are, except where otherwise noted, reported in U.S. dollars and have been prepared in accordance with United States generally accepted accounting principles.

In this prospectus, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Chemokine” or the “Company”, refer to Chemokine Therapeutics Corp., either alone or together with our subsidiaries.

The name Chemokine is our trademark. Other trademarks, product names and company names appearing in this prospectus and documents included in this prospectus or incorporated by reference in this prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors” beginning on page 6 of this prospectus and our consolidated financial statements and the notes to those consolidated financial statements beginning on page F-1, before making an investment decision.

Chemokine Therapeutics Corp.

Overview

We are a development stage biotechnology company with a focus on the discovery and development of small protein, or peptide, based drugs for human diseases. In particular, we focus on the area of chemokines, which are small proteins that guide the migration of cells involved in the immune system, promote the growth of new blood vessels, and are critical for cellular maturation.

We are at various stages in research and development of five drug candidates. Two of our drug candidates are in human clinical trials. Our two lead drug candidates are CTCE-9908 and CTCE-0214. CTCE-9908 is being investigated for prevention of the spread of cancer and CTCE-0214 is being investigated for the mobilization of stem cells and neutrophils into the circulation, a process referred to as hematological support. Our other three drug candidates are in preclinical development in the areas of growth and development of blood vessels (CTCE-0324), wound healing (CTCE-0422), and stroke prevention (CTCE-0501). In addition, we maintain drug discovery programs to identify potential new drug candidates.

Our objective is to discover drug candidates that target chemokine receptors and develop them through Phase II clinical trials. Provided that we reach this stage with individual drug candidates, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to license or co-develop our drug candidates through Phase III and Phase IV of clinical trials. In some circumstances, when appropriate, we may license a product to a partner at an earlier stage. We intend to license our product candidates to companies with existing infrastructure to market pharmaceuticals.

Chemokine Therapeutics Corp. was founded on July 15, 1998. We are incorporated under the laws of the State of Delaware. We have a wholly-owned subsidiary, Chemokine Therapeutics (B.C.) Corp., or CTBCC, a company incorporated under the laws of the Province of British Columbia.

Our Pharmaceutical Drug Candidates

Primary Drug Candidates

CTCE-9908 (Anti-Metastasis)

Most cancer deaths are not caused by the growth of the primary tumor but result from its invasive spread, or metastasis, to new or secondary sites in the body. For reasons not completely understood, malignant tumor cells detach from the primary tumor and migrate into neighboring tissues and blood or lymph vessels. These tumor cells can also be carried to distant sites where they attach to the vessel wall, exit the vessel, and migrate into the surrounding tissue to establish new tumors. Tumor cell infiltration of specific tissues and organs is not a random event but rather is carefully directed by the interaction of CXCR4, a cell receptor, and its natural binding site, Stromal Cell Derived Factor-1, or SDF-1, which is found in organs such as bone, liver and lung. New blood vessels under the direction of SDF-1 are formed to support the newly established sites of tumor growth in a process referred to as angiogenesis. It is usually the uncontrolled spread of these tumor cells seeding new sites of tumor growth that ultimately leads to the death of the patient.

Preclinical studies have shown that CTCE-9908 is a peptide analog of SDF-1 that acts as an antagonist, capable of blocking the interaction of the CXCR4 receptor on cancer cells with its natural site of binding. CTCE-9908 therefore acts like SDF-1 by binding to CXCR4 and blocking tumor cells from migrating to target organ sites. Since SDF-1 binding to CXCR4 is associated with the metastatic process, we believe the ability of CTCE-9908 to block this process can provide a unique mechanism to impede the metastatic process.

Many common types of cancers express CXCR4 and are therefore potential indications for the use of CTCE-9908. Although primarily tested as a single agent, we believe that CTCE-9908 could also prove to be additive or synergistic when combined with approved chemotherapeutics currently used for prostate, ovarian, breast, and other cancers that metastasize to the lung, liver or bone. These organs are rich in SDF-1, a natural ligand of CXCR4, which means SDF-1 is able to bind to and form a complex with CXCR4. In animal models, blocking the CXCR4 receptor sites has demonstrated the ability to limit metastatic spread and the growth of certain primary tumors.

CTCE-0214 (Hematological Support; mobilization of stem cells and neutrophils into the circulation)

Preclinical testing has shown that CTCE-0214 is a peptide agonist that is also an analog of SDF-1. Unlike antagonists, which act against and block an action, agonists produce actions and often mimic the action of a naturally occurring substance. Chemokines that are naturally produced in the body exist for a very short period of time before they are neutralized. The therapeutic application of naturally occurring chemokines is not possible due to their rapid breakdown in the body. CTCE-0214 is designed to possess characteristics that enable it to be used for therapeutic application due to its greater stability in the body and its ability to remain in the body for a longer duration.

A major potential therapeutic application for CTCE-0214 is to increase the number of stem cells and early precursor cells that give rise to all the blood cell types for transplantation purposes. Rather than stimulating the growth of these cells, CTCE-0214 has demonstrated in preclinical testing an ability to mobilize or stimulate the migration of these cells from areas of reserve, such as the bone marrow, into the circulation. Once these cells are in the circulation, they can be harvested for the purpose of transplantation back to the patient or for donation to another person, processes referred to as autologous and allogeneic transplantation, respectively.

Virtually all patients undergoing chemotherapy will experience a depression of their immune system, leaving them susceptible to infections. This depression of the bone marrow leads to a decrease in the production of white blood cells, red blood cells and platelets. Although blood transfusions can improve red blood cell and platelet counts, in severe circumstances, bone marrow transplants may be necessary to stimulate production. CTCE-0214 is also targeted at the reduction of neutropenia, which is a hematological disorder characterized by an abnormally low number of neutrophils, a specific type of white blood cells, following chemotherapy. In these circumstances, we believe CTCE-0214 may also stimulate the neutrophils to enter into the circulation and accelerate the recovery of the immune system in patients after bone marrow transplantations, a part of the therapeutic regimen for cancers such as leukemia, lymphoma and solid tumors.

Other Drug Candidates

CTCE-0324 (Peripheral Vascular Disease)

Obstructive atherosclerotic disease is characterized by thickening and hardening of the walls of arteries with fat deposits on the inner lining of the blood vessel. The process of atherosclerosis is a condition marked by a reduction in blood flow to lower limbs, referred to as peripheral vascular disease, or to the muscular tissue in the heart, referred to as myocardial ischemia. This disease stands as one of the greatest public health threats in the world. According to the American Heart Association’s Heart Disease and Stroke Statistics (2007), over 50 million Americans have cardiovascular problems. Cardiovascular disease is the number one cause of death and disability in the United States.

CTCE-0324 is a peptide agonist that is an analog of SDF-1 and has demonstrated in preclinical testing an ability to bind to cells bearing CXCR4. Upon binding, CTCE-0324 induces a host of cellular responses, leading to the development of tube-like structures (mini blood vessels), and sprouting of new blood vessels from existing ones using cell culture systems. In preclinical animal models with compromised peripheral blood flow, CTCE-0324 induced the formation of new blood vessels, increased tissue perfusion and returned limb functionality.

We believe that a major opportunity for CTCE-0324 is the treatment of vascular disease by inducing the formation of new blood vessels to circumvent existing narrowed blood vessels.

CTCE-0422 (Wound Healing) and CTCE-0501 (Stroke Prevention)

We are continuing to invest in the future of chemokines with ongoing drug discovery efforts. We have conducted preliminary research to identify additional chemokines suitable for continued development that are at an early research stage. We intend to continue efforts to complete lead optimization of CTCE-0422 for wound healing and CTCE-0501 for stroke prevention as well as investigating the potential use of other chemokines in other unmet medical indications.

Corporate Information

We were incorporated in the State of Washington on July 15, 1998 as PTM Molecular Biosystems Inc. and in 1999 we changed our name to Chemokine Therapeutics Corp. In 2000, we reincorporated in the State of Delaware. References in this prospectus to “Chemokine Therapeutics,” “we,” “our company” and “us” refer to Chemokine Therapeutics Corp. either alone or with our subsidiaries.

Our executive offices are located at 6190 Agronomy Road, Suite 405, Vancouver, British Columbia, Canada, V6T 1Z3. Our telephone number is (604) 822-0301, our principal website address is www.chemokine.net. The information contained on our website does not constitute part of, nor is it incorporated into, this prospectus.

THE OFFERING

Securities Offered	46,500,000 units, with each unit consisting of one share of our common stock and one-half of one common stock purchase warrant. Immediately upon issuance of the units, the units will separate such that the shares of common stock and warrants comprising the units will trade separately. We have applied to list the shares of common stock and the warrants issuable in this offering on the TSX. Our common stock currently trades on the TSX in Canada and in the over-the-counter market in the United States. Listing of these shares of common stock and these warrants will be subject to our fulfilling all the listing requirements of the TSX. The units will not be listed for trading on the TSX or any other exchange.

Warrant Terms	Each whole warrant will be exercisable to purchase one share of our common stock for $ beginning on the date the units are separated through the date which is three years after the date of this prospectus. No fractional shares of common stock will be issuable upon exercise of any warrant.

Common stock to be outstanding after this offering	88,683,748 shares

Use of Proceeds	We intend to use the net proceeds from this offering to continue our research and development of our core projects and drug candidates, to maintain our patent portfolio, for capital expenditures, and for general corporate purposes, including working capital and business development. See “Use of Proceeds.”

OTCBB Trading Symbol	“CHKT”

TSX Trading Symbol	“CTI”

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors that you should consider carefully before deciding to purchase our securities.

The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding on July 1, 2007 and excludes the following shares:

•	2,807,000 shares issuable upon exercise of outstanding options, with a weighted average exercise price of $1.01 per share;

•	2,421,100 shares issuable upon exercise of outstanding warrants, with a weighted average exercise price of $1.15 per share;

•	an aggregate of 1,691,416 shares available for future awards under our 2004 stock option plan, or 2004 Option Plan; and

•	shares issuable upon exercise of the warrants comprising part of the units issued in this offering.

Unless specifically stated otherwise, the information in this prospectus:

•	assumes no exercise of the underwriters’ over-allotment option;

•	assumes no exercise of outstanding options and warrants;

•	assumes no exercise of warrants comprising part of the units issued in this offering; and

•	assumes no exercise of the underwriters’ warrants.

SUMMARY FINANCIAL DATA

The following table provides summary historical consolidated financial data for the periods indicated. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

The summary consolidated statements of operations data for each of the fiscal years ended December 31, 2006 and 2005 and the summary consolidated balance sheet data as of December 31, 2006 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The summary consolidated statements of operations data for each of the three month periods ended as of March 31, 2007 and 2006 and the summary consolidated balance sheet data as of March 31, 2007 are derived from our unaudited financial statements included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2005	2006	2006	2007
			(Unaudited)
	($ in thousands, except per share data)

Consolidated Statements of Operations Data:
Revenue	$275	$—	—	$—

Expenses
Research and development	3,697	4,642	1,421	715
General and administrative	2,667	2,905	631	863
Stock-based compensation	289	184	35	35
Amortization of license	8	8	2	2
Depreciation of property and equipment	47	173	35	75

Other Income
Interest income	232	331	49	57
Foreign exchange gain (loss)	181	73	(35)	21

Loss	$(6,020)	$(7,508)	$(2,110)	$(1,612)
Loss Per Share of Common Stock Basic	$(0.19)	$(0.19)	$(0.06)	$(0.04)
Diluted	$(0.19)	$(0.19)	$(0.06)	$(0.04)
Weighted Average Number of Shares of Common Stock Outstanding	31,605,162	39,606,809	33,055,733	42,183,748

	As of December 31,		As of March 31,
	2005	2006	2007
			(Unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,719	$4,447	$3,571
Short term investments	2,628	1,642	992
Total assets	7,002	6,855	5,609
Capital lease obligations	33	21	18
Total liabilities	286	399	730
Total stockholders’ equity	$6,716	$6,456	$4,879

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before making a decision to buy our securities. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In these circumstances, the market price of our securities could decline, and you may lose all or part of your investment in our securities.

Risks Related to Our Business and Industry

We are largely dependent on the success of our two lead product candidates, CTCE-9908 and CTCE-0214, and we cannot be certain that any of our product candidates will receive regulatory approval or be successfully commercialized.

We currently have no drug products for sale and we cannot guarantee that we will ever have marketable drug products. The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug products are subject to extensive regulation by the U.S. Food and Drug Administration, or FDA, the Canadian Therapeutic Products Directorate, or TPD, and other regulatory authorities in the United States, Canada and other countries, which regulations differ from country to country. We are not permitted to market our product candidates in the United States until we receive approval of a new drug application, or NDA, from the FDA. We have not submitted an NDA or received marketing approval for any of our product candidates. Obtaining approval of an NDA is a lengthy, expensive and uncertain process. We currently have five product candidates, two of which (CTCE-9908 and CTCE-0214) we consider to be our lead product candidates. Our business success depends on the successful development and commercialization of our lead product candidates and, to a lesser degree, our other product candidates. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition, and results of operations may be materially harmed.

We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have experienced significant operating losses since our inception in 1998 and we have generated no revenues from product sales to date. As of December 31, 2006, we had an accumulated deficit of approximately $24.5 million. We have funded our operations to date from the sale of our securities and through research funding pursuant to collaborations with partners. We expect to continue to incur substantial additional operating losses for the next several years as we advance our clinical trials and research and development initiatives. Because of the numerous risks and uncertainties associated with developing and commercializing drug candidates, we are unable to predict if or when we will be able to generate revenues to support our operations or the extent of any future losses. We anticipate that as we advance our clinical trials and research and development initiatives our losses will accelerate. We may never successfully commercialize any of our product candidates and thus may never have any significant future revenues or achieve and sustain profitability.

If we fail to obtain the capital necessary to fund our operations, we may be unable to develop our product candidates and we could be forced to share our rights to these product candidates with third parties on terms that may not be favorable to us.

Our operations have consumed substantial amounts of cash since inception and we will need significant amounts of additional capital to support our research and development efforts. If we are unable to secure capital to fund our operations, we will not be able to continue our design and development efforts and we might have to enter into collaborations that could require us to share or relinquish rights to our product candidates to a greater extent than we currently intend. Based on our current operating plans, and assuming completion of this offering (assuming an aggregate offering of $25 million), we believe that our current funds, working capital and receivables will be sufficient to fund our operations until May 31, 2010. We anticipate that we will need to raise additional capital after this period by accessing the equity markets and we may need to raise additional funds sooner if we choose to expand more rapidly than we presently anticipate. To the extent that we raise additional funds by issuing equity securities, or debt convertible into equity securities, our stockholders will likely experience significant dilution. Given that we have do not expect to have any significant revenues in the foreseeable future, it is unlikely that we will be able to raise a significant amount of debt financing. However, any debt financing, if available, may require us to pledge our assets as collateral or involve restrictive covenants, such as limitations on our ability to incur additional indebtedness, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could negatively impact our ability to conduct our business. General conditions in the capital markets as well as conditions that particularly effect biotechnology companies could also impact our ability to raise additional funds. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing our research and development efforts. This could harm our business, prospects and financial condition and cause the price of our securities to fall.

We are subject to extensive and costly government regulation.

Our product candidates are subject to extensive and rigorous government regulation by the FDA, the Centers for Medicare and Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice, state and local governments, and their respective foreign equivalents. The FDA regulates the research, development, preclinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import, and export of pharmaceutical products. Our product candidates are also subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding U.S. regulation.

Government regulation significantly increases the cost and risk of researching, developing, manufacturing, and selling our drug candidates. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive, and uncertain. We or our partners must obtain and maintain regulatory authorization to conduct clinical trials. We or our partners must obtain regulatory approval for each product we intend to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires the submission of extensive preclinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product candidate’s safety and efficacy for each intended use. The development and approval process takes many years, requires substantial resources, and may never lead to the approval of a product. Failure to obtain regulatory approvals or delays in obtaining regulatory approvals may:

•	adversely affect the successful commercialization of any drugs that we or our partners develop;

•	impose additional costs on us or our partners;

•	diminish any competitive advantages that we or our partners may attain; and

•	adversely affect our receipt of revenues or royalties.

Even if we are able to obtain regulatory approval for a particular product candidate, the approval may limit the indicated medical uses for the product, may otherwise limit our ability to promote, sell, and distribute the product, may require that we conduct costly post-marketing surveillance, and/or may require that we conduct ongoing post-marketing studies. Material changes to an approved product, such as, for example, manufacturing changes or revised labeling, may require further regulatory review and approval. Once obtained, any approvals may be withdrawn, including, for example, if there is a later discovery of previously unknown problems with the product, such as a previously unknown safety issue. If we, our partners, or our contract manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in, among other things:

•	delays in the approval of applications or supplements to approved applications;

•	refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications;

•	warning letters;

•	fines;

•	import and/or export restrictions;

•	product withdrawal, recalls or seizures;

•	injunctions;

•	suspension of regulatory approvals;

•	restrictions on the products or manufacturing processes;

•	total or partial suspension of production;

•	civil penalties;

•	withdrawals of previously approved marketing applications or licenses;

•	recommendations by the FDA or other regulatory authorities against governmental contracts; and

•	criminal prosecutions.

There is no assurance that we will be granted regulatory approval for any of our product candidates.

The clinical trials of our product candidates are, and the manufacturing and marketing of our products will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States, Canada and in other countries where we intend to test and market our product candidates. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through preclinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and require the expenditure of substantial resources and may include post-marketing studies and surveillance. To date, we have not successfully completed any Phase II or Phase III clinical trials. We are currently testing CTCE-9908, one of our lead product candidates, in an ongoing Phase I/II clinical trial which commenced in May 2006 under a Clinical Trial Application, or CTA, filed in Canada. We have completed the first two stages of a three-stage Phase I clinical trial for CTCE-0214 initiated under an investigational new drug application, or IND, submitted in the United States. All of our other product candidates remain in the discovery and preclinical testing stages. The results from preclinical testing and clinical trials that we have completed may not be predictive of results in future preclinical tests and clinical trials, and there can be no assurance that we will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. There can be no assurance that regulatory approval will be obtained for any of our product candidates. If our product candidates are not shown to be safe and effective in clinical trials, the resulting delays in developing other product candidates and conducting related preclinical testing and clinical trials, as well as the potential need for additional financing, would have a material adverse effect on our business, financial condition and results of operations.

Any failure or delay in commencing or completing clinical trials for product candidates could severely harm our business.

Each of our product candidates must undergo extensive preclinical studies and clinical trials as a condition to regulatory approval. Preclinical studies and clinical trials are expensive and take many years to complete. To date we have not completed Phase II or Phase III clinical trials of any product candidate. The commencement and completion of clinical trials for our product candidates may be delayed by many factors, including:

•	our ability to obtain regulatory approval to commence a clinical trial;

•	our ability to obtain approval to commence a clinical trial by the institutional review board, or IRB, at each institution participating in a clinical trial;

•	our ability to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials;

•	delays in patient enrollment and variability in the number and types of patients available for clinical trials;

•	poor effectiveness of product candidates during clinical trials;

•	our ability to reach agreements on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	unforeseen safety issues or side effects;

•	governmental or regulatory delays and changes in regulatory requirements, policy and guidelines; and

•	varying interpretation of data by the FDA, TPD and similar foreign regulatory agencies.

It is possible that none of our product candidates will complete clinical trials in any of the markets in which we or our collaborators intend to sell those product candidates. Accordingly, we may not receive the regulatory approvals necessary to market our product candidates. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for product candidates would prevent or delay their commercialization and severely harm our business and financial condition.

We may be unable to recruit a sufficient number of patients to carry out clinical trials for our product candidates.

The rate at which we complete our clinical trials depends on many factors, including our ability to recruit and enroll sufficient numbers of patients to carry out clinical trials for our product candidates. Many factors affect patient enrollment, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials, clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating and whether the clinical trial design involves comparison to placebo. In particular, the large number of product candidates for the treatment of cancer competing for patients to enroll in clinical trials may limit our ability to recruit sufficient numbers of patients to carry out clinical trials for our cancer product candidates. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for product candidates would prevent or delay their commercialization and severely harm our business and financial condition.

Our product candidates may never achieve market acceptance even if we obtain regulatory approvals.

Even if we receive regulatory approvals to market our product candidates, the commercial success of these products will depend, among other things, on their acceptance by physicians, patients, third-party payors and other members of the medical community as a therapeutic and cost-effective alternative to competing products and treatments. The degree of market acceptance will depend on a number of factors, including:

•	demonstration of the clinical efficacy and safety of the products;

•	cost-effectiveness;

•	potential advantage over alternative treatment methods;

•	the effectiveness of marketing and distribution support for the products; and

•	reimbursement policies of government and third party payers.

If our product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. If our product candidates do not become widely accepted by physicians, patients, third-party payors and other members of the medical community, it is unlikely that we will ever become profitable.

If we are unable to obtain, maintain and enforce our proprietary rights, we may not be able to compete effectively or operate profitably.

Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and will depend in large part on our ability to:

•	obtain patent and other proprietary protection for our technology, processes and product candidates;

•	defend patents once issued;

•	preserve trade secrets; and

•	operate without infringing the patents and proprietary rights of third parties.

We currently have a portfolio of patents and patent applications that we either own or have licensed around our key products and technologies. The portfolio includes patents and patent applications in the United States and in a number of foreign jurisdictions.

The degree of future protection for our proprietary rights is uncertain. For example:

•	we might not have been the first to make the inventions covered by any of our patents, if issued, or our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents or, if issued, these patents may not be sufficient to protect our technology or provide us with a basis for commercially-viable products and may not provide us with any competitive advantages;

•	if our pending applications issue as patents, they may be challenged by third parties as not infringed, invalid or unenforceable under United States, Canadian or foreign laws;

•	if issued, the patents under which we hold rights may not be valid or enforceable; or

•	we may develop additional proprietary technologies that are not patentable and which may not be adequately protected through trade secrets, if for example a competitor were to independently develop duplicative, similar or alternative technologies.

The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. There is no clear policy involving the breadth of claims allowed in patents or the degree of protection afforded under patents. Although we believe our potential rights under patent applications provide a competitive advantage, we cannot assure you that patent applications owned by or licensed to us will result in patents being issued, or that, if issued, the patents will give us an advantage over competitors with similar technology, nor can we assure you that we can obtain, maintain and enforce all ownership and other proprietary rights necessary to develop and commercialize our product candidates.

Even if any or all of our patent applications issue as patents, others may challenge the validity, inventorship, ownership, enforceability or scope of our patents or other technology used in or otherwise necessary for the development and commercialization of our product candidates. Further, we cannot assure you that any such challenge would not be successful. If the outcome of litigation is adverse to us, third parties may be able to use the challenged technologies without payment to us. We cannot assure you that our patents, if issued, will not be infringed or successfully avoided through design innovation. In addition, there is a risk that a court would decide that our patents, if issued, are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of a patent were upheld, a court would refuse to stop the other party from using the inventions, including on the ground that its activities do not infringe that patent.

In addition to the intellectual property and other rights described above, we also rely on unpatented technology, trade secrets, trademarks and confidential information, particularly when we do not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect and we cannot assure you that others will not independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and advisors to execute a confidentiality and invention assignment agreement at the commencement of an employment or consulting relationship with us. We cannot assure you, however, that these agreements will provide effective protection of our information or, in the event of unauthorized use of our intellectual property or the intellectual property of third parties, provide adequate or effective remedies or protection.

We depend on technology licensed to us by third parties and if we are unable to continue licensing such technology, our future prospects may be materially adversely affected.

Our intellectual property for our lead compounds, CTCE-9908 and CTCE-0214, is in-licensed from the University of British Columbia. If we breach the license agreement or it is terminated, our value will be substantially affected. Our license agreement with the University of British Columbia requires, among other things, that we make certain payments and use reasonable commercial efforts to meet certain clinical and regulatory milestones. If we breach any of the provisions of this license agreement, we may lose substantial intellectual property rights and our future prospects may be materially adversely affected.

Our stockholders may experience significant dilution from future sales of our securities.

We anticipate that we will need to raise additional capital in the future. The sale of additional equity or debt securities, if convertible into equity, will result in dilution to our existing stockholders. In addition, as of July 1, 2007, we had options and warrants to purchase 5,228,100 shares of our common stock issued and outstanding and 1,691,416 additional shares of our common stock were available for future awards under our 2004 Option Plan. An additional 26,505,000 shares of our common stock may be issued upon exercise of the warrants being offered by this prospectus and the exercise of the underwriters’ warrants (30,480,750 additional shares if the over-allotment option is exercised in full). If all of these options and warrants were exercised, our stockholders would experience further dilution. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. The perceived risk of dilution may negatively impact the price of our stock and cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock, which could further contribute to progressive price declines in our common stock.

Litigation or third-party claims of intellectual property infringement could require us to divert resources and may prevent or delay our drug discovery and development efforts.

Our commercial success depends in part on our not infringing the patents and proprietary rights of third parties. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Furthermore, parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would divert substantial financial and employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties. In addition, even in the absence of litigation, we may need to obtain additional licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to develop and commercialize further one or more of our product candidates. In addition, in the future we could be required to initiate litigation to enforce our proprietary rights against infringement by third parties. Prosecution of these claims to enforce our rights against others could divert substantial financial and employee resources from our business. If we fail to enforce our proprietary rights against others, our business will be harmed.

If any products we develop become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, our business could be harmed.

Our ability to commercialize any product candidate profitably will depend in part on the extent to which reimbursement for such product candidate and related treatments will be available from government health administration authorities, private health insurers or private payors, and other organizations in the United States and internationally. Even if we succeed in bringing one or more product candidates to market, these products may not be considered cost-effective, and the amount reimbursed for any product may be insufficient to allow us to sell it profitably. Because our product candidates are in the early stages of development, we are unable at this time to determine their cost-effectiveness and the level or method of reimbursement. There may be significant delays in obtaining coverage for newly approved products, and coverage may be more limited than the purposes for which the product candidate is approved by the FDA, TPD or foreign regulatory agencies. Moreover, eligibility for coverage does not mean that any product will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Increasingly, the third-party payors who reimburse patients, such as government and private payors, are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. If the reimbursement we are able to obtain for any product we develop is inadequate in light of our development and other costs, our business could be harmed.

We may face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates, and will face an even greater risk if product candidates are introduced commercially. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our product candidates;

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenues; and

•	the inability to commercialize our product candidates.

Although we currently have product liability insurance coverage for our clinical trials, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any or all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

We intend to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, regulatory applications, marketing and commercialization of our products, and we will not have control over how they perform their contractual obligations. Accordingly, we will suffer if they do not fulfill their contractual obligations.

We intend to enter into additional corporate agreements to develop and commercialize product candidates. We might not be able to establish such additional collaborations on favourable terms, if at all, or guarantee that our current or future collaborative arrangements will be successful. In addition, third party arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us. These arrangements may place responsibility on our collaborative partners for Phase III clinical trials, human clinical trials, the preparation and submission of applications for regulatory approval, or for marketing, sales and distribution support for product commercialization. If we enter into such arrangements, the timing for approval of a drug candidate may be largely out of our control. These third parties might not fulfill their obligations in a manner which maximizes our revenues. These arrangements may also require us to transfer certain material rights or issue equity securities to corporate investors, licensees and others. If we license or sublicense our commercial rights to others, as we intend to do, we might realize reduced product revenue compared to what we could expect to realize through direct commercial exploitation. Moreover, we might not derive any revenue or profit from these arrangements. Collaborators might also pursue alternative technologies or drug candidates, either on their own or in collaboration with others, and compete directly with us.

Since we have no marketing and sales organization and have no direct experience in the marketing, sales or distribution of drug products, we may not be able to generate product revenues if we are unable to enter into agreements with third parties to market and sell our product candidates.

We have no direct experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize pharmaceutical products. If we develop products eligible for commercial sales, we intend to rely on third parties such as licensees, collaborators, joint venture partners or independent distributors to market and sell these products. We might not be able to obtain access to a marketing and sales force with sufficient technical expertise and distribution capability. We also will not be able to control the resources and effort that a third party will devote to marketing our product candidates under such arrangements. If we are unable to develop and maintain relationships with third parties with the necessary marketing and sales force, we may fail to gain market acceptance of our product candidates, and our ability to generate product revenues would likely be impaired.

We rely on a limited number of manufacturers for our product candidates and our business will be harmed if these manufacturers are not able to satisfy our demand and alternative sources are not available.

We do not have an in-house manufacturing capability and depend completely on a small number of third-party manufacturers and active pharmaceutical ingredient formulators for the manufacture of our product candidates. We do not have long-term agreements with any of these third parties, and if they are unable or unwilling to perform for any reason, we may not be able to locate alternative acceptable manufacturers or formulators or enter into favorable agreements with them. Any inability to acquire sufficient quantities of our product candidates in a timely manner from these third parties could delay clinical trials and prevent us from developing our product candidates in a cost-effective manner or on a timely basis. In addition, manufacturers of our product candidates are subject to current Good Manufacturing Practices regulations, or cGMP, and similar foreign standards and we do not have control over compliance with these regulations by our manufacturers. If one of our contract manufacturers fails to maintain compliance, the production of our product candidates could be interrupted, resulting in delays and additional costs. In addition, if the facilities of such manufacturers do not pass a pre-approval plant inspection, the FDA and other regulatory authorities will not grant pre-market approval of our products.

If we fail to attract and retain senior management and key scientific personnel, we may be unable to successfully develop our product candidates, conduct our clinical trials and commercialize our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. We are highly dependent upon our senior management and scientific staff. Certain of our senior management are retained on a part-time basis and therefore do not devote all of their time and efforts to the advancement of our interests. The loss of services of one or more of our senior management or scientific staff could delay or prevent the successful completion of our planned clinical trials or the commercialization of our product candidates. Replacing key employees may be difficult and costly and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop and commercialize products successfully.

We anticipate that we will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract or retain qualified management and scientific personnel on acceptable terms in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements, and our business and prospects may be harmed as a result.

We face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

The biotechnology and pharmaceutical industries, particularly with respect to cancer and cardiac related therapeutics, are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our product candidates from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies. For instance, other companies such as Genzyme, Inc. are developing small molecules targeting the CXCR4 receptor. We also face significant competition for limited capital in the biotechnology and pharmaceutical space. There can be no assurance that developments by others will not render our product candidates obsolete or noncompetitive. Furthermore, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates obsolete or noncompetitive. Competitors may seek to develop alternative formulations of our product candidates that address our targeted indications that do not directly infringe on our intellectual property. Compared to us, many of our potential competitors have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than we do. As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we are able to or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective, more useful and less costly than ours and may also be more successful than us in manufacturing and marketing their products. We also expect to face similar competition in our efforts to identify appropriate collaborators or partners to help develop or commercialize our product candidates in markets outside of the United States and Canada.

Any adverse results from evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that beginning with our annual report on Form 10-KSB for the fiscal year ended December 31, 2007, we will be required to furnish a report by management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. For the fiscal year ended December 31, 2008, such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. Public Company Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management’s assessment of the effectiveness of internal control over financial reporting under Section 404. We will be required to assemble the system and processing documentation and perform the evaluation needed to comply with Section 404, which is both costly and challenging. We cannot be certain that we will be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective as of December 31, 2007 (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls when such attestation is required), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price. Failure to comply with these rules may also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

Our internal control over financial reporting could be adversely affected by deficiencies in our disclosure controls and procedures.

In our annual report on Form 10-KSB for the year ended December 31, 2006 and in our quarterly report on Form 10-QSB for the quarter ended March 31, 2007, we disclosed that our disclosure controls and procedures were not effective as of the end of such periods. Specifically, our management and our independent registered public accounting firm identified deficiencies in disclosure controls for related party transactions. The deficiency impacted our ability to vigorously collect and scrutinize the financial information supplied to us from Globe Laboratories, Inc., or Globe Laboratories, a corporation controlled by Dr. Hassan Salari, our President and Chief Scientific Officer and former Chief Executive Officer, under a development agreement pursuant to which we engaged Globe Laboratories to conduct research and development activities for us on a contracted operating cost basis plus a 2% margin. Our Audit Committee and our board of directors have taken certain actions that they believe, upon implementation, will remediate such deficiencies, including the adoption of a related party transaction policy that prohibits related parties from being involved in collecting financial information on our behalf with respect to such related party transactions. To the extent that such actions are ineffective or inadequate to remediate such deficiency, or there are other deficiencies that arise, the effectiveness of our disclosure controls and internal control over financial reporting may be adversely affected.

If we use biological and hazardous materials in a manner that causes contamination or injury or violates laws, we may be liable for damages.

Our research and development activities involve the use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We do not maintain liability insurance coverage for our handling of biological or hazardous materials. We, the third parties that conduct clinical trials on our behalf and the third parties that manufacture our product candidates are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and waste products. The cost of compliance with these laws and regulations could be significant. The failure to comply with these laws and regulations could result in significant fines and work stoppages, which could damage our reputation and harm our business.

Risks Related to this Offering

The price of our common stock has experienced volatility and may be subject to fluctuation in the future based on market conditions.

The market prices for the securities of biotechnology companies, including our own, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. In addition, because of the nature of our business, certain factors such as our announcements, competition from new therapeutic products or technological innovations, government regulations, fluctuations in our operating results, results of clinical trials, public concern regarding the safety of drugs generally, general market conditions and developments in patent and proprietary rights can have an adverse impact on the market price of our common stock. For example, from January 1, 2006 through July 4, 2007, the closing price of the shares of our common stock on the TSX has ranged from a low of C$0.57 to a high of C$1.00. Any negative change in the public’s perception of our prospects could cause the price of our common stock to decrease dramatically. Furthermore, any negative change in the public’s perception of the prospects of biotechnology companies in general could depress our share price regardless of our results. In the past, following declines in the market price of a company’s securities, securities class-action litigation often has been instituted against that company. Litigation of this type, if instituted, could result in substantial costs and a diversion of our management’s attention and resources. Volatility or depression in the capital markets, particularly with respect to biotechnology stocks, could also affect our ability to raise additional capital.

Our common stock is listed on the Toronto Stock Exchange and not on any U.S. exchange.

Our common stock is listed on the TSX and not on any exchange in the United States. Accordingly, investors in the United States may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange in the United States. Furthermore, we do not currently meet the listing standards for the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange and do not know when or if we will ever meet such listing standards. Although our common stock is traded on the OTC Bulletin Board, the securities have been thinly traded, and there can be no assurance that a more liquid trading market for the securities will develop or that, if developed, it will be sustained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Stock Market, New York Stock Exchange or American Stock Exchange and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and purchasers of our shares may be unable to resell the securities at or near their original price or at any price. Although we are listed in Mergents Manuals and our shares qualify for secondary trading in numerous states in the United States, only a limited trading market has yet developed as a result of such listing and qualifications. We are uncertain whether a robust trading market in our shares will develop in the United States. We plan to list the warrants on the TSX, but not on any stock exchange or over-the-counter market in the United States.

If there are substantial sales of our common stock, our stock price could decline.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could decline significantly. This risk is particularly acute due to the relatively low trading volume for our common stock. As of July 1, 2007, we had 42,183,748 shares of our common stock outstanding. Of these shares, 18,400,000 shares were securities issued pursuant to transactions registered under the U.S. Securities Act of 1933, or Securities Act, and are freely tradable (subject to state securities laws), unless they are held by an “affiliate” as that term is used in Rule 144 under the Securities Act (in which case any resale by such an affiliate will be subject to the restrictions imposed by Rule 144). An additional 14,886,268 of these shares were, as of July 1, 2007, tradable under Rule 144 under the Securities Act without registration, subject in some cases to volume limitations and holding periods under Rule 144 (including restrictions imposed on our affiliates). Our directors and officers holding 6,247,101 shares of our common stock have signed lock-up agreements pertaining to this offering, the restrictions of which will expire 120 days after this offering becomes effective. We have also registered 4,550,416 shares of common stock that are authorized for issuance under our 2004 Option Plan. The shares authorized for issuance under our 2004 Option Plan can be freely sold in the public market upon issuance, subject to the restrictions imposed on our affiliates under Rule 144.

There is currently no market through which the warrants may be sold.

There is currently no market through which the warrants sold in this offering may be resold and purchasers thereof may not be able to resell the warrants. There can be no assurance that an active trading market will develop for the warrants after this offering or, if developed, that such market will be sustained. To the extent that an active trading market for the warrants does not develop, the liquidity and trading prices for the warrants may be adversely affected.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Management might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering for research and development of our core projects and drug candidates, and for working capital and other general corporate purposes. We have not allocated these net proceeds for any specific purposes. Our management might not be able to yield any return on the investment and use of these net proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds.

Penny stock regulations of the Securities and Exchange Commission may impose certain restrictions on marketability of our shares. Accordingly, you might not be able to sell your shares as easily or for the price that would be available to them if these restrictions did not apply.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell shares of our common stock in the United States. The market price of our common stock would likely suffer as a result.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws may delay or prevent an acquisition of us or a change in our management. These provisions include advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings, and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, we are a Delaware corporation and the anti-takeover provisions of Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements of our expectations regarding research and development, revenues, selling, general and administrative expenses, profitability, financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section entitled “Risk Factors” in this prospectus and elsewhere in this prospectus, including, among other things:

•	our anticipated business strategies;

•	our anticipated clinical trials;

•	our intention to introduce new product candidates;

•	our relationships with third parties, including manufacturers, clinical research organizations, collaborative partners, marketing and distribution partners, contract sales organizations and suppliers;

•	anticipated trends in our business;

•	sufficiency of resources to fund operating and capital requirements;

•	operating cash burn rates;

•	future capital expenditures;

•	our ability to conduct clinical trials and obtain and maintain regulatory approval in the U.S. and in other major markets;

•	reimbursement by third party and government payors; and

•	our ability to protect our intellectual property and conduct our business without infringing patents of others.

These risks are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by federal securities laws.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

DETERMINATION OF OFFERING PRICE

The offering price of our units and the exercise price of the warrants included in the units were determined by our management after consultation with the underwriters and was based upon consideration of various factors including the recent trading prices of our common stock on the OTCBB and TSX, our history and prospects, the background of our management and current conditions in the securities markets. The price of our units does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our units or exercise price of our warrants be regarded as an indicator of any future market price of our securities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering with respect to the units to be sold by us will be $21.9 million assuming an aggregate offering price of $25 million (approximately $25.4 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows:

•	approximately $16 million for continuing research and development of our core projects and drug candidates;

•	approximately $1.3 million for filing fees and other professional services fees relating to the maintenance of our patent portfolio;

•	approximately $0.5 million for capital expenditures; and

•	the remainder to fund working capital and general corporate purposes, including potential business development.

We will retain broad discretion over the use of the net proceeds of this offering. Pending application, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

If the underwriters’ over-allotment option is exercised in full, we anticipate that we will use the additional net proceeds to further expand possible indications for CTCE-0214 and CTCE-9908, and to advance the CTCE-0324 preclinical program.

DIVIDEND POLICY

We have not declared any cash dividends on our common stock, nor do we intend to at this time. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. We do not anticipate declaring dividends for the foreseeable future, as we anticipate that all our available cash will be needed for our operations. Any future determination as to the payment of dividends will be at our board of directors’ discretion and will depend on our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors considers to be relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2007, as follows:

•	on an actual basis;

•	on an as-adjusted basis to reflect the sale of 46,500,000 units in this offering (assuming an aggregate offering price of $25 million), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with the sections of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2007
	Actual	As Adjusted
	($ in thousands, except per share data)

Cash, cash equivalents and short-term investments	4,563	29,963
Long-term debt	—	—
Capital lease obligations	18	18
Stockholders’ equity (deficit):
Preferred Stock; par value $.001 per share; 6,000,000 voting, participating shares authorized, none issued and outstanding actual; 6,000,000 voting, participating shares authorized, none issued and outstanding as adjusted	—	—
Common stock; par value $.001 per share; 200,000,000 shares authorized and 42,183,748 shares issued and outstanding actual; 200,000,000 shares authorized and shares issued and outstanding as adjusted	42	88
Additional paid-in capital	30,992	56,304
Accumulated deficit	(26,155)	(26,155)
Total stockholders’ equity (deficit)	4,879	30,237
Total capitalization	4,884	30,242

The outstanding share information in the table above excludes:

•	2,847,000 shares of common stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $0.90 per share;

•	2,421,100 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $1.15 per share; and

•	an aggregate of 1,651,416 shares of common stock available for future awards under our 2004 Option Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes starting on pages F-1 through F-38 of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed under the section entitled “Risk Factors” in this prospectus. See section entitled “Cautionary Note Regarding Forward-Looking Statement” in this prospectus.

Overview

We are a development stage biotechnology company with a focus on the discovery and development of peptide-based drugs for human diseases. In particular, we focus on the area of chemokines, small proteins that regulate a large number of physiological functions mainly in relation to the immune system. We are at various stages in research and development of five drug candidates. Two of our drug candidates are in human clinical trials. These two lead drug candidates, CTCE-9908 and CTCE-0214, are being investigated for the prevention of metastasis of cancer and for hematological support, respectively. Our other three drug candidates are in preclinical development in the areas of neovascularization (CTCE-0324), wound healing (CTCE-0422), and stroke prevention (CTCE-0501). In addition, we maintain drug discovery programs to identify potential new drug candidates.

History of Losses

We have incurred significant losses since our inception in July 1998. As of March 31, 2007, our accumulated deficit was approximately $26.1 million. We recognized net losses of $7,507,866 and $6,020,166 in the fiscal years ended 2006 and 2005, respectively, and a net loss of $1,611,937 for the three months ended March 31, 2007. We expect to continue to incur net losses in the near term as we fund clinical trials and until such time as product sales or royalty payments, or both, generate sufficient revenues to fund continuing operations. We expect to continue incurring annual losses in the process of further developing our products.

Research and Development

Our research and development expenses consist primarily of costs associated with the clinical trials of our drug candidates, compensation and other expenses for research and development personnel, manufacturing of compounds, facility costs, supplies and materials, costs for consultants and related contract research and depreciation. Until December 31, 2006, our research activities were centralized in Vancouver, British Columbia through Globe Laboratories in an incubator facility on the campus of University of British Columbia. Globe Laboratories is a corporation beneficially owned by Dr. Hassan Salari, our President and Chief Scientific Officer, and his family and that was engaged to carry out chemokine research for us on a contracted operating cost basis plus a 2% margin. Pursuant to the terms of our development agreement with Globe Laboratories, all proprietary interest, including all patent rights, trademarks, copyright, trade secrets and confidential information in the product candidates developed by Globe Laboratories for us is our exclusive property.

Effective January 1, 2007, we acquired certain assets of Globe Laboratories, consisting mainly of laboratory equipment and leasehold improvements, through our wholly-owned subsidiary CTBCC for consideration of C$375,935 reflecting the fair market value of these assets as determined by an independent appraisal. We no longer use Globe Laboratories for research and development services. We did not incur any early termination obligations by terminating our agreement with Globe Laboratories. CTBCC and Globe Laboratories also entered into a definitive agreement which provided for the assignment to CTBCC of a partial sublease by Globe Laboratories in respect of approximately 5,400 square feet of laboratory space located at the University of British Columbia. In accordance with the terms of the agreement, the majority of the former employees of Globe Laboratories have been hired by CTBCC. The purchase of the assets of Globe Laboratories and the acquisition of its key staff allows us to have direct control and management of our research and development activities.

Through our location on the campus of the University of British Columbia and our affiliation with the University of British Columbia, we have access to a wide range of equipment and scientific facilities, such as the University of British Columbia’s animal facility. This allows us to minimize costs while maintaining quality. We sub-lease 3,600 square feet of office space as well as the above-mentioned 5,400 square feet of laboratory space at the University of British Columbia.

Our research and development activities are primarily focused on the clinical trials of CTCE-9908, a drug candidate for the prevention of metastasis of cancer, and CTCE-0214, a drug candidate for neutrophil and stem cell mobilization, referred to as hematological support. We are responsible for all costs incurred in the research and development program of these two lead drug candidates. Our research and development activities also include three other drug candidates that we intend to test in animal models of peripheral arterial disease, wound healing and stroke prevention. We expect our research and development expenses to increase as we continue to work on our drug candidates and to expand our research and development programs. Over the next twelve months, our product research and development plan is summarized as follows:

•	complete the current Phase I/II clinical trial of CTCE-9908 in Canada;

•	file an IND and CTA(s) for a randomized Phase II clinical trial(s) for CTCE-9908;

•	commence a Phase II clinical trial using CTCE-9908 for prostate cancer in the United States and Canada;

•	commence a Phase II clinical trial using CTCE-9908 for ovarian cancer in the United States and Canada;

•	continue clinical development of CTCE-0214 for neutrophil and stem cell mobilization;

•	complete candidate selection for CTCE-0324, which will include preclinical experiments to establish preliminary safety and efficacy; and

•	continue preclinical testing of CTCE-0422 and CTCE-0501, additional peptides for wound healing and stroke prevention.

Clinical development timelines, likelihood of success and total costs vary widely. We anticipate that we will make determinations as to which research and development projects to pursue and how much funding to direct to each of the five projects on an ongoing basis in response to the scientific and clinical success of each product candidate, as well as an ongoing assessment of its market potential.

Completion dates and completion costs to bring a drug candidate to market vary significantly for each drug candidate given the nature of the clinical trials and the fact that more clinical trials may be needed to advance a drug candidate based upon the results of each study. In addition, we anticipate partnering with larger pharmaceutical companies to conduct and finance later stage clinical trials and therefore the timing of completion of the approval of a drug will likely not be within our control. Based on these factors we cannot reasonably estimate the completion dates and completion costs required to gain regulatory approval for the marketing and sale of our compounds. The lengthy process of seeking regulatory approvals, and subsequent compliance with applicable regulations, require the expenditure of substantial resources. Delays in obtaining regulatory approvals could cause our research and development expenditures to increase and, in turn, require additional funding.

Strategic Relationship and Partnering Strategy

We plan to enter into partnership agreements for our products by the end of Phase II clinical trials or earlier. Due to the significant costs involved in conducting Phase III or Phase IV clinical trials, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop our products through Phase III and Phase IV clinical trials, thereby sharing the costs. As our focus is on the discovery and development of drug candidates, we intend to license the marketing rights of the products to companies with existing infrastructure for the marketing of pharmaceutical drugs. In addition, we will rely on third-party manufacturers with manufacturing capabilities to produce sufficient quantities of these products for clinical studies and large-scale commercialization upon their approval.

General and Administrative

General and administrative expenses consist primarily of salaries and other related costs for personnel in executive, finance, accounting and business development functions. Other costs include consulting, legal and accounting services fees, investor relations, patent fees, marketing and promotion and facility costs not otherwise included in research and development expenses.

Capital Expenditures

We intend to acquire laboratory equipment over the next three years at an estimated cost of $520,000. This amount includes approximately $355,000 paid for the acquisition of laboratory equipment and leasehold improvements purchased from Globe Laboratories in January 2007.

Foreign Exchange

We use the U.S. dollar as our functional currency, and present the consolidated financial statements in U.S. dollars using the current rate method. Under the current rate method, all assets and liabilities are translated using the exchange rate at the balance sheet date and revenues, expenses, gains and losses are translated at the weighted average rates of exchange for the relevant periods. Before consolidation the financial statements of CTBCC are remeasured from its local currency of Canadian dollars to its functional currency of U.S. dollars at the end of each reporting period. Monetary items of CTBCC’s financial statements are remeasured by applying the current exchange rate and non-monetary items are remeasured by applying historical exchange rates. We include the resulting exchange gain or loss in foreign currency upon remeasurement in the foreign exchange gain or loss account in the consolidated statement of operations.

Fluctuations in the relative values of the Canadian and U.S. dollars can affect the reported value of Canadian dollar denominated assets and liabilities on our balance sheet. A strengthening (weakening) Canadian dollar in relation to the U.S. dollar results in higher (lower) reported values for our Canadian dollar denominated assets and liabilities.

Critical Accounting Policy

Our discussion and analysis of financial condition and results of operations are based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Differences between U.S. and Canadian GAAP are presented in Note 16 to our annual financial statements. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in Note 2 to our annual financial statements, we believe the following accounting policy to be critical.

Stock-Based Compensation

Effective January 1, 2006, the beginning of our first fiscal quarter of 2006, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Shared-Based Payment” (SFAS 123R), using the modified-prospective transition method. Under this transition method, stock-based compensation expense is recognized in the consolidated financial statements for granted, modified, or settled stock options. Compensation expense recognized includes the estimated expense for stock options granted on and subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the period for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Results for prior periods have not been restated, as provided for under the modified-prospective method.

Prior to the January 1, 2006 adoption of SFAS No. 123R, we accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and as such, generally recognized no compensation cost for employee stock options granted at fair market value but recognized compensation cost for grants of employee stock-based compensation awards equal to the excess of the market price of the underlying common stock at the date of grant over the exercise price of the stock related award. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements. SFAS 123R is a revision of SFAS No. 123, and supersedes APB Opinion No. 25.

Stock-based compensation represents the cost related to stock-based awards granted to employees. We measure stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognize the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. We estimate the fair value of stock options using a Black-Scholes option valuation model.

As of March 31, 2007, total unrecognized stock-based compensation expense related to nonvested stock options was $118,318, which is expected to be recognized over a weighted average period of approximately 1.4 years.

Results of Operations

Three Months Ended March 31, 2007 Versus Three Months Ended March 31, 2006

Revenues.

We had no revenues in the three months ended March 31, 2007 and in the three months ended March 31, 2006.

Research and development.

Research and development expenses were $715,246 during the three months ended March 31, 2007, a decrease of $705,762 from the $1,421,008 for the three months ended March 31, 2006. The decrease in research and development expenses in the current period was primarily attributable to a reduction of spending on our early stage compounds, while continuing efforts with our compound CTCE-9908. Research and development expenses include contract research, manufacturing, laboratory supplies, and staff salaries.

We recorded direct costs for CTCE-9908 of approximately $395,600 for the three months ended March 31, 2007, which included preparatory and clinical trial costs of the Phase I/II clinical trial currently underway, and related manufacturing of compound. This compares to approximately $591,100 for the three months ended March 31, 2006. The decrease in direct costs for CTCE-9908 in the current period was primarily attributed to clinical trial startup costs, production of drug supplies, and supportive and analytical work that was incurred in the comparative quarter in 2006.

Direct costs for CTCE-0214 were approximately $182,400 for the three months ended March 31, 2007 compared to $611,600 for the three months ended March 31, 2006. The decrease in CTCE-0214 direct costs in the current period reflects a reduction of spending on preclinical studies in keeping with a progression to a clinical phase of development.

We expect that research and development expenses will increase in the future as and when we incur costs for clinical trials. Completion dates and completion costs to bring a drug candidate to market vary significantly for each drug candidate given the nature of the clinical trials and the fact that more clinical trials may need to be conducted to advance a drug candidate based upon the results of each phase. In addition, we anticipate partnering with larger pharmaceutical companies to conduct and finance later stage clinical trials and therefore the timing of completion of the approval of a drug will likely not be within our control. Based on these factors we cannot reasonably estimate the completion dates and completion costs required to gain regulatory approval of our compounds for sale. Drug candidates are required to successfully complete Phase III clinical trials before gaining regulatory approval for sale which for our drug candidates is not expected to occur for several years.

General and administrative.

General and administrative expenses for the three months ended March 31, 2007 were $862,805, compared to $630,705 for the three months ended March 31, 2006. The increase of $232,100 was in respect of increased legal, professional, patent, and audit fees incurred.

Interest income.

Interest income was $56,572 for the three months ended March 31, 2007 compared with $49,201 for the three months ended March 31, 2006.

Net loss.

We incurred a net loss of $1,611,937 ($0.04 per share) for the three months ended March 31, 2007 compared to $2,110,387 ($0.06 per share) for the three months ended March 31, 2006. The decrease in our net loss was principally caused by the decrease in research and development expenditures as described above.

Twelve Months Ended December 31, 2006 and 2005

Revenues.

We had no revenues in the twelve months ended December 31, 2006, compared to $275,000 for the twelve months ended December 31, 2005. In fiscal 2005, we recorded revenues of $275,000 from a research collaboration with Proctor & Gamble involving an evaluation of our compounds for cardiovascular applications. The decrease in revenues was due to the one-time nature of the $275,000 payment from Proctor & Gamble under our research collaboration.

Research and development.

Research and development expenses were $4,642,457 during the twelve months ended December 31, 2006, an increase of $945,452 from the $3,697,005 comparative amount recorded in the twelve months ended December 31, 2005. The increase in research and development expenses in fiscal 2006 was primarily attributable to the increased expenses associated with our two lead compounds, CTCE-0214 and CTCE-9908, and our continued efforts with our other early research activities. Research and development expenses include contract research, manufacturing, laboratory supplies, staff salaries and a $100,000 payment to Pharmaceutical Product Development Inc., or PPDI, to re-acquire the rights to our CTCE-0214 compound.

Direct costs for CTCE-0214 were approximately $1,735,000 for the twelve months ended December 31, 2006 compared to $1,874,000 for the twelve months ended December 31, 2005.

We recorded direct costs for CTCE-9908 of approximately $1,776,000 for the twelve months ended December 31, 2006, which included preparatory and clinical trial costs of the Phase I/II clinical trial currently underway, and related manufacturing of compound. This compares to approximately $1,276,800 for the twelve months ended December 31, 2005.

We expect that research and development expenses will increase in the future as and when we incur costs for clinical trials. Completion dates and completion costs to bring a drug candidate to market vary significantly for each drug candidate given the nature of the clinical trials and the fact that more clinical trials may need to be conducted to advance a drug candidate based upon the results of each phase. In addition, we anticipate partnering with larger pharmaceutical companies to conduct and finance later stage clinical trials and therefore the timing of completion of the approval of a drug will likely not be within our control. Based on these factors we cannot reasonably estimate the completion dates and completion costs required to gain regulatory approval of our compounds for sale. Drug candidates are required to successfully complete Phase III clinical trials before gaining regulatory approval for sale which for our drug candidates is not expected to occur for several years.

General and administrative.

General and administrative expenses for the twelve months ended December 31, 2006 were $2,904,595, compared to $2,667,290 for the twelve months ended December 31, 2005. The year over year increase of $237,305 reflects additional salary costs as a result of our adding personnel to support the continued growth in our research and development infrastructure. Other general and administrative expenses included consulting, marketing and promotion expenses incurred for business development.

Interest income.

Interest income was $331,190 for the twelve months ended December 31, 2006 compared with $231,654 for the twelve months ended December 31, 2005.

Net loss.

We incurred a net loss of $7,507,866, or $0.19 per share, for the twelve months ended December 31, 2006 compared to $6,020,166, or $0.19 per share, for the twelve months ended December 31, 2005. The increase in our net loss was principally caused by the increase in research and development expenditures as well as general and administrative expenses as described above.

Liquidity and Capital Resources

Since our inception, we have financed substantially all of our operations through the private and public offerings of equity securities. We have received a total of $28.6 million from private offerings of our equity securities. In December 2004, we completed the initial public offering of shares of our common stock. Gross proceeds from the offering, including the from the exercise of the underwriters’ over-allotment option, were approximately $15.2 million (C$18.4 million) with net proceeds to us of approximately $13.3 million after agent’s commissions of approximately $1.1 million and $762,000 of expenses in connection with the offering (including legal, accounting, translation, filing fees and printing costs). In March 2006, we issued 6,471,698 shares of common stock in a private placement transaction for gross proceeds of approximately $5.9 million (C$6.9 million) and net proceeds of approximately $5.4 million after offering costs.

At March 31, 2007, we had approximately $4.6 million in cash and cash equivalents and short term investments on hand, compared to approximately $6.1 million as of December 31, 2006, a decrease of $1.5 million. Our working capital at March 31, 2007 was approximately $4.3 million, compared to approximately $5.9 million at December 31, 2006, a decrease of $1.6 million.

For the twelve months ended December 31, 2006, we used net cash of $6,994,020 in operating activities comprising the majority of the net loss for the period of $7,507,866. Cash generated from financing activities for the twelve months ended December 31, 2006, was $6,890,424 and includes net proceeds of $5,460,668 from our March 22, 2006, private placement and $1,602,927 from the exercise of warrants and options. For the three months ended March 31, 2007, we used net cash of $1,377,306 in operating activities compared to approximately $1.9 million for the three months ended March 31, 2006.

During the twelve months ended December 31, 2006, the balance of the amount receivable from Globe Laboratories increased by $161,480. This increase was mainly due to research and salary costs paid by us for the Industrial Research Assistance Program, which amounts are to be reimbursed by Globe Laboratories to us. Pursuant to a settlement agreement entered into with Globe Laboratories on May 15, 2007, all intercompany receivables due to us from Globe Laboratories were discharged in consideration for the cancellation and setting off of a promissory note issued by us to Globe Laboratories in the principal amount of C$250,623 in connection with our acquisition of assets of Globe Laboratories in January 2007. Additionally, as part to the settlement agreement, Globe Laboratories refunded to us C$457,000 in overpayments made by us to Globe

Laboratories for services provided under the development agreement in 2005. Under the terms of the settlement agreement, we anticipate receiving additional amounts from Globe Laboratories. See the section entitled “Certain Relationships and Related Transactions” in this prospectus for a description of the settlement agreement.

We believe that our current funds will be sufficient to fund our operations until May 31, 2010, assuming the receipt of the net proceeds of approximately $21.9 million from this offering. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our clinical trials or our operations.

We will continue to incur substantial operating losses. We cannot accurately forecast our future capital requirements because such forecasts depend on many factors, including:

•	the rate of progress and cost of our planned or future clinical trials and other development activities;

•	the scope, prioritization and number of clinical development and research programs we pursue;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the costs and timing of regulatory approval;

•	the costs of establishing or contracting for manufacturing, sales and marketing capabilities;

•	the costs of expanding our facilities to support our operations;

•	the effect of competing technological and market developments; and

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish.

We intend to seek additional funding through licensing arrangements or through public or private financings. However, such additional financing may not be available to us on acceptable terms, or at all, and we may not be able to enter into licensing arrangements on terms that are favorable to us, if at all.

Long Term Obligations

The following table summarizes our contractual obligations at December 31, 2006 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	Years Ended December 31,
							2012 and
	Total	2007	2008	2009	2010	2011	Thereafter
	(In thousands of $)

Contractual obligations(1)	$860.3	$860.3		—	—	—	—
Loans payable	—	—	—	—	—	—	—
Capital lease obligations	22.3	13.4	8.9	—	—	—	—
Long-term debt	—	—	—	—	—	—	—
Non-cancelable operating lease obligations(2)	155.0	95.8	59.2	—	—	—	—

Total contractual cash obligations	$1,037.6

(1)	Includes obligations under various research and development agreements entered into with third parties to perform research and development services on our behalf.

(2)	We lease office premises and a vehicle under operating leases which expire at various dates through July 31, 2008. This does not include non-cancelable operating lease obligations assumed on January 1,

2007 of $132,800 and $78,100 during the years ended December 31, 2007 and December 31, 2008, respectively.

License agreement with PPDI

On April 12, 2006, we entered into an agreement with PPDI, to re-acquire the option rights to our CTCE-0214 drug candidate that had previously been granted to PPDI in April 2003. Under this agreement, we are obligated to achieve various milestones and we are committed to make certain milestone payments. Such milestone payments are to be made as follows:

•	$250,000 cash upon the dosing of the first subject in a Phase III clinical trial of CTCE-0214;

•	$250,000 cash upon filing an NDA with the FDA with respect to CTCE-0214 (or any equivalent filing in any foreign country);

•	$1,000,000 cash upon approval by the FDA (or any equivalent regulatory body in a foreign country) of CTCE-0214 for any therapeutic use; and

•	50 percent of the first net sales of CTCE-0214 up to $1,000,000.

Off-Balance Sheet Arrangements

We do not have, and do not have any present plans to implement, any off-balance sheet arrangements.

BUSINESS

Overview

We are a development stage biotechnology company with a focus on the discovery and development of peptide-based drugs for human diseases. In particular, we focus on the area of chemokines, small proteins that regulate a large number of physiological functions mainly in relation to the immune system. We are at various stages in research and development of five drug candidates. Two of our drug candidates are in human clinical trials. Our two lead drug candidates, CTCE-9908 and CTCE-0214, are being investigated for the prevention of metastasis of cancer and for neutrophil and stem cell mobilization, respectively. Our other three drug candidates are in preclinical development in the areas of neovascularization (CTCE-0324), wound healing (CTCE-0422), and stroke prevention (CTCE-0501). In addition, we maintain drug discovery programs to identify potential new drug candidates.

Our objective is to discover drug candidates that target chemokine receptors and develop them through Phase II clinical trials. Provided that we reach this stage with individual drug candidates, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to license or co-develop our drug candidates through Phase III and Phase IV clinical trials. In some circumstances, when appropriate, we may license a product to a partner at an earlier stage. When our drug candidates are ready for commercialization, we intend to license the marketing rights of our product candidates to companies with existing infrastructure for the marketing of pharmaceutical drugs.

All of our products use established drug synthesis techniques that do not involve biological products or processes during production. As a completely synthetic compound, all of our regulatory filings to the FDA are handled by the Center for Drug Evaluation and Research, or CDER.

Chemokine Therapeutics Corp. was founded on July 15, 1998. We are incorporated under the laws of the State of Delaware. We have a wholly-owned subsidiary in British Columbia, Chemokine Therapeutics (B.C.) Corp., a company incorporated under the laws of the Province of British Columbia.

Our Drug Development Overview

We have a team of chemists and biologists that has developed a unique approach to discovering chemokine-based drug candidates founded on the technology first licensed from the University of British Columbia. Even though chemokines occur naturally in the body, the majority of chemokines in their natural state are not suitable for use as therapeutic drugs due to their instability and potential side effects such as allergic reactions, fever and bone pain. The technology licensed from the University of British Columbia provided for the production of SDF-1 analogs that targeted CXCR4. Using this technology as a basis, we have developed techniques and processes to generate small novel versions, or analogs, of natural chemokines. These analogs designed to copy or mimic the function of chemokines are known as agonists and those designed to inhibit their function are known as antagonists. While these analogs function similarly to natural chemokines, we believe these analogs overcome the limitations of natural chemokines and do not possess their side effect profiles as described previously. Therefore we believe that these analogs could potentially be used as therapeutic drugs. We have designed several hundred of these analogs and have tested them in our laboratories. We have selected five of these compounds as drug candidates. We consider two of these compounds, CTCE-9908 and CTCE-0214, lead product candidates, each of which is currently undergoing testing in clinical trials. We are testing CTCE-9908 for the prevention of the metastasis of cancer and we are testing CTCE-0214 for neutrophil and stem cell mobilization. We have completed preliminary preclinical testing of our CTCE-0324 product candidate and have preliminary results indicating its promise in treating peripheral arterial disease. We plan to continue to test CTCE-0324 in animal models emulating peripheral arterial disease. We continue efforts to complete lead optimization of CTCE-0422 for wound healing and CTCE-0501 for stroke prevention.

The scope of our drug development activities includes:

•	research into natural chemokines;

•	characterization of binding sites for chemokines;

•	design of new analogs, based on the structure of chemokines, that mimic or counteract the biological activities of their natural counterparts;

•	synthesis of the designed compounds;

•	screening and identification of drug potential;

•	proof of efficacy and preclinical development;

•	Phase I and Phase II clinical trials; and

•	contemplated partnership with other established pharmaceutical companies with marketing infrastructure and expertise to further develop through Phase III and IV clinical trials and commercialize our product candidates.

The Chemokine System and Our Proprietary Drug Discovery Approach

Chemokines are a recently discovered family of small, soluble proteins, structurally-related to cytokines. Cytokines are a group of proteins that are used by the body as signaling compounds. These chemical signals allow for cell to cell communication similar to hormones and neurotransmitters. They are particularly important in the immune system and are critical during embryo development. Chemokines specifically assume a range of important functions in the human body, mainly in relation to the immune system. Among other functions, chemokines are responsible for blood cell formation through stem cell growth and differentiation. In addition, chemokines participate in white blood cell mobilization and in the initiation of other immune responses. They are produced and released by a wide variety of cell types.

In addition to their designated natural functions, chemokines have been found to play an important role in a variety of prominent and critical diseases. There is a growing focus in the scientific community on chemokine involvement in cancer, both at the level of blood vessel generation and metastasis, in viral infections such as HIV and in autoimmune diseases, as evidenced by studies in an increasing number of research publications and articles. The mechanism of chemokine action always involves initial binding to specific receptors on target cells, such as white blood cells. In this capacity, drugs derived from chemokines are designed in a manner to bind and block the receptor (antagonist) or bind and activate the receptor (agonist). An antagonist will prevent the cell from receiving a signal from one or more chemokines. As an example, when the antagonist CTCE-9908 binds to the receptor CXCR4 it stops cancer cells from receiving a signal to migrate. If the chemokine is designed as an agonist, such as CTCE-0214, it will bind to the receptor and trigger other intracellular signaling events. The event leads to a further signaling cascade that generates responses like cell movement and changes in cell adherence.

To date, nearly fifty different human chemokines and nineteen human cell receptors have been identified and described. One of these identified chemokines is SDF-1. We utilize peptide technologies known as solid phase synthesis to design peptide drugs that are analogs of chemokines, such as SDF-1, and others that target specific chemokine receptors. However, we believe the same technology of designing and production by solid phase synthesis is also applicable to other cytokines, hormones and growth factor-based compounds. We believe that the same process used to develop SDF-1 agonists and antagonists could be used to develop other chemokines such as PF4, IL-8, IP-10, Mig, I-TAC, as well as others.

As several chemokines normally interact with a specific receptor and certain chemokines can interact with several receptors, the apparent complexity and redundancy in the human system makes the identification of effective drug candidates difficult. The principal challenge is to identify which chemokines and receptors should be targeted to produce the desired effects.

We have developed our own approach to address this challenge, consisting of a combination of the following elements:

•	Identification and characterization of chemokine functions — A great deal of information is known about chemokines including their roles, linear amino acid sequence, 3-dimensional structure, genetic code sequence, molecular weight and binding sites. We leverage this information to identify the binding sites on chemokines which bind to receptors on the surface of various cells in the body. We first select chemokines and those important binding sites for further study then explore the potential of manufacturing them by synthetic means. These synthetic peptides are known as analogs. The analogs we produce have the potential to replace the natural chemokines that cannot be used for therapy due to their instability in the body and the short period of time before they are absorbed in the body. We then synthetically produce chemokines that we believe have important therapeutic properties and potentially represent large markets. Important aspects of our selection criteria include our view of the importance of the therapeutic properties exhibited by the chemokines as well as the significance of the market potential that a drug candidate may garner if ultimately approved.

•	Computational design of new chemokine-based drug candidates — Our understanding of the 3-dimensional structure and binding of a chemokine with its receptor is essential for the design of a smaller chemokine analog to mimic its natural counterpart.

•	Structural redesign for enhancement/improvement of critical activities and properties — Redesign of the original drug candidate is required as part of the rational peptide design process. The changing of one linkage or an amino acid can cause the drug candidate to better mimic or counteract the biological activities of their natural counterparts, or improve the pharmacokinetics of the original drug candidate. We continually redesign in an effort to obtain more desirable peptides.

•	Synthesis of new analogs using solid phase technology — We use solid phase peptide synthesis to generate several amino acid peptides of relatively short length, typically 5 to 15 amino acids, or large sequence peptides, typically 15 - 70 amino acids in length. The technology facilitates the cost effective production of peptides with yield levels that are greater than observed with recombinant protein production. This is achieved synthetically through peptide chemistry. This process also allows for the introduction of non-natural amino acids and other chemical groups into peptides, allowing for rational design of a drug candidate.

•	Systematic screening of promising chemokine agonists and antagonists using receptor binding studies — Systematic screening of promising chemokines is performed through receptor binding studies. In this process, new chemokine analogs based on natural chemokine structures are tested to determine how actively they bind to the natural receptor. The new chemokine analogs are designed to retain the desired binding characteristics, biological characteristics, and chemical stability properties for a desired therapeutic application. Only those analogs of natural chemokines with the most desirable characteristics are candidates for advancement for animal model evaluation.

•	Evaluation of the novel drug candidates in animal models of the disease for proof of efficacy — Novel drug candidates are evaluated in animal models of the disease to assess safety and efficacy. The first animal models are typically mice or rats. These studies are categorized as preclinical studies.

Our Pharmaceutical Drug Candidates

The chart below sets out our drug candidates and their respective stages of development:

CTCE-9908 (Anti-Metastasis)

When a cancer spreads from its original primary tumor site to another area of the body, it is referred to as metastatic cancer. This process involves the complex interaction of many factors, including the type of cancer, the degree of maturity of the tumor cells, the location and how long the cancer has been present, as well as other factors not completely understood. To date, most therapeutic approaches focus on techniques that affect the primary tumor. Surgery, chemotherapy, and radiation are the common techniques used to treat the primary tumor with limited success on the spread or metastatic process. According to Nature Reviews Cancer (2006), the metastatic process associated with cancer accounts for more than 90% of cancer-related deaths. There are currently no drugs approved that specifically target the metastatic process.

In a paper published by Frances Balkwill in the 2004 edition of Nature Reviews Cancer, there are at least 23 types of cancer that express the CXCR4 receptors on the cell surface. As these cancer cells detach from the primary tumor and circulate throughout the body, they stop in the blood vessels of organs that produce high levels of the chemokine SDF-1. SDF-1 binds to CXCR4 receptors and induces both the metastatic process, whereby new cancer cells migrate into normal tissue, and blood vessels are generated, which leads to the development of new sites of cancer.

Preclinical studies have shown that CTCE-9908 is an antagonist (blocks binding) of the CXCR4 receptor. Blocking of the CXCR4 receptor reduces the migration and infiltration of the cancer cells to other normal tissues, with the potential to reduce the spread of cancer throughout the body. Figure 1. below describes the role of SDF-1, and its receptor CXCR4. CTCE-9908, which acts like SDF-1, has demonstrated its ability in preclinical testing to bind the CXCR4 on the tumor cells that are shed into the circulatory system thereby blocking their continued migration to other tissues rich in SDF-1 such as the liver, lungs and bone marrow. In addition, CTCE-9908 has also been shown in preclinical studies to impair the development of blood vessels that are needed to support the continued growth of the primary tumor and future metastatic sites of disease. The graphics below shows the role of SDF-1 in the cancer metastasis process.

Figure 1.
The Role of SDF-1 in Cancer Metastasis

Based on our laboratory studies in animal models, we believe CTCE-9908 has the potential to reduce or delay the metastatic process. In several animal models we have demonstrated that CTCE-9908 can block the steps involved in the metastatic cascade. We are developing CTCE-9908 to target specific types of cancer that we believe best respond to this form of therapy. We intend to initially test CTCE-9908 in cancers with high metastatic potential such as ovarian cancer, prostate cancer, and breast cancer.

We believe that CTCE-9908 has the potential to become part of a new generation of drugs that acts to inhibit the metastasis of cancer cells from the primary tumor by preventing the infiltration of cancer cells to other tissues in the body. In our animal trials, we found a reduction of 50% to 70% of the metastasis to the lungs as compared with untreated animals, and a reduction of detectable metastasis to other organs and tissues.

In our animal models, we have discovered that CTCE-9908:

•	reduces Non Small Cell Lung Cancer metastasis to the lungs by approximately 68%;

•	reduces bone cancer metastasis to the lungs by approximately 67%;

•	reduces skin cancer metastasis to the lungs by approximately 55%;

•	reduces prostate cancer metastasis by approximately 61%;

•	reduces primary breast cancer by 80% and metastasis of breast cancer by 90%; and

•	reduces fibrosarcoma metastasis to tissues outside the lungs by more than 90%.

Preclinical Study

CTCE-9908 Effect on the Metastasis of Prostate Cancer

A) Distant Metastasis	B) Tissues with Metastasis

➢ CTCE-9908 reduced total distant metastatic area by 95%.	➢ CTCE-9908 reduced metastatic areas in the spleen and liver by 75% and 93%, respectively. ➢ Metastasis to the pancreas was completely abolished.

The charts above shows the results of one of our key preclinical studies used to examine the anti-metastatic effects of CTCE-9908 as a single agent. The study used an aggressive human prostate cancer cell line that was surgically implanted into the prostate of mice. The bars represent the average of five mice per treatment group. One group was treated with only CTCE-9908 while the second group was treated with a placebo. The tumor cells were labeled with a fluorescent dye. The amount of metastasis was determined by imaging the fluorescent areas. This, as well as other models of tumor metastasis, demonstrated that CTCE-9908 significantly reduced the spread of the cancer from the prostate and surrounding lymph nodes to distant organs and tissues. Other preclinical studies are being developed to investigate the effects of CTCE-9908 after the primary tumor is removed, in combination with routine chemotherapy agents as well as the new generation of targeted biological agents.

More recently, preclinical data presented by our collaborators at the American Association of Cancer Research 2007 demonstrated the effects of CTCE-9908 directly on the primary tumor. Mice treated with CTCE-9908 had significantly lower primary tumor burden compared to the control mice over time. At the 5-week and 6-week time points, the mice treated with CTCE-9908 had a 7-fold reduction and 5-fold reduction in primary tumor burden compared to the control mice, respectively. Treatment with CTCE-9908 also significantly inhibited the rate of distant metastases over time compared to the control group. At the 5-week and 6-week time points, the mice treated with CTCE-9908 had a 9-fold reduction and 20-fold reduction in metastatic tumor burden compared to the control mice, respectively. Treatment with the CXCR4 antagonist CTCE-9908 significantly reduced distant metastasis and primary tumor growth in mouse models of breast cancer. The effects could be due to inhibition of homing, which are also related to the reduction of metastasis, however the inhibition of primary tumor growth may indicate involvement of other mechanisms such as anti-angiogenesis.

Preclinical studies have now demonstrated that CTCE-9908 is safe and well tolerated when administered as a single or multiple daily administration up to a 30 day period using a wide range of dose levels. These studies examined two routes of administration in two species of animals. Administration of CTCE-9908 by two routes has generated consistent evidence of metastasis reduction when investigated by various researchers and contract research facilities.

Development of CTCE-9908

We have completed a Phase I clinical trial in the United Kingdom on our drug candidate CTCE-9908. The trial used single-dose escalation to assess safety in healthy subjects. A total of 24 healthy subjects, of which 18 were male and six were female, were divided into four groups of six subjects. The study consisted of three dose levels with four subjects receiving CTCE-9908 and two receiving a placebo. The first group of subjects received placebo or CTCE-9908 at a dose of 0.5 mg/kg body weight with the second and third groups receiving placebo or 2 and 5 mg/kg body weight respectively. The fourth group consisted of healthy women of non-child bearing potential who were administered a dose of 5 mg/kg or placebo, in the same manner as the first three groups. The trial indicated that the subjects tolerated CTCE-9908 with no serious adverse events or significant drug related adverse events. Common adverse events experienced by the test subjects included rashes, headaches, and vascular sensations such as burning, stinging, and tightness. Of these reactions, only an injection site reaction experienced by one test subject and a burning sensation experienced by another subject were considered adverse drug reactions. Both adverse drug reactions were seen only at the highest dose level and were mild and reversible. These results are summarized in the table below.

United Kingdom

Phase I Drug Related Adverse Events (CTCE-9908)

			5 mg/kg CTCE-9908	5 mg/kg CTCE-9908
	0.5 mg/kg CTCE-9908	2 mg/kg CTCE-9908	(Male)	(Female)	Placebo
Dose Level	(n=4)	(n=4)	(n=4)	(n=4)	(n=8)
No. of Drug Related Adverse Events	0	0	2	0	0
No of Subjects Experiencing a Drug Related Adverse Event	0	0	2	0	0

Overall, we found that CTCE-9908 when administered as a single intravenous dose up to 5 mg/kg to healthy male or female subjects was non-toxic and well tolerated.

We initiated a Phase I/II clinical trial of CTCE-9908 in May 2006 in Canada. This is a dose escalation trial in cancer patients assessing safety and preliminary efficacy at various dose levels. CTCE-9908 is being administered to late stage cancer patients over a period of one month with the potential to continue therapy if the patient is deriving a benefit measured by predetermined objective criteria.

During the dose-escalation portion of the Phase I/II trial, a total of 10 patients were treated with CTCE-9908 with doses ranging from 0.25 to 5 mg/kg/day. Six of the patients received the expected 20-dose course of treatment. Eight of the 10 patients received doses within the expected therapeutic range of 1 to 5 mg/kg/day. Among these patients, there were three with late stage ovarian cancer. Two of the three ovarian cancer patients demonstrated stable disease when comparing the size of target tumors at baseline before treatment with CTCE-9908 to the assessment performed at completion of therapy. One of these patients defined as stable disease had an overall decrease in tumor mass of 12% with an associated decrease of greater than 50% in CA-125 after nine doses of CTCE-9908 while receiving no other therapy. CA-125 is an ovarian cancer biomarker that is used to monitor disease status and response to treatment. The daily infusions at all dose levels were generally well tolerated with one subject at the 5 mg/kg dose level experiencing moderate localized blood vessel inflammation, or phlebitis, that was attributed to the study drug. Four serious adverse events were recorded. However, these serious adverse events were attributed to the underlying disease or the result of disease progression and not to the use of CTCE-9908.

We are currently conducting the expansion portion of the Phase I/II trial. During this portion of the trial, we are seeking additional safety and efficacy data regarding the use of CTCE-9908 primarily in subjects with breast cancer, ovarian cancer, and prostate cancer. We are also evaluating CTCE-9908 in subjects with other types of cancers. Approximately 20 patients are being treated with a dose of 5 mg/kg/day of CTCE-9908. We expect to complete this portion of the Phase I/II trial during the third quarter of 2007.

Based on initial discussions with the FDA regarding the preclinical and clinical development of CTCE-9908, we plan to submit an IND for this drug candidate during the third quarter of 2007. This application will seek approval to conduct two Phase II studies in the United States examining the safety and effectiveness of CTCE-9908 in prostate and ovarian cancer patients. In parallel to the submission in the United States, we also plan to submit to the Canadian regulatory authorities the required CTAs for protocols for each of ovarian cancer and prostate cancer.

Ovarian and Prostate Cancer as a Target

CTCE-9908 targeting metastasis represents a novel therapeutic approach without predecessors and few proven clinical development models. The standard paradigm of using primary tumor response as an early sign of efficacy is not the primary mechanism of action for CTCE-9908 and therefore not necessarily the most appropriate study design.

Evidence from a number of animal tumor models has indicated that CTCE-9908 can have a significant effect on the development of metastasis. There is also early preclinical evidence that CTCE-9908 may have anti-cancer properties or an effect on slowing the growth of the primary tumor in specific cancers such as breast and ovarian cancer. In addition there is some early evidence in animal studies that CTCE-9908 could be used after chemotherapy to decrease the rate of disease progression. We are continuing to explore the possible additive or synergistic effects of CTCE-9908 when added to established chemotherapy regimens as well as its use in combination with other newer anti-angiogenic therapies.

Based on evidence collected in preclinical animal models, a single normal volunteer study, and the ongoing late stage cancer clinical trial, a number of solid tumors types are possible candidates for continued clinical development. There are at least 23 types of solid tumors which express CXCR4 and could represent appropriate targets for the inhibition of cancer progression and decreasing the potential for development of metastasis. Evidence suggests that CXCR4 is involved in a number of key steps in the growth and spread of cancer cells, tumor cell survival, tumor cell proliferation, migration to distant sites, and the ability to prepare an amiable environment for metastasis which includes a blood supply. Based on the mechanism of action and the presence of the receptor CXCR4 on many tumor types, a number of cancers could be considered for drug development.

We intend to initially target tumors such as prostate, ovarian, and breast where the evidence is clear for the expression of CXCR4 and there is an unmet need for new therapies. In addition, prostate cancer and ovarian cancer have well established tumor markers (PSA and CA-125, respectively) that can serve as early indicators of disease response to therapy. Elevated levels of prostate specific antigen, or PSA, can indicate the presence of prostate cancer. The FDA has approved the PSA test for screening of prostate cancer in men. Pharmaceutical companies developing drugs for prostate cancers often monitor the level of PSA in patients to track disease progression during clinical trials. We also believe that PSA could be a useful marker for us to monitor our clinical trials of CTCE-9908 in prostate cancer patients. The availability of CA-125 tumor marker, which is clinically approved for tracking the response to the treatment of ovarian cancer and predicting prognosis after treatment, will allow us to monitor the effectiveness of CTCE-9908. CA-125 is especially useful for detecting the recurrence of ovarian cancer. We expect to use tumor markers in our clinical trials as surrogate markers of efficacy in addition to measuring the delay in the time to disease progression.

Biomarkers such as PSA and CA-125 are used in clinic settings to monitor treatment efficacy and disease progression in prostate and ovarian cancers. These are not considered clinical measures of efficacy and while they are routinely used in the management of cancer patients they are not recognized by health authorities as sufficient to prove the efficacy of a new drug. However, they can be beneficial in proving efficacy when correlated to recognized clinical endpoints such as “time to tumor progression”, “progression free survival” or “overall survival”, and other clinical endpoints in determining the efficacy of CTCE-9908 and for submissions to regulatory authorities.

The continued development of CTCE-9908 for a specific indication such as the treatment of ovarian, prostate or breast cancer will be guided by a number of key factors with the overall objective of developing a comprehensive package of data that would attract a licensing opportunity with a large pharmaceutical company.

We are planning to continue further clinical trial development of CTCE-9908. The table below provides a summary of our CTCE-9908 clinical trial plans.

Clinical Development Plan for CTCE-9908

Description	Clinical Phase	No. of Subjects	Duration	Location(s)
Single-Dose Safety Study in Healthy Volunteers	I (completed 2005)	24	6 months	United Kingdom
Safety and Preliminary Efficacy Study	I/II (commenced May 2006)	Up to 30	On-going (anticipated completion in Q3, 2007)	Hamilton, Ontario and Montreal, Quebec
Prostate Cancer in Patients with a Rising PSA	II (pending)	~50	1-3 Year*	Canada / USA / Other
Ovarian Cancer Patients with a Rising CA-125	II (pending)	~100	1-3 Year*	Canada / USA / Other

*	Duration of clinical trials dependant on final trial protocol design.

Market Need for CTCE-9908

As a potential anti-metastasis cancer therapy, we believe that CTCE-9908 is unique and has the potential to address a significant unmet medical need and a large, growing cancer market. Cancer is the second most common cause of death in the United States, exceeded only by heart disease. The American Cancer Society has estimated that 559,650 Americans will die of cancer in 2007. The American Cancer Society has also estimated that there will be 1,444,920 new cases of cancer in 2007 in the United States, including 218,890 prostate cancers; 213,380 lung cancers; 180,510 breast cancers; 153,760 cancers of the colon/rectum; and 22,430 ovarian cancers. In addition, the risk of being diagnosed over one’s lifetime with cancer is approximately 46% of U.S. males and approximately 38% of U.S. females according to the National Cancer Institute.

Prostate cancer is the most prevalent cancer in men in the United States, and it is responsible for more male deaths than any other cancer, except lung cancer. Prostate cancer is also one of the cancer types where the CXCR4 receptor is over-expressed. Prostate cancer typically occurs in older men, and is usually treated by surgery, radiation therapy, high intensity focused ultrasound, chemotherapy, cryosurgery, hormonal therapy or some combination of the foregoing. According to Cancer Management, Seventh Edition there is no universally agreed upon strategic plan for its diagnosis and management. Prostate cancers most commonly spread locally to regional lymph nodes and to the axial skeleton, however many bones, including the skull and ribs may become involved. In rare circumstances, sites of metastasis have been known to include the liver and lungs.

Ovarian cancer is another major cancer type where the CXCR4 receptor is expressed. According to the National Cancer Institute, ovarian cancer accounts for approximately 4% of all cancers in women and is the fourth leading cause of cancer related death among women in the United States. Ovarian cancer has the highest mortality of all cancers specific to the female reproductive system. Unfortunately, despite the substantial investment in drug development by the pharmaceutical industry, ovarian cancer mortality has not improved over the past 25 years.

Competition for CTCE-9908

The market for cancer treatment is large and will continue to attract a significant number of competitors. According to IMS Health, cancer drugs reached $34.6 billion in sales in 2006, up 20.5% from the previous year. This significant growth, the highest among the top ten therapeutic classes, was fueled by strong acceptance of innovative and effective therapies that are reshaping the approach to cancer treatments and outcomes. Half of the cancer drugs in late stage development are targeted therapies directed at specific molecules involved with carcinogenesis and tumor growth. CTCE-9908 is a targeted cancer therapy, which as a class typically has more favorable therapeutic to side-effect ratio due to their specificity, and opens up the possibility of managing cancer as a chronic illness, rather than a life-ending one. Some of the targeted cancer therapies have been approved for the treatment of cancers, including metastatic cancers. Examples of such products include:

			2005 sales	2006 sales	Percentage year or
Target	Drug	Company	($ millions)(1)	($ millions)(1)	year growth (%)
VEGF receptor	Avastin®	Genentech/Roche	1,183	1,853	57
Erb-B2 receptor	Herceptin®	Genentech/Roche	764	1,330	74
EGF receptor	Erbitux®	Imclone/BMS	413	652	58
	Tarceva®	OSI/Genentech	275	402	48

(1)	Source: Company reports.

While these new, targeted cancer therapeutics have been very successful and have demonstrated an effect on metastasis, we believe that CTCE-9908 will have distinctive utility because of its unique target, the CXCR4 receptor. It has the potential to be used alone or in combination with common chemotherapies or the new, targeted cancer therapies.

Ovarian Cancer

The main treatments for ovarian cancer are surgery, chemotherapy, and radiation therapy. In North America, treatment options for ovarian cancer typically include surgery and chemotherapy. The goal of surgery is to remove as much of the cancer as possible (cytoreduction or debulking), and the surgery could involve the removal of one (unilateral) or both sides of the ovary (bilateral oophorectomy). Depending on the stage of the cancer, some cancer cells may remain after surgery. First-line chemotherapy for ovarian cancer typically consists of two drugs given together. The combination many women receive is paclitaxel given with a platinum drug — either carboplatin or cisplatin, all of which are generic now. Some women may benefit from administration of chemotherapy directly into the abdomen — called intraperitoneal therapy — in addition to conventional intravenous administration. Second line chemotherapies approved by the FDA include Eli Lilly’s GEMZAR® in combination with carboplatin, as well as Glaxo Smith Kline’s Hycamtin® or Johnson & Johnson’s Doxil® as single agents.

Drugs currently in late stage clinical development for the treatment of ovarian cancer include Genentech/Roche’s Avastin® and GlaxoSmithKline’s Hycamtin®, both as first-line ovarian cancer treatment, as well as Neopharm’s LEP-ETU, Telik’s Telytatm, Cell Therapeutics’ Xyotaxtm and Johnson & Johnson Pharmaceutical Research & Development’s Yondelis®. Other drugs in clinical development include Abbott Laboratories’ Xinlaytm, MGI Pharma’s Irofulven, Marshall Edwards’ Idronoxil, and Pfizer’s Canertinib and CP 547,632.

Prostate Cancer

Current treatments of localized prostate cancer include surgery, radiation, hormonal treatment and chemotherapy. Surgery usually entails radical prostatectomy, whereas radiotherapies involve either external beam radiation or internal radiation called brachytherapy. The current first-line drug therapies for prostate cancer consist of luteinizing hormone releasing hormone antagonist, such as AstraZeneca’s Zoladex® and

TAP’s Lupron®, as well as antiandrogens such as AstraZeneca’s Casodex. Cytotoxics such as Sanofi-Aventis’ Taxotere® are used when prostate cancer becomes resistant to hormonal treatment.

Drugs currently in late stage clinical development for the treatment of prostate cancer include GPC-Biotech’s Satraplatin, Genentech/Roche’s Avastin®, Ferring’s Degarelix, Novocea’s DN-101 and Abbott’s Xinlaytm. Other drugs in clinical development include therapeutic vaccines by Dendreon Corp. and Cell Genesys, Inc. therapeutic antibodies by Merck Serono and Medarex, as well as various forms of chemotherapies by a number of drug developers.

As a potential treatment of ovarian, prostate or other cancers, CTCE-9908 will be competing with other therapeutics, particularly drug therapies, already approved or to be approved in the future. In order to gain acceptance by patients, medical professionals and payors, CTCE-9908 would have to demonstrate, if and when it is approved, additional clinical benefits as well as cost-effectiveness advantage, either used alone or in combination with other therapies. Because of its distinct mode of action, and based on scientific data from our preclinical and clinical studies, we believe that CTCE-9908 has the potential to address unmet medical needs, hence providing additional clinical benefits in both the treatment of primary tumors and the prevention of metastasis.

Other CXCR4 Antagonists

CXCR4 as a target of cancer therapy has attracted significant scientific interest in the past decade. As a result, a repertoire of scientific literature has been developed to support the use of CXCR4 antagonists as cancer therapeutics. While most of the research has been carried out by academic institutions, Metastatix and Biokine are two companies actively developing CXCR4 antagonists as cancer therapies. Metastatix, a privately-held company founded in 2005, has discovered several small molecule CXCR4 antagonists with anti-metastasis activities in vitro and in vivo, and plans to select a candidate for preclinical development leading to an IND. Biokine, an Israeli company focusing on chemokine and chemokine receptors, has tested BKT140 and in preclinical studies and is considering developing this drug as a treatment for glioma, a form of lethal brain tumor. While CXCR4 as a target will continue to attract interest from researchers and drug developers, hence potential competitors, we believe that CTCE-9908 is well positioned because of its more advanced stage of development, and the protection offered by certain of our patents which cover the use of a wide range of compounds targeting the CXCR4 receptor in the field of cancer.

Manufacturing of CTCE-9908

CTCE-9908 is a peptide that is made by a completely synthetic technique using well established chemical processes. Several commercial manufacturers are capable of producing CTCE-9908. We have the ability to make our own product in gram scale for internal testing purposes. We have established relationships with two companies with large scale production capabilities that have facilities in North America for the manufacturing of all pivotal preclinical research programs as well as human clinical trials. Our primary contract manufacturer has facilities in Europe and is also capable of producing CTCE-9908. Production has been scaled up from gram quantities to kilogram batch sizes with several lots produced to date. Each batch produced has met our predefined release specifications for product purity and overall quality.

The production of CTCE-9908 is a synthetic chemistry process that does not involve any biological processes. Therefore our IND will be filed with CDER, a division of the FDA. Manufacturing and release specifications have been filed and reviewed previously by Health Canada as part of the CTA filing for the current Phase I/II cancer study being conducted in Canada.

CTCE-0214 (Hematological Support; mobilization of stem cells and neutrophils into the circulation)

The natural chemokine SDF-1 is known to play a role in blood cell formation in the body known as the hematopoietic process. Currently, natural SDF-1 is not suitable for drug development due to its fast breakdown in the circulation, the potential for allergic reactions due to production of antibodies and other complications. We have designed and produced CTCE-0214, an analog of SDF-1, which possesses superior stability and potentially overcomes the negative side effects of SDF-1.

Based on our research in animal models, CTCE-0214 increases the level of circulating stem cells, white blood cells, including neutrophils (a type of white blood cell), and platelets. Blood is made up of a number of different types of cells involved in many different physiological functions, from infection fighting to blood clotting. These cells have a limited life span; neutrophils live a few hours to a few days and erythrocytes or red blood cells can survive for several weeks. To meet normal physiologic needs, a healthy adult produces roughly 60 billion neutrophils each day. The blood cell production process largely occurs in the bone marrow from hematopoietic stem cells that form progenitor cells, which proliferate and differentiate into mature blood cells.

In the cancer setting, chemotherapeutic drugs are administered in patients to interrupt cell division in tumors that typically have a high rate of proliferation. However, many of the currently available drugs are non-specific and target healthy cells that are replenishing themselves rapidly. These cells include the lining of the gut, the mouth, and blood cells, including neutrophils, which are cells that provide the first-line of defense against bacterial infection. A weakened barrier in the gut and mouth caused by chemotherapy allows for easy passage of invading bacteria with fewer neutrophils available to protect these sites of entry.

In preclinical animal tests, CTCE-0214 mobilized cells that express the SDF-1 receptor, CXCR4, including neutrophils, platelets and hematopoietic progenitor cells, raising the animal’s level of cells in the blood and thus improving the body’s ability to combat infections. We have shown in the laboratory that CTCE-0214 is an agonist of SDF-1 by its competition against SDF-1 in binding to cells bearing CXCR4. Upon binding, CTCE-0214 induces a host of cellular activation responses, leading to the mobilization of the cell. In preclinical animal models, CTCE-0214 significantly raised the level of neutrophil, platelet and hematopoietic progenitor cells in the blood. The lack of significant adverse effects toward blood cells and bone marrow cells demonstrates its low toxicity and good tolerability. In addition, our animal model results have shown that our drug candidate CTCE-0214 may increase the benefits of NEUPOGEN®, the main drug currently in use for the mobilization of stem cells and neutrophils.

Background on CTCE-0214

We are targeting CTCE-0214 for development in cancer patients undergoing myelosuppressive chemotherapy, which inhibits the production of blood cells. CTCE-0214 has the potential to restore infection-fighting neutrophils and platelets to prevent bleeding. In this clinical scenario, patients might be able to receive a more aggressive chemotherapy regimen by minimizing delays caused by infection, low white blood cell counts and/or low platelet counts.

Platelets are small cellular fragments found in the blood that play a vital role in blood clotting. A condition involving a low number of platelets, referred to as thrombocytopenia, leads to anemia, general fatigue, and an inability to stop bleeding. Patients suffering from cancer and AIDS as well as those undergoing chemotherapy often suffer from this condition. Patients with thrombocytopenia often receive platelet transfusions from healthy donors. However, multiple platelet transfusions can be costly and are often associated with immune reactions. Patients can develop antibodies, rendering further transfusion of random donor platelets ineffective and requiring single donor platelets from compatible individuals. The transfused platelets can also be composed of underperforming platelets with a shortened life-span in and a reduced ability to clot properly.

Although the most advanced application for CTCE-0214 is for the mobilization of neutrophils and platelets, it has also provided early evidence in stem cell mobilization, regenerative medicine, wound healing and acute infections (septicemia). CTCE-0214 may offer the potential of improving the currently available therapies for these disorders. The results of our animal hematological studies show that CTCE-0214 has a rapid mode of action, enabling the required increase of the stem cells, white blood cells, and platelets within few hours. Currently available treatments require more time, typically a few days to a week.

We have discovered in our research that CTCE-0214 injected intravenously:

•	increased the number of neutrophils by approximately 300% to 800% in the blood of test mice when compared to the number of neutrophils in the blood stream of the control mice;

•	increased the number of neutrophils by approximately 300% in the blood of normal human volunteers when compared to the number of neutrophils in the blood before treatment;

•	increased the number of platelets in the blood stream of thrombocytopenic animals by approximately 400% over the number of platelets in the blood stream of the control mice;

•	increased the number of stem cells in the blood stream by approximately 200% to 400% over the number of stem cells in the blood stream of the control group of mice;

•	increased cord blood stem cells expansion by approximately 200% to 300%; and

•	increased wound healing by approximately 60%.

We completed preclinical work on CTCE-0214’s efficacy and toxicology studies in support of initiation of a single dose Phase I study. These studies included pivotal toxicology and safety studies in two animal species.

Clinical Trials using CTCE-0214

We initiated a Phase I clinical trial under a U.S. IND in Tacoma, Washington in the fourth quarter of 2004, seeking to determine the early safety and preliminary effects of CTCE-0214 on the mobilization of stem cells and neutrophils. In June 2005, we announced preliminary results of this trial. The trial demonstrated that CTCE-0214 is associated with statistically significant increases in total white blood cell and neutrophil counts in healthy adult volunteers treated at the highest dose; although in the trial, CTCE-0214 was not any more effective than placebo at boosting the mobilization of stem cells and platelets. In the highest dose cohort, investigators observed up to a 300% increase in neutrophils compared to a placebo when measured from baseline within six hours of dosing (p<0.05) as well as a dose-dependent increase in neutrophil counts from baseline at six, 12 and 24 hours after injection. The same trend was apparent in two other doses where neutrophil counts increased by approximately 200%. There were also statistically significant differences between the placebo and 3.0 mg/kg arms in total white blood cell counts. The two other doses demonstrated approximately a two times increase in neutrophils. The primary objectives of this Phase I study were to evaluate the safety of CTCE-0214, how it works in the body, as well as how it is metabolized following a single subcutaneous injection. The randomized, double-blind, placebo-controlled dose-escalation trial enrolled 24 subjects in six dose-escalation groups. These tests indicated that no serious adverse events occurred in any of the dose levels studied. Common effects included injection site pain and erythema (injection site redness) which were transient and resolved without intervention.

The results of the initial Phase I trial suggest that dosing subcutaneously is limited by the volume of CTCE-0214 as well as the associated injection pain. Therefore, we proposed investigating CTCE-0214 when administered intravenously in a three-stage Phase I trial. We initiated this trial in the United States in December 2005. The first stage was designed to evaluate the safety and tolerability of single doses of CTCE-0214 given intravenously. The second stage was originally designed to evaluate the safety and tolerability of multiple daily doses of CTCE-0214 given intravenously. The third stage was designed to evaluate the safety and tolerability of a single dose of CTCE-0214 when given after the final dose of the standard regimen of G-CSF.

The first stage of this study demonstrated CTCE-0214 to be safe and well tolerated when administered intravenously as a single dose. There were no serious adverse events reported. However, this stage did not show a response in stem cells or neutrophils at the various doses tested. Based upon these results, we decided to amend the design of the second stage of the Phase I to conduct repeat dosing of CTCE-0214 administered both intravenously and subcutaneously in an effort to establish the optimal route of administration for safety and effectiveness.

We recently completed and announced the results of the second stage of the three-stage Phase I clinical trial for CTCE-0214. In this stage, a total of seven normal healthy adult volunteers were evaluated using various doses comparing intravenous versus subcutaneous routes of administration. In particular, three subjects were administered CTCE-0214 intravenously, and four subjects were administered CTCE-0214 subcutaneously.

Of those receiving CTCE-0214 subcutaneously, three subjects received a dose level of 3.0 mg/kg and one subject received a dose level of 1.5 mg/kg. The second stage of this study demonstrated CTCE-0214 to be safe and well tolerated when multiple doses were administered intravenously on a daily basis for five consecutive days. There were no serious adverse events reported. Subjects receiving subcutaneous administrations of CTCE-0214 during this stage did, however, experience transient injection site reactions and local pain after single and repeated administration of the drug.

Due to these adverse events, only two of the four subjects received two of the five doses of CTCE-0214 administered subcutaneously as part of the second stage. The other two subjects received only one dose of CTCE-0214. This stage, as in the initial Phase I trial, demonstrated that administration of CTCE-0214 subcutaneously resulted in a 300% increase in neutrophil counts that peaked at approximately 12 hours and were sustained above the baseline value for approximately 48 hours after each administration. However, CTCE-0214 when administered subcutaneously during this second stage was not any more effective than placebo at boosting the mobilization of stem cells and platelets. Administration using the intravenous route demonstrated a modest pharmacological neutrophil response to each dose administered after each consecutive day of administration. This response did not however increase neutrophil counts above the normal upper level for a healthy adult. The administration of CTCE-0214 using the intravenous route of administration did result in a slight increase in stem cell numbers at three days as measured by the colony forming assay techniques. However, this increase was not statistically significant.

The table below provides a summary of our CTCE-0214 clinical trial plans.

Description	Clinical Phase	No. of Subjects	Duration	Location(s)
Single-Dose Safety Study in Healthy Volunteers to Assess Safety and Preliminary Efficacy	I (Completed)	24	6 months	Tacoma, Washington
Three Stage Single and Multi-Dose Study in Healthy Volunteers to Assess Safety and Preliminary Efficacy	I (On-going)		On-going (anticipated completion in Q3, 2007)	Tacoma, Washington
	Stage 1: Dose escalation of a single intravenous dose of either CTCE-0214 or placebo. (Completed)	50 Subjects
	Stage 2: CTCE-0214 administered intravenously every day for 5 days vs. CTCE-0214 administered subcutaneously. (Completed)	7 Subjects
	Stage 3: One intravenous administration of CTCE-0214 following five daily G-CSF doses.	12 Subjects

Continued Clinical Development Plans for CTCE-0214

We intend to continue the development of CTCE-0214 for neutropenia and stem cell mobilization, optimizing the dose, route, and schedule of administration as well as the potential additive effects when given in combination with NEUPOGEN®. Specifically, we will continue a clinical program in healthy volunteers seeking to determine the optimal dose of CTCE-0214 necessary to have a clinically meaningful effect on neutrophils as well as stem cells. Any change to the study design of the ongoing Phase I trial, including the addition of one or more studies to determine the optimal dose of CTCE-0214, will require the submission of a protocol amendment to the IND for CTCE-0214. Once an optimal dose and schedule are determined, we will begin the third stage of this Phase I trial to evaluate the additive or synergistic effects on neutrophils and stem cells. Continuation of the program into a patient specific setting would be contingent on demonstrating clinically meaningful responses in a health volunteer setting. In addition to the ongoing neutrophil and stem cell clinical trial program, we intend to accelerate the preclinical research efforts towards expanding the indications for CTCE-0214. Our preclinical data has shown that CTCE-0214 has pharmacological activity in a number of disease settings. CTCE-0214 has the potential to be used in a variety of different applications that include:

•	as a therapy for thrombocytopenia (decrease in platelets);

•	as a cord blood stem cells engrafting and expanding agent;

•	as a treatment in the setting of systemic infections;

•	as a cancer vaccine booster (increase effect of cancer vaccine by recruiting immune cells); and

•	as an agent to improve wound healing.

We intend to license or co-develop some or all of these programs with potential partners.

Target Markets for CTCE-0214

The preclinical and current human clinical trials have demonstrated a physiological response to CTCE-0214. We are evaluating the safety of CTCE-0214 using two different routes of administration and have begun exploring the possible schedule of administration in a limited number of healthy adult volunteers. From the initial Phase I clinical study and the first two stages of the second Phase I study completed thus far, we have not reached an optimal dose of CTCE-0214 to mobilize neutrophils or stem cells. In addition, we have not determined in a healthy adult volunteer setting the possible additive or synergistic effects with the NEUPOGEN®.

Our preclinical data showed that CTCE-0214 has the potential to be used in a variety of hematological and immunological applications, such as mobilization of neutrophils, stem cells and platelets, as well as ex vivo expansion of stem cells. Our clinical data showed that CTCE-0214 is safe when administered by intravenous or subcutaneous routes of administration at the dosing schedules tested. Our strategy is to continue testing CTCE-0214 in healthy volunteers to determine the optimum dose and schedule necessary to stimulate the mobilization of stem cells and neutrophils. Once an optimal dose is determined using an intravenous setting we will attempt to determine whether there is an additive or synergistic effect by combining it with NEUPOGEN®.

We intend to continue development of CTCE-0214 by building a comprehensive package of data suitable to attract a strategic partner for late stage development. In keeping with our overall business strategy, we will seek a partner to continue late stage development of this product through a licensing or collaboration arrangement at the appropriate time.

Other Future Potential Target Markets for CTCE-0214

Cord Blood Stem Cells

It is believed that the future of stem cell transplants will focus on the use of umbilical cord blood stem cells rather than patients’ own adult stem cells. This transplantation of a patient’s own stem cells as currently practiced carries considerable risks. If the patient has leukemia or lymphoma it is highly probable that the stem cells collected from blood for the purpose of transplant contain cancerous cells. Therefore, this practice would be counterproductive for patients’ well-being and survival as the cancer would be spread to new areas of the body. It is for this reason that the future of stem cell transplantation will be better served if umbilical cord blood stem cells are used in place of autologous periferal blood stem cells. To date, the major obstacles to the use of umbilical cord blood stem cells has have been due to a lack of sufficient stem cells available for transplant and a lack of transplanted cells homing into bone marrow. Based on our previous observations in animal studies, we believe CTCE-0214 can increase the number of stem cells and further help to home these cells more efficiently in the bone marrow.

Wound Healing

One of the most important factors in the wound healing process is the presence and trafficking of progenitor cells (immature or undifferentiated cells that, when activated, lead to increased cell division), an important factor in the repair process for the purpose of maturation and differentiation into fibroblast, epithelial cells, and smooth muscle cells for the purpose of making new layers of skin referred to as the epidermis and dermis. In patients suffering from slow healing wounds such as severe burns or diabetic ulcers, the trafficking or migration of specific building blocks composed of progenitor cells to the site of wound can be dramatically reduced due to the lack of blood flow and lack of growth factors. CTCE-0214 has demonstrated in preclinical studies to be a mobilizer of progenitor cells to sites of injury. We observed in preliminary animal studies that topical use of CTCE-0214 helped to heal and reduce the size of wounds by approximately 60% compared to untreated animals in the same period of time. Preliminary evidence suggests that CTCE-0214 might be useful for various surface and deep wound healing. We therefore believe CTCE-0214 warrants further investigation in animal and human studies.

Competition for CTCE-0214

CTCE-0214 is a potential therapy for patients with chemotherapy induced neutropenia and thrombocytopenia. In addition, we plan to target other diseases or disorders that cause neutropenia or thrombocytopenia. Total combined worldwide sales of Neulasta® and NEUPOGEN® grew 12% in 2006 to $3.9 billion. Combined U.S. sales totaled $3 billion, an increase of 13% over 2005. Increased U.S. growth for Neulasta® and NEUPOGEN® was primarily driven by demand for Neulasta®. Combined international sales totaled $0.9 billion, an increase of 10% over 2005. International sales growth for Neulasta® and NEUPOGEN® was primarily driven by demand for Neulasta®.

Another potential application of CTCE-0214 is for enhancing stem cell mobilization from the bone marrow to the blood prior to blood transplantation. According to the International Bone Marrow Transplant Registry, there were approximately 45,000 blood and marrow transplants world-wide in 2002.

The market for neutrophil and stem cell mobilization is currently served by a limited number of products. There is a strong need for products that have the potential to enhance the performance of the growth factors currently in use or provide additional resources in maintaining proper physiological responses in the body.

Although the FDA has approved a range of cytokine based drugs for stimulating blood cell recovery, we are not aware that the FDA has approved any chemokine based drug to date for hematological support.

Stem Cells

Ex vivo.  Currently there are a number of cytokines, such as NEUPOGEN® manufactured by Amgen, Inc., and stem cell factors and thrombopoietin that are used for ex vivo or out-of-the body stem cell expansion. Since the ex vivo drug is not introduced into the body directly, the regulatory approval process follows that of a new device application rather than the more burdensome process required for a drug compound to be used in the body.

In vivo.  The commonly used drug to elevate the number of stem cells in the blood in vivo is NEUPOGEN®. According to Transfusion (May 2004), in a study conducted between 2000 and 2003, the drug was effective for 77% of patients, but in 23% of patients, it failed to mobilize an optimal number of stem cells after a single treatment with NEUPOGEN®. New drugs are currently under development to address the need for a more efficacious product. Of these drugs, the most notable is AMD3100tm (Mozobil®) being developed by Genzyme, Inc (Genzyme purchased the product through the acquisition of AnorMED Inc. for $600 million).

Mozobil® has been shown to work in synergy with NEUPOGEN® to increase the total number of transplantable stem cells. Mozobil® is currently in Phase III clinical trials.

We are developing CTCE-0214 with a more direct mode of action on the receptor for mobilization of cells, such as stem cells, than Mozobil®. While both products’ site of action is the CXCR4 receptor, Mozobil® is an antagonist to the receptor. It was reported at the 2006 annual meeting of the American Society of Hematology that Mozobil® actually induced an increase in SDF-1 concentrations in the circulation and a parallel decrease in the bone marrow, leading to stem cell mobilization. We believe that a more rapid and efficient method would be to directly increase the concentration of SDF-1 or an analog by directly injecting it into the blood. We anticipate that the administration of CTCE-0214 will directly affect the mobilization of stem cells into the circulation. Further, CTCE-0214 does not work on the same target as NEUPOGEN®, but focuses on a different part of the cell. In the study mentioned above, the researchers found that administration of NEUPOGEN® eventually also led to an increase in SDF-1 concentration in the circulation. Our preclinical data provides evidence that CTCE-0214 may enhance the efficacy of existing drugs such as NEUPOGEN® through a more rapid mode of action.

Neutrophils

NEUPOGEN®, approved in 1991, is indicated for use in preventing infection in cancer patients undergoing chemotherapy treatment, in bone marrow transplant recovery, and for severe chronic neutropenia (a rare white blood cell disorder). It is also approved for mobilization of peripheral blood progenitor cells for transplantation. The limitations of NEUPOGEN® include the need for four to five daily doses. Rare side effects include spontaneous splenic rupture, blood clotting potentially leading to heart attacks or stroke. Also reported are flares of rheumatoid arthritis, lupus and multiple sclerosis. In addition the effect of the drug on the recovery of neutrophils is slow and usually the drug requires a few days to a week to show some results. LEUKINE®, manufactured by Berlex, Inc., is another product from the same class of cytokines as NEUPOGEN®. It is sometimes used sequentially with NEUPOGEN® for the prevention of neutropenia and the mobilization of stem cells into the peripheral blood for collection. LEUKINE® typically requires a few days to a week for mobilization. It has certain side that include fever, tachycardia, as well as changes to liver enzymes and therefore is not commonly used.

Platelets

At present, we are aware of only one approved drug for increasing platelet production in the blood, Interleukin-11 (IL-11). The compound is marketed by Wyeth under the name Neumega®. We are investigating whether our compound CTCE-0214 will increase the level of circulating platelets more rapidly and with greater efficacy than Neumega® and potentially be a more effective treatment for thrombocytopenia.

Other Drug Candidates

CTCE-0324

We believe, based on our research in animal models, that CTCE-0324 increases the formation of new blood vessels. Known as angiogenesis or neovascularization, this process is critical in increasing blood supply to the areas of the body where vessels are narrowed or have become obstructed. Peripheral arterial disease, or PAD, refers to atherosclerosis of the arteries, and is a relatively common disorder in the elderly. The American Heart Association estimates that as many as 8 to 12 million Americans have PAD and that nearly 75% of them are asymptomatic. Other sources have estimated 10 million people in the United States have symptomatic PAD and 20 to 30 million have asymptomatic PAD. Specifically, the prevalence of lower limb PAD is approximately 10% to 20% of community-dwelling individuals aged 65 and older and 18% to 29% of patients aged 50 and older in general medical practices. PAD is a progressive disease. One to 5% of affected individuals will need amputation within 5 years; 25 to 33% will have their symptoms progress, and another 15 to 20% will develop rest pain or gangrene. Risk factors associated with PAD include older age, cigarette smoking, diabetes mellitus, hypercholesterolemia, hypertension, and (possibly) genetic factors. Over a 5-year period, 25% to 35% of persons with PAD will suffer a myocardial infarction or stroke and an additional 25% will die, usually from cardiovascular causes.

We are currently in the research and preclinical testing phase with CTCE-0324 targeting peripheral arterial disease as a possible indication. We intend to carry out further animal testing of the compound to determine the potential of this agent for peripheral arterial disease.

Other Peptide Based Compounds

We are working with additional novel peptides such as CTCE-0422 evaluating the potential application for wound healing. These types of peptides would function by recruiting infection fighting cells to the site of tissue injury thereby reducing the possibility of wound infection and decreasing the time for healing. In addition we are developing a drug candidate with the potential to prevent stroke. CTCE-0501 may have application in inhibiting platelet formation thereby preventing clots which can cause stroke.

We are continuing to invest in the future of chemokines with ongoing drug discovery efforts. We have conducted preliminary preclinical research to identify additional chemokines suitable for continued development such as CTCE-0501 and CTCE-0422. We intend to continue preclinical efforts to complete lead optimization of CTCE-0422 for wound healing and CTCE-0501 for stroke prevention as well as investigating the potential use of other chemokines in other unmet medical indications.

Government Regulation

General

The research, development, manufacturing, distribution, and marketing of our product candidates are subject to extensive governmental regulation in the United States and in other countries. In the United States, our drug candidates are subject to the Federal Food, Drug, and Cosmetic Act, regulations promulgated under this statute, and other federal, state, and local statutes and regulations. These laws and similar laws outside the United States govern the research, preclinical and clinical testing, manufacture, safety, effectiveness, labeling, distribution, sale, import, export, storage, record keeping, reporting, advertising and promotion of our product candidates. It takes companies many years to develop and obtain approval of a product. The lengthy process of developing drug candidates and seeking approval of these products requires the expenditure of substantial resources. Any failure by us or any of our future collaborators or licensees to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of our product candidates and our ability to receive product or royalty revenue. In addition, failure to comply with regulatory requirements may result in FDA’s and other health authorities’ delay in approving or refusal to approve a product candidate. Violations of regulatory requirements may also result in enforcement actions, including withdrawal of approval, recall or seizure of products, labeling restrictions, fines, injunctions, and civil or criminal penalties.

Research, Development, and Product Approval Process.  The research, development, and approval process in the United States and elsewhere is intensive and rigorous, and typically takes many years. The general process required by FDA before a drug candidate may be marketed includes:

•	preclinical laboratory and animal studies;

•	submission to the FDA of an application for an IND, which must become effective before human clinical trials may begin;

•	adequate and well controlled human clinical trials to establish the safety and effectiveness of the drug for its intended use(s);

•	FDA review of whether the facility in which the drug is manufactured, processed, packed, or held meets standards designed to assure the product’s continued quality;

•	submission of an NDA to the FDA, and

•	FDA approval of the NDA prior to any commercial sale or shipment of the drug.

Preclinical studies include in vitro studies (cell culture studies), which are often the first tests done when evaluating a possible new drug, and in vivo studies (animal studies), which test drugs in laboratory animals. These studies, which are subject to good laboratory practice requirements, provide data for researchers relating to the safety of the new drug or treatment and provide an idea as to how the new drug may work in a living organism.

For clinical trials subject to the FDA’s jurisdiction, an IND must be submitted to the FDA and it must become effective before clinical testing of the drug candidate in humans may commence. In the United States, studies conducted to support approval of an NDA must be adequate and well controlled. This generally means that a placebo or a product approved for treatment of the target disease or condition must be used as a reference control. In addition, all clinical trials must be conducted in accordance with good clinical practice regulations under the supervision of one or more qualified investigators. All subjects must provide informed consent prior to commencement of the trial. In addition, the plan for the clinical trial must be reviewed and approved by the institutional review board, or IRB, at each institution participating in the study before the trial may begin at that institution.

Clinical trials in humans are generally conducted in three phases that may overlap:

•	Phase I clinical trials are typically performed in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease or condition, to determine the metabolic and pharmacological action of the drug candidate in humans, the side effects associated with increasing doses, and if possible, to gain early evidence of effectiveness;

•	Phase II clinical trials are generally conducted in larger groups of patients having the target disease or condition in order to validate clinical endpoints and to obtain preliminary data on the effectiveness of the product candidate and optimal dosing; and

•	Phase III clinical trials are large scale trials generally conducted in hundreds of patients having the target disease or condition and are intended to provide sufficient data for the statistical proof of safety and effectiveness of the drug candidate as required by U.S. and foreign regulatory agencies.

In the case of products for cancer and other life-threatening diseases, the initial testing may be conducted in patients with the target disease or condition rather than in healthy volunteers. Because these patients already have the target disease or condition, it is possible that such studies will also provide results traditionally obtained in Phase II trials. These studies are often referred to as Phase I/II studies. Notwithstanding the foregoing, even if patients participate in initial human testing and a Phase I/II study is carried out, the sponsor is still responsible for obtaining all the data usually obtained in both Phase I and Phase II studies.

The clinical trial process for a new compound can take 10 years or more to complete. The FDA may prevent clinical trials from beginning or may place clinical trials on hold at any point in this process if, among other reasons, it concludes that study subjects are being exposed to an unacceptable health risk. Side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product’s use and, potentially, withdrawal of the product from the market.

In the United States, once the clinical trial process has been completed, an NDA must be submitted and approved before the drug may be marketed. The NDA must include a substantial amount of data and other information concerning the safety and effectiveness of the drug candidate from laboratory, animal and human clinical testing, as well as data and information on manufacturing, product quality and stability, and proposed product labeling. Each domestic and international manufacturing facility, including any contract manufacturers we or our partners decide to use, must be listed in the NDA and must be registered with the FDA. The application will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process for the drug and determines that the facility is in compliance with cGMP requirements. The NDA submission is also subject to the payment of user fees in accordance with the Prescription Drug User Fee Act. This Act also requires annual fees for commercial manufacturing facilities and for approved products.

The FDA reviews each NDA for administrative completeness and reviewability before it accepts the NDA for filing. The FDA may request additional information from the applicant rather than accepting the NDA for filing. If additional information is requested, the NDA must be resubmitted. If the NDA is accepted for filing, the FDA will conduct a substantive review of the application. The FDA has established performance goals for the review of NDAs — six months for priority applications and 10 months for regular applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an “action letter” that describes additional work that must be done before the application can be approved. The FDA’s review of an application may involve review and recommendations by an independent FDA advisory committee. Even if the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labeling, require that warning statements be included in the product labeling, require that additional studies be conducted following approval as a condition of the approval, impose restrictions and conditions on product distribution, prescribing or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval.

A drug approved for commercial marketing by the FDA remains subject to extensive regulatory requirements. These requirements include, among others, requirements pertaining to adverse event and other reporting, advertising and promotion, and ongoing compliance with cGMPs, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. The requirements of the Prescription Drug Marketing Act must also be followed, including those related to the distribution of product samples to health care practitioners.

The regulatory framework applicable to the production, distribution, marketing, and sale of our products may change significantly from the current descriptions provided herein in the time that it may take for any of our products to reach a point at which an NDA is approved. In addition, overall research, development and approval times depend on a number of factors, including the period of review at the FDA, the number of questions posed by the FDA during review, how long it takes to respond to the FDA questions, the severity or life-threatening nature of the disease in question, the availability of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials and the risks and benefits demonstrated in the clinical trials.

Drugs for Serious or Life-Threatening Illnesses.  The Federal Food, Drug and Cosmetic Act and FDA regulations provide certain mechanisms for the accelerated, or “Fast Track,” approval of products intended to treat serious or life-threatening illnesses which have been studied for safety and effectiveness and which demonstrate the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, NDAs to be approved on the basis of valid surrogate markers of product effectiveness, thus accelerating the normal approval process. Where the FDA approves a product on the basis of a surrogate marker, it requires the sponsor to perform post-approval, or Phase IV, studies as a condition of approval. In addition, the FDA may impose restrictions on distribution or promotion in connection with any accelerated approval, and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the product. Special rules would also apply to the submission to FDA of advertising and promotional materials prior to use.

Orphan Drugs.  Under the Orphan Drug Act, special incentives exist for companies to develop products for rare diseases or conditions, which are defined to include those diseases or conditions that affect fewer than 200,000 people in the United States. Companies may request that the FDA grant an orphan drug designation prior to approval. Products designated as orphan drugs are eligible for special grant funding for research and development, the FDA assistance with the review of clinical trial protocols, potential tax credits for research, reduced filing fees for marketing applications, and a special seven-year period of market exclusivity after marketing approval. Orphan drug exclusivity prevents the FDA approval of applications by others for the same drug and the designated orphan disease or condition. The FDA may approve a subsequent application from another entity if the FDA determines that the application is for a different drug or different use, or if the FDA determines that the subsequent product is clinically superior or that the holder of the initial orphan drug approval cannot assure the availability of sufficient quantities of the drug to meet the public’s need. A grant of an orphan designation is not a guarantee that a product will be approved. If a sponsor receives orphan drug exclusivity upon approval, there can be no assurance that the exclusivity will prevent another entity or a similar drug from receiving approval for the same or other uses.

Other U.S. Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug products are potentially subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provisions of the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws.

Moreover, we are now, and may become subject to, additional federal, state and local laws, regulations and policies relating to safe working conditions, laboratory practices, the experimental use of animals, and the use, storage, handling, transportation and disposal of human tissue, waste and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with our research work.

Foreign Regulatory Requirements

We and our collaborative partners are subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacture, product registration and approval, and pharmaceutical sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. In addition, under current U.S. law, there are significant restrictions on the export of products not approved by the FDA, depending on the country involved and the status of the product in that country.

Reimbursement and Pricing Controls

In many of the markets where we or our collaborative partners would commercialize a product following regulatory approval, the prices of pharmaceutical products are subject to direct price controls by law and to drug reimbursement programs with varying price control mechanisms. Public and private health care payors control costs and influence drug pricing through a variety of mechanisms, including through negotiating discounts with the manufacturers and through the use of tiered formularies and other mechanisms that provide preferential access to certain drugs over others within a therapeutic class. Payors also set other criteria to govern the uses of a drug that will be deemed medically appropriate and therefore reimbursed or otherwise covered. In particular, many public and private health care payors limit reimbursement and coverage to the uses of a drug that are either approved by the FDA or that are supported by other appropriate evidence, such as published medical literature, and appear in a recognized drug compendium. Drug compendia are publications that summarize the available medical evidence for particular drug products and identify which uses of a drug are supported or not supported by the available evidence, whether or not such uses have been approved by the FDA. For example, in the case of Medicare coverage for physician-administered oncology drugs, the Omnibus Budget Reconciliation Act of 1993, with certain exceptions, prohibits Medicare carriers from refusing to cover unapproved uses of an FDA-approved drug if the unapproved use is supported by one or more citations in the American Hospital Formulary Service Drug Information, the American Medical Association Drug Evaluations, or the U.S. Pharmacopoeia Drug Information. Another commonly cited compendium, for example under Medicaid, is the DRUGDEX Information System.

Our Offices and Research Facilities

Our executive offices are located in Vancouver, British Columbia, on the campus of the University of British Columbia. Until January 1, 2007 our research activities were centralized in Vancouver, British Columbia through Globe Laboratories in an incubator facility on the campus of the University of British Columbia. Globe Laboratories is a corporation beneficially owned by Dr. Hassan Salari, our President and Chief Scientific Officer, and his family. We engaged Globe Laboratories to carry out chemokine research for us on a contracted operating cost basis plus a 2% margin.

Effective January 1, 2007, we acquired certain assets of Globe Laboratories, consisting mainly of laboratory equipment and leasehold improvements, through our wholly-owned subsidiary, CTBCC, for consideration of C$375,935 reflecting the fair market value of these assets as determined by an independent appraisal. We no longer use Globe Laboratories for research and development services and we did not incur any early termination obligations by terminating our agreement with Globe Laboratories. CTBCC and Globe Laboratories also entered into a definitive agreement which provided for the assignment to CTBCC of a partial sublease by Globe Laboratories in respect of approximately 5,400 square feet of laboratory space located at the University of British Columbia. In accordance with the terms of the agreement, the majority of the former employees of Globe Laboratories were hired by CTBCC. The purchase of the assets of Globe Laboratories and the acquisition of their key staff will allow us to have direct control and management of our research and development activities.

Through our location on the campus of the University of British Columbia and our affiliation with University of British Columbia, we have access to a wide range of equipment and scientific facilities, such as the University of British Columbia’s animal facility. This allows us to minimize costs while maintaining quality of our research and development activities. Following the Globe Laboratories transaction, we lease 3,600 square feet of office space as well as the above-mentioned 5,400 square feet of laboratory space at the University of British Columbia. We have also established a network of research collaborations with the following universities or organizations:

•	Memorial Sloan Kettering Cancer Center, New York, New York

•	M. D. Anderson Cancer Center, Houston, Texas

•	Dana-Farber Cancer Institute, Boston, Massachusetts

•	Chinese University of Hong Kong, Hong Kong

•	The Lady Davis Institute for Medical Research, Montreal, Quebec

•	Singapore General Hospital, Singapore

•	Weill Medical College of Cornell University, The New York Presbyterian Hospital, New York, New York

•	Wayne State University School of Medicine, Detroit, Michigan

•	Fred Hutchinson Cancer Research Center, Seattle, Washington

•	Queen Mary’s School of Medicine and Dentistry, London, England

•	University of California, Riverside, California

Although these are beneficial research collaborations, we are not dependent on any of these collaborations. These institutions have agreements in place to use our products for specific research, but they do not otherwise gain any rights to our technology. These collaborations allow researchers at these institutions to pursue their own research interests with our products. Accordingly, we may benefit from papers they publish and other results of their research. Many medical schools and cancer institutes conduct research on cancer-related topics and we believe we could establish collaborations with other institutions if it were beneficial to us.

Clinical Advisory Board

We maintain a close collaboration with the translational research scientists and doctors that form our Clinical Advisory Board. Formal Clinical Advisory Board member agreements exist with these industry leaders which provide for their review, insight and guidance on our clinical development plans as well as specific clinical protocols. The Clinical Advisory Board members are convened quarterly or as deemed necessary either in person or by teleconference to provide their guidance on the progress and development of key clinical and research related issues. Members are provided with an honorarium for the meetings they attend. Members of our Clinical Advisory Board include:

Shahin Rafii, M.D., Ph.D.

Dr. Rafii has served as our medical advisor since May 2005. Dr. Rafii is the Arthur B. Belfer Professor of Genetic Medicine at Weill-Cornell Medical College. Dr. Rafii, who is a board certified Hematologist-Oncologist, is engaged in patient care, and basic and translational research. He has expertise in basic tumor biology as well as vascular and stem cell biology. He was recently appointed to spearhead the Ansary Stem Cell Center for Regenerative Medicine at Weill-Cornell. Dr. Rafii graduated from Cornell University in 1982, with a degree of Cum Laude in Chemistry and was awarded Phi Beta Kappa. He received his MD degree from Albert Einstein College of Medicine with Honors and in 1989 completed his internship and residency in Internal Medicine followed by a fellowship in Hematology-Oncology at Weill-Cornell in 1992. He became a full professor in Genetic Medicine in 2002, at which time he was appointed to be the co-director of the Ansary Stem Cell Center. Dr. Rafii is an active charter member of the Tumor Microenvironment Study Section at the National Cancer Institute. He is an elected member of the American Society of Clinical Investigation (Young Turks), an American Cancer Society Scholar, and a Translational Researcher of the Leukemia and Lymphoma Society. Dr. Rafii is principal inventor in several patents on therapeutic use of vascular stem cells for organ regeneration. Many of his basic science findings have endured the scrutiny of scientific inquiry and have been translated into the clinical arena.

Daniel Douglas Von Hoff, M.D., F.A.C.P.

Dr. Von Hoff has served as our medical advisor since May 2003. Dr. Von Hoff is currently Professor of Medicine, Pathology, Molecular and Cellular Biology, Director of the Arizona Health Sciences Center’s Cancer Therapeutics Program, and Head of the Translational Genomics Research Institute’s Translational Drug Development Division. Dr. Von Hoff’s major interest is in the development of new anticancer agents, both in the clinic and in the laboratory. In the area of clinical drug development, Dr. Von Hoff and his colleagues were involved in the early development of many of the agents now use routinely, including: Mitoxantrone, Findarabine, Paclitaxel, Docetaxel, Gemcitabine, CPT-11, Iressa®, Tarceva® and others. He is an internationally recognized expert in the field of oncology, providing guidance to industry and academic institutions. He is American Board certified in Internal Medicine, Medical Oncology, as well as being certified more recently for Basic Life Support. He served on the Board of Directors for the Association of American Cancer Institutes, and the Baylor Research Institute. Dr. Von Hoff served as the President of the American Association for Cancer Research from 1999 to 2000, a Fellow of the American College of Physicians, and a member and past board member of the American Society of Clinical Oncology. He is a founder and board member of ILEX Oncology, Inc. (ILXO, NASDAQ). During his career he has published over 503 papers, as well as 844 abstracts. In addition he has also contributed to 126 book chapters. Dr. Von Hoff is also the holder of three patents. Dr. Von Hoff received his B.S. from Carroll College and his M.D. from Columbia College of Physicians and Surgeons.

Michael George Boag Smylie, M.D., F.R.C.P.C.

Dr. Smylie has served as our medical advisor since March 2005. Dr. Smylie is a Medical Oncologist at the Cross Cancer Clinic in Edmonton, Alberta. He graduated from the University of Leicester in the United Kingdom in 1987. He did his Internal Medicine training at the University of Saskatchewan with specialty training in Medical Oncology at the University of Ottawa. He has been at the Cross Cancer Institute in Edmonton, Alberta since 1994. He is currently chair of the Cross Cancer Institute Clinical Trials Committee, and a member of the Provincial Research Advisory Committee. He is also the Site Leader for the NCIC Melanoma Group, and represented the NCIC at the State of the Science Meeting in Melanoma in Bethesda, Maryland. He is also the Site Co-coordinator for NCIC at the Cross Cancer Institute. He is very active in clinical trial research. He has been a principal investigator of multiple studies in metastatic melanoma, breast cancer, and lung cancer. He is currently chairing a Phase II study of an investigational taxane in lung cancer for the NCJ Canada. He is the Tumor Group Leader for the Alberta Cutaneous Provincial Group. He is a member of the Anti-Tumor Immuno-Gene Therapy Committee at the University of Alberta.

Robert Carl Nevin Murray, M.D., F.R.C.P.C.

Dr. Murray has served as our medical advisor since May 2003. He is a Medical Oncologist at the BC Cancer Agency in Vancouver, Canada and serves as a clinical professor at University of British Columbia. He received his medical degree from the University of Saskatchewan in 1973, and his fellowship in Oncology from the Manitoba Cancer Treatment and Research Foundation in 1978. He is American Board certified in Medical Oncology since 1979. Dr. Murray is a member of the Royal College of Physicians and Surgeons, Canadian Oncology Society, American Society of Clinical Oncology, as well as the International Association for the Study of Lung Cancer. In addition to the numerous lectures Dr. Murray has delivered internationally on lung cancer, he has also published in excess of 75 peer reviewed manuscripts, and abstracts in scientific and medical journals as well as contributing to eleven book chapters. In August, 2003, Dr. Murray was chairman of the 10th World Conference of Lung Cancer held in Vancouver, British Columbia.

Gerald Batist, M.D.

Dr. Gerald Batist has served as our medical advisor since August 2006. Dr. Batist is Chairman of the Department of Oncology, McGill University. He is also Director of the McGill Centre for Translational Research in Cancer, based at the Jewish General Hospital in Montreal, which was established to stimulate rapid translation of new discoveries in the research laboratory into clinical benefits for patients, with a major emphasis on breast cancer. Dr. Gerald Batist is a Professor in the McGill University Departments of Medicine and Oncology and the McGill Cancer Centre as well as an Associate Member of the Division of Experimental Medicine the Department of Pharmacology & Therapeutics and the McGill Nutrition and Food Sciences Centre. He is an associate member of the Department of Pharmacology at the Université de Montréal. In his capacity as Chairman of Oncology he has nurtured to development of a number of multidisciplinary programs that have been highly innovative and amongst the first of their kind in Canada. Dr. Batist is a member of scholarly associations, serves on editorial boards and on advisory committees. He has a highly successful laboratory and clinical research program, with over 145 scientific publications and a number of book chapters relating to his research interests. He has trained a large number of scientists and clinical oncologists, and also practices medical oncology. Dr. Batist received his B.S. from Columbia University and his M.D. C.M. from McGill University.

Our Relationship with the University of British Columbia

On September 22, 1999, we entered into a license agreement with University of British Columbia, which license agreement was amended on May 17, 2007. The license grants to us exclusive worldwide rights to research develop and commercially exploit certain patented technologies, which remain the property of University of British Columbia. The licensed technology relates to therapeutics involving SDF-1 peptide antagonists and agonists which are currently applicable to our drug candidates CTCE-9908 and CTCE-0214, respectively.

Under the amended license agreement we are obligated to make certain milestone payments and to pay royalties of 2% of any revenues or other consideration derived from the licensed technologies. The remaining milestone payments relating to the licensed technology include the following: (i) C$25,000 at the time of starting the first Phase II clinical trial; (ii) C$75,000 at the time of completion of the first Phase II clinical trial; (iii) C$75,000 at the time of starting the first Phase III clinical trial; (iv) C$175,000 at the time of completion of the first Phase III clinical trial; and (v) C$500,000 on the filing for an NDA. We have paid a total of C$15,000 to the University of British Columbia upon the execution of the agreement in 1999 and C$50,000 in 2003 in connection with our filing of an IND application.

Under the amended license agreement, we are obligated to use reasonable commercial efforts to: (i) start the first Phase II clinical trial in the second calendar quarter of 2008; (ii) start the first Phase III clinical trial within 10 months after completion of the corresponding Phase II clinical trial; and (iii) file for an NDA within 10 months after the completion of the corresponding Phase III clinical trial.

The term of the license agreement is the longer of 20 years from the date of the agreement and the expiration of the last patent relating to the licensed technology. The license agreement shall automatically terminate if any proceeding under the Bankruptcy and Insolvency Act of Canada is commenced by or against us. In addition, the University of British Columbia may terminate the agreement for various reasons including if we become insolvent, fail to pay monies due under the agreement, breach certain terms of the agreement, or if the licensed technology becomes subject to a lien, charge or encumbrance.

Our Relationship with Pharmaceutical Product Development, Inc.

In 2002, we established a strategic relationship with PPDI. PPDI, which is listed on Nasdaq under the symbol “PPDI”, acquired 2,000,000 of our convertible series A preferred shares through an investment of $2,700,000 and we granted to PPDI share purchase warrants entitling PPDI to purchase 500,000 shares of our common stock at an exercise price equal to C$1.00 per share expiring on December 29, 2007. We granted PPDI an option, exercisable for up to 90 days, to license CTCE-0214 following completion of the Phase I clinical trials. Our agreement with PPDI also provided that we would fund the Phase I clinical studies of CTCE-0214. If we decided to license any other of our compounds to a third party, we had to give notice to PPDI and allow PPDI the first opportunity to negotiate a license with us. If PPDI had no interest in a compound or we were unable to reach an agreement on a license, we could then negotiate and grant licenses to other companies.

During 2005, we engaged PPDI as a consultant relating to the development of CTCE-0214, including the design and execution of clinical trials; the evaluation of the results of clinical trials; and the design, execution and evaluation of research and development activities for which we paid PPDI a consulting fee of $150,000.

On May 25, 2006, we terminated our agreements with PPDI and re-acquired the licensing rights on our compound CTCE-0214. In consideration of such re-acquisition of the licensing rights to CTCE-0214, we paid to PPDI $100,000 cash and will potentially pay up to $2.5 million in milestone payments as follows: $250,000 cash upon the dosing of the first subject in a phase III clinical trial of CTCE-0214; $250,000 cash upon filing an NDA, with the FDA with respect to CTCE-0214 (or any equivalent filing in any foreign country); $1,000,000 cash upon approval by the FDA (or any equivalent regulatory body in a foreign country) of CTCE-0214 for any therapeutic use; and 50 percent of the first net sales of CTCE-0214 up to $1,000,000.

As part of the May 2006 transaction, PPDI converted all of its convertible series A preferred shares into 2,000,000 shares of common stock and sold these shares of common stock to third-party investors. We paid a $237,600 fee to PPDI to facilitate the sale of these shares of common stock. There are currently no shares of preferred stock outstanding.

Intellectual Property

The proprietary nature of, and protection for, our products, product candidates, processes and know-how are important to our business. We seek patent protection in the United States and in Europe, Australia, Canada, Japan, China and Brazil for our product candidates and other technology where available and when appropriate. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

The following table contains a partial list of issued patents and patent application owned or licensed by us. The majority of our issued and pending patents relate to our pipeline of five research and development programs. In the table below, the United States issued and pending patents in Family 2 are indirectly related to lead product CTCE - 0422, the United States application in Family 6 is indirectly related to CTCE 9908 and the United States patents in Families 7 to 9 are not directly related to any of our lead products. Although these patents are not directly related to our pipeline of core products, the technologies invented could lead to other medical applications.

Family	Subject	Patents Issued(3)	Patent Applications
1	Novel chemokine mimetics synthesis and their use(1)		CA 2,405,907 US 10/086,177 US 11/393,769
2	Design of chemokine analogs for treatment of human diseases	US 7,091,310 Expires Oct. 28, 2022	CA 2,498,723 US 11/494,232
3	Mimetics of Interleukin-8 and methods of using them in the prevention, treatment, diagnosis, and ameliorization of symptoms of a disease		CA 2,515,158 US 10/932,208
4	Cyclic peptides for modulating growth of neo-vessels and their use in therapeutic angiogenesis		US 11/388,542
5	Design of CXC chemokine analogs for the treatment of human disease		US 11/649,928
6	CXCR4 antagonist treatment of hematopoeitic cells(1)		CA 2,408,319 US 10/945,674
7	Bicyclic aromatic chemokine receptor ligands	US 6,693,134 Expires Nov. 13, 2021
8	Therapeutics for chemokine mediated diseases	US 6,706,767 B2 Expires Jan. 22, 2021
9	Tricyclic terpenes of the family of abietic acid as rantes inhibitor	US 6,831,101 Expires Nov. 13, 2021
10	Therapeutic chemokine receptor antagonists(2)	US 6,875,738 Expires Aug. 16, 2019 US 6,946,445 Expires Mar. 12, 2019	CA 2,322,764 US 11/060,031 US 11/136,097
11	Platelet factor-4 (PF4) analogs and their use		PCT/CA06/01848

(1)	Jointly owned by us and the University of British Columbia; however we have obtained exclusive worldwide rights through a license agreement with the University of British Columbia.

(2)	Owned by the University of British Columbia; however we have obtained exclusive worldwide rights through a license agreement with the University of British Columbia.

(3)	Patents have a life of 20 years from the filing date.

While we pursue patent protection and enforcement of our product candidates and aspects of our technologies when appropriate, we also rely on trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. To protect this competitive position, we regularly enter into non-disclosure and confidentiality agreements with each of our consultants, employees and specifically with any third party that would have access to our proprietary technology. Furthermore, our know-how that is accessed by third parties through collaborations and research and development contracts and through our relationships with scientific consultants is generally protected through confidentiality agreements with the appropriate parties. We cannot, however, assure you that these protective arrangements will be honored by third parties, including employees, consultants and collaborators, or that these arrangements will effectively protect our rights relating to unpatented proprietary information, trade secrets and know-how. In addition, we cannot assure you that other parties will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary information and technologies.

Manufacturing, Marketing and Distribution

We do not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates. We currently rely on a small number of third-party manufacturers to produce our compounds and expect to continue to do so to meet the preclinical and clinical requirements of our product candidates and for all of our commercial needs. We do not have long-term agreements with any of these third parties. We believe that we could expeditiously identify substitute manufacturers and transfer the manufacturing functions in the event of termination of any of our manufacturing relationships.

If any of our product candidates are approved for commercial use, we plan to rely on third-party contract manufacturers to produce sufficient quantities for large-scale commercialization. If we do enter into commercial manufacturing arrangements with third parties, these third-party manufacturers will be subject to extensive governmental regulation. Specifically, regulatory authorities in the markets which we intend to serve will require that drugs be manufactured, packaged and labeled in conformity with cGMP regulations or equivalent foreign standards. We intend to engage only those contract manufacturers who have the capability to manufacture drug products in bulk quantities for commercial use compliance with cGMP regulations or equivalent foreign standards and other applicable standards in bulk quantities for commercial use.

Product Liability

The testing, marketing and sale of pharmaceutical products entails risk of product liability claims by patients and others. In the event of a successful suit against us, payments and damage to our reputation could have a material adverse effect on our business and financial condition. Even if such suit is unsuccessful, our reputation could be damaged and litigation costs and expenditure of management time on such matters could adversely affect our business and financial condition.

Employees

As of July 1, 2007, we had 17 full-time employees and one part-time employee, seven of whom held Ph.D. or M.D. degrees and twelve of whom were engaged in full time research and development activities. Other than our chief executive officer, all of our executive management are employed jointly through us and CTBCC, our wholly-owned subsidiary, and all other personnel are employed through CTBCC. We also rely on specific contracted consultants and organizations to provide service in specific areas such as regulatory, clinical affairs, medical consulting, information technology as well as other areas. We also employ consultants, companies, and contingent workers for various projects from time to time. We have entered into employment agreements with certain officers and key employees. No employees are covered by a collective bargaining agreement.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are not currently party to any material legal proceedings.

MANAGEMENT

Our Directors, Executive Officers and Management

The following table sets forth certain information about our directors and executive officers as of the date of this prospectus.

Name	Age	Position

C. Richard Piazza	59	Chief Executive Officer and Chairman of the Board
Hassan Salari	53	President, Chief Scientific Officer and Director
Bashir Jaffer	61	Chief Financial Officer and Secretary
Walter Korz	48	Vice President of Drug Development
Guy Ely(1)	55	Chief Medical Officer
Bin Huang	50	Vice President of Business Development
Don Evans	45	Director of Public Relations
Mohammad Azab(2)(3)	51	Director
Michael Evans(3)(4)	47	Director
Matthias C. Kurth(2)(4)	52	Director
John Osth(2)(3)(4)	60	Director

(1)	Dr. Ely devotes approximately 25% of his time to Chemokine Therapeutics.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Audit Committee.

C. Richard Piazza — Chief Executive Officer and Chairman of the Board.  Mr. Piazza has been a member of our board of directors since June 2001 and was appointed chairman of the board in March 2006. He was appointed Chief Executive Officer in March 2007. From 2004 to 2007, Mr. Piazza was Managing Partner of La Jolla Capital Partners, LLC and Managing Director of Healthios, Inc. (Formerly Aethena Global). From October 2003 to September 2004, he was the President and CEO of TheraFuse, Inc., a medical device company in La Jolla, California. From April 2002 to May 2003 and from August 1994 to January 2000, he was the President and CEO of VitaGen Inc., a biotechnology company with a focus on liver cell therapy. He was responsible for the development and initiation of clinical trials of that company’s extracorporeal liver assist device. From January 2001 to February 2002, Mr. Piazza was President and CEO of Maxia Pharmaceuticals Inc., a small molecule oncology and metabolic disorders drug discovery company in San Diego, California. Prior to joining VitaGen and Maxia Pharmaceuticals, Mr. Piazza was the President and Chief Executive Officer of Smith and Nephew SoloPak, a leading pharmaceutical and IV therapy company and part of the international $1.7 billion UK Smith & Nephew group. Mr. Piazza has over 35 years of pharmaceutical and biotechnology experience. Mr. Piazza received his B.S. in Economics and Speech Pathology and his A.A.S. in Business from the State University of New York.

Hassan Salari — President and Chief Scientific Officer and Director.  Dr. Salari serves as our President and Chief Scientific Officer. He has served as a member of our board of directors since July 1998. From July 1998 through March 2007, Dr. Salari served as our President and Chief Executive Officer. Dr. Salari is also a Director of Pacgen Biopharmaceutical Corporation, a TSX Venture Exchange listed company. Dr. Salari also served as President of Globe Laboratories, a biotechnology research and development company, from June 2002 through January 2007. Prior to his engagement with us, Dr. Salari founded and built Inflazyme Pharmaceuticals Ltd., a biotechnology company. From 1992 to 1998, he served as President and Chief Executive Officer Inflazyme Pharmaceuticals and had responsibility for managing business affairs as well as the drug discovery and development program. From 1992 to 1997, Dr. Salari was Associate Professor of Medicine at the University of British Columbia where he assembled several research teams in the fields of autoimmunity and inflammation. He was also a consultant and advisor to pharmaceutical companies in the United States and Europe. From 1987 to 1990, he was Assistant Professor at University of British Columbia

and also served as a consultant to Merck & Co. Inc., Upjohn Co., and Zymogenetics Inc., in the field of novel anti-inflammatory and autoimmune drugs. From 1986 to 1987, he was a research associate in the Department of Medicine at University of British Columbia where he was the lead project investigator in cytokine research and drug development. From 1984 to 1986, he worked as a research associate at the Department of Physiology, Laval University. Dr. Salari carried out research work on the biology of human blood cells and their control by cytokines. In 1982 and 1983, he consulted to a French pharmaceutical corporation (Beafour Ipsen) as a research scientist on the discovery of novel anti-inflammatory drugs. From 1981 to 1982, Dr. Salari worked at the Department of Immunology, McGill University in Montreal as a research associate. Dr. Salari has a Ph.D. degree from the University of Southampton, United Kingdom, Department of Microbiology (1976-1980).

Bashir Jaffer — Chief Financial Officer.  Bashir Jaffer has served as our Chief Financial Officer since November 2006. He has been a member of the Institute of Chartered Accountants of British Columbia and the Canadian Institute of Chartered Accountants since 1976. He is also a Fellow of the Institute of Chartered Accountants of England & Wales. From February 2004 to May 2006, Mr. Jaffer was Chief Financial Officer of Veridicom International Inc., a publicly traded company in the field of biometric software and hardware development. From 1998 through 2003, Mr. Jaffer was the owner and President of Uniglobe Crew Travel, a franchised travel management company. From 1983 through 1998, Mr. Jaffer was a partner at KLA & Co., a firm of chartered accountants located in Vancouver, British Columbia. Mr. Jaffer has previously worked for Norbury Insulation, a public company, Ernst & Young (formerly Whinney Murray) in London, UK, KPMG (previously Thorne Riddell) and PricewaterhouseCoopers (previously Coopers & Lybrand) in Vancouver. Mr. Jaffer has also served as the Board Chair of United Way of Canada. Currently he serves on the Board of Providence Health Care.

Walter Korz — Vice President of Drug Development.  Mr. Korz has served as our Vice President of Drug Development since April 2004. Mr. Korz also served as our Director of Drug Development from May 2003 to April 2004. From 2000 through 2003, Mr. Korz served as Clinical Development Manager with Angiotech Pharmaceuticals, Inc. From 1996 to 2000, Mr. Korz was Manager, Medical Marketing of AltaRex Corp., a biotechnology company, where he was responsible for overseeing the development of therapeutic products in Edmonton and Boston. Mr. Korz received his Diploma in Hospital and Health Care Administration from the University of Saskatchewan and his Diploma in Nuclear Medicine from the Southern Alberta Institute of Technology. Recently Mr. Korz completed his Master of Business Administration from Athabasca University, Centre for Innovative Management.

Guy Ely — Chief Medical Officer.  Dr. Ely has served as our Chief Medical Officer since July 2006. From 2001 through 2006, Dr. Ely served as Vice President, Clinical and Medical Affairs at Biomira, Inc., where he supervised the global clinical development of the company’s lead cancer vaccines. From 1997 through 2001, Dr. Ely served as Vice President, Clinical and Medical Affairs at Lorus Therapeutics where he directed the global clinical development of anti-cancer drugs, including leading the Phase III planning of the lead immunotherapeutic compound for pancreatic cancer in Canada and the United States. From 1995 to 1997, he served as Associate Medical Director at SmithKline Beecham Canada, Inc. (now, Glaxo Beecham), where he directed all clinical research and development activities, including execution of approximately 50 international clinical trials in Canada. Prior senior positions also included Vice President, Clinical and Medical Affairs at Biochem Therapeutics, Inc., Director, Clinical Research at Abbott Laboratories Canada Inc., Medical Director at Asta Medica, France, and Manager of Clinical Investigation and Medical Advisor for Ciba-Geigy Canada, Inc. He also currently serves as a consultant to pharmaceutical companies. Dr. Ely earned his Doctorate of Medicine degree from the University Paris XII.

Bin Huang — Vice President Business Development.  Dr. Huang has served as Vice President Business Development since May 2007. From October 2006 through May 2007, she served as our Director of IP and Business Development. From December 2004 to September 2006, she served as CEO of GeneHarbor Technologies (Hong Kong) Limited. From September 1999 to December 2004, she served as President and CEO of Cytovax Biotechnologies Inc. in Edmonton, Canada. Prior to Cytovax Biotechnologies, Dr. Huang worked in various senior management roles and as a board member of several Canadian biotech organizations. She has also served as Vice President of Business Development at Monsanto Canada. Dr. Huang received her

PhD in Cell Biology from the University of East Anglia in Norwich, UK, and her MBA from the University of Toronto.

Don Evans — Director of Public Relations.  Mr. Evans has served as our Director of Public Relations since August 2006. From 2004 through 2006, he served as Vice President, Corporate Communications for Wex Pharmaceuticals Inc., where he developed an effective shareholder communications program broadening the shareholder base and substantially increased the number of retail shareholders. From 2002 through 2004, Mr. Evans served in various other management positions at Wex Pharmaceuticals. Prior to joining Wex Pharmaceuticals in October 2002, Mr. Evans owned and operated a small business for two years. Mr. Evans also worked for Pacific International Securities, where he managed and maintained accounts for over 400 clients providing investment advice. Mr. Evans passed the Canadian Securities course with honors in 1991 and completed his Chartered Financial Planner in 1996.

Mohammad Azab — Director.  Dr. Azab has served as member of our board of directors since February 2006. Dr. Azab has served as President and CEO of Intradigm Corporation, a privately owned US biotechnology drug development company, since July 2006. From January 2006 through July 2006, he was an Entrepreneur in Residence at Ventures West, one of the leading Venture Capital firms in Canada. From 1997 through 2006, Dr. Azab held various executive positions at QLT Inc., including Chief Medical Officer and Executive Vice President of Research and Development, and was responsible for preclinical research and development, regulatory affairs, quality assurance, clinical research, medical affairs, pharmaceutical development, and device engineering. Prior to his services at QLT, Dr. Azab served in a number of other scientific and management positions, including medical management for Sanofi (Sanofi-Aventis) Pharmaceuticals’ oncology program in France and leadership of the clinical drug development in oncology at Zeneca (AstraZeneca) Pharmaceuticals in the company’s research and development headquarters in England. Dr. Azab received his medical degree from Cairo University in 1979. He practiced as a medical oncologist and received post-graduate training and degrees from the University of Paris-Sud and the University of Pierre and Marie Curie in France. Dr. Azab also holds an MBA degree with distinction from the Richard Ivey School of Business, University of Western Ontario.

Michael Evans — Director.  Mr. Evans has as member of our board of directors since April 2004. He was also our interim Chief Financial Officer from April 2004 to June 2004. Mr. Evans has served as a principal at Evans & Evans, Inc., a financial advisory services company, since 1989. Prior to that, he worked in the venture capital industry in Western Canada for several years. Mr. Evans began his career in marketing and sales with Wang Canada Ltd. in 1983. Mr. Evans also serves as a director of Pacgen Biopharmaceuticals Corporation and as a director of International Water-Guard Industries Inc. Mr. Evans holds a B.A. in Business Administration from Simon Fraser University, an MBA from the University of Portland, where he graduated with honors, and the professional designations of Chartered Financial Analyst and Chartered Business Valuator. He is a member of the CFA Institute, and the Canadian Institute of Chartered Business Valuators. He is a Candidate Member of the American Society of Appraisers.

Matthias C. Kurth — Director.  Dr. Kurth has served as member of our board of directors since September 2001. Since May 2005, Dr. Kurth has acted as a consultant to the healthcare industry. He is a board-certified neurologist with over seven years of industry experience. From December 2004 to May 2005, he was Vice President, Medical Affairs of Ceregene, Inc., a biotechnology development company. From February 2004 to November 2004, Dr. Kurth was Senior Medical Director, BOTOX/Neurology of Allergan Inc., a pharmaceuticals company. From November 2003 to February 2004, he was Therapeutic Area Head of I3 Research, Inc., a clinical research company. From June 2001 to October 2003, he was Vice President, Medical and Regulatory Affairs of Questcor Pharmaceuticals. From December 1997 to May 2001, Dr. Kurth served as the Medical Director and Clinical Trials Monitor at Axys Pharmaceuticals, Inc. in La Jolla, California, where he directed the clinical trials of various pharmaceutical products for Axys. Dr. Kurth has also worked for several other companies designing and implementing their clinical trials, including Questcor Pharmaceuticals, Inc., a generic drug developer, Morphogen Pharmaceuticals, Inc., a stem cell development company, and Pharsight Inc., a Mountain View, California company with interest in Alzheimer drugs. Dr. Kurth has also been a consultant to Athena Neurosciences, DuPont Pharma, Hoffmann-LaRoche, Novartis, Pharmacia

UpJohn and SmithKline Beecham. Dr. Kurth obtained his M.D. and his Ph.D. from Baylor College of Medicine, Houston, Texas, and his B.A. in Chemistry and Biochemistry from Rice University.

John Osth — Director.  Mr. Osth has served as member of our board of directors since October 2003. Mr. Osth has served as chairman of the board of directors of QuantumCor, Inc., a medical device development company, since 2002, and as General Partner of Desert Trail Consulting, LLC, a medical consulting firm, since 1999. He is also a member of the board of directors of Miragene Corp. and has serves as the chief operating officer of Hematologics, Inc., a medical diagnostics services company. Mr. Osth formerly served as President of Baxter Healthcare Corp’s Immunotherapy Division. Mr. Osth is a member of the Board of the Marrow Foundation, the fundraising arm of the National Marrow Donor Program. Mr. Osth received his MBA from the University of Chicago, his M.S. in Civil Engineering from the University of Illinois, and received his B.S. in General Engineering from the U.S. Naval Academy.

Board of Directors

Our board of directors is currently composed of six members. Each director serves until the next annual meeting of stockholders and until his successor is duly elected and qualified. Stockholders elect the directors at each annual meeting of stockholders.

Board Committees

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business.

Audit Committee — Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In addition, the committee reviews with our management and its independent auditors financial information that will be provided to stockholders and others, the systems of internal controls which management and our board have established and our audit and financial reporting processes. The committee operates under a written Audit Committee Charter adopted by our board, a copy of which can be found under the “Investor Information — Corporate Governance — Board Committee Charters” section of our website at www.chemokine.net. Our audit committee met in March of 2006 in connection with the audit of our 2005 financial statements, and met three other times in 2006. The audit committee currently consists of Messrs. Evans and Osth and Dr. Kurth. Our board of directors has chosen to use the independence standards of the Nasdaq Stock Market to evaluate the independence of its audit committee members. Our board of directors has determined that all current members of the audit committee are “independent” as that term is defined in the current applicable rules of the Nasdaq Stock Market and also meet the additional criteria for independence of audit committee members under the applicable rules of the Exchange Act. In addition, our board of directors believes that Mr. Evans is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-B. Mr. Evans is a principal of Evans and Evans Inc., a business valuation and consulting company. Mr. Evans has extensive experience analyzing and evaluating financial statements, an understanding of generally accepted accounting principles, an understanding of internal control over financial reporting and an understanding of audit committee functions. Mr. Evans holds a Bachelor of Business Administration degree from Simon Fraser University, a Masters of Business Administration from the University of Portland, where he graduated with honors, and the professional designations of Chartered Financial Analyst and Chartered Business Valuator.

Compensation Committee — Our compensation committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our 2004 Stock Option Plan, including the approval of grants under such plan to our employees, consultants and directors. The committee currently consists of Drs. Azab and Kurth and Mr. Osth, each of whom is not an employee and is otherwise “independent” as that term is defined in the current applicable rules of the Nasdaq Stock Market. The committee held two meetings in 2006. The committee operates under a written Compensation Committee Charter adopted by our board, a copy of which can be found under the “Investor Information — Corporate Governance — Board Committee Charters” section of our website at www.chemokine.net.

Nominating and Corporate Governance Committee — Our nominating and corporate governance committee assists our board of directors by identifying individuals qualified to become board members and recommending director nominees for the annual meeting of stockholders; reviews and recommends to our board of directors corporate governance policies; leads our board of directors in its annual review of our board of director’s performance, and recommends board director nominees for each committee. The committee has sole authority to retain and to terminate any search firm to be used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. The committee actively seeks individuals qualified to become board members and makes recommendations based on experience, expertise and geographical representation. The committee recommended to our board of directors the nomination of directors for the 2007 Annual Meeting. The committee currently consists of Messrs. Evans, Osth and Dr. Azab, each of whom is “independent” as that term is defined in the current applicable rules of the Nasdaq Stock Market. The committee held two meetings in 2006. The committee operates under a written Nominating and Corporate Governance Committee Charter adopted by our board, a copy of which can be found under the “Investor Information — Corporate Governance — Board Committee Charters” section of our website at www.chemokine.net.

Compensation Committee Interlocks and Insider Participation

Following the completion of this offering, the members of our compensation committee will be Drs. Azab and Kurth and Mr. Osth. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers performing similar functions, and employees, in accordance with applicable rules and regulations of the United States Securities and Exchange Commission, or SEC.

Board Compensation

The following table provides information for our fiscal year ended December 31, 2006 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2006. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

DIRECTOR COMPENSATION

					Non-Qualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

C. Richard Piazza	18,250	—	2,750	—	—	—	21,000
Mohammad Azab	12,500	—	7,150	—	—	—	19,650
Michael Evans	16,750	—	2,200	—	—	—	18,950
Matthias C. Kurth	13,250	—	1,650	—	—	—	14,900
John Osth	16,750	—	2,200	—	—	—	18,950

(1)	The amounts listed are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. For the directors listed above, the number of stock options outstanding as at December 31, 2006 were as follows:

C. Richard Piazza	75,000
Mohammad Azab	65,000
Michael Evans	170,000
Matthias C. Kurth	65,000
John Osth	160,000

During the fiscal year ended December 31, 2006, we paid each of our non-employee directors a retainer of $8,000 for his services as a board member. Non-employee committee chairpersons received an additional $500. Non-employee board and committee members received $750 for each regularly scheduled meeting attended by telephone conference or in person. We reimbursed our non-employee directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees of the board of directors. We anticipate paying similar fees for board and committee participation in 2007.

In addition, we granted to each non-employee board member stock options to purchase 10,000 shares of our common stock for serving as a board member and stock options to purchase 5,000 shares of our common stock for serving on a board committee. The exercise price for each of the options granted to our directors is equal to the fair market value per share of our common stock on the grant date. The options will vest and become exercisable as to 4% on the date of grant and 4% every month for 24 months thereafter. One of the directors appointed during 2006 was granted additional stock options to purchase 50,000 shares of our common stock on the same terms as outlined above.

Employee directors do not receive any additional compensation for serving as members of our board or any committee of our board. Employee directors are eligible to participate in our compensation and benefit plans that are generally available to our other employees, including the receipt of stock options under our 2004 Stock Option Plan.

Executive Compensation

Compensation discussion and analysis

The compensation committee of our board of directors administers the compensation program for our executive officers. The role of the compensation committee, which is comprised of three outside non-employee directors, is to review and recommend or approve the base salaries, bonuses and other cash compensation of the executive officers. The compensation committee also administers our 2004 Stock Option Plan with respect to all executive officers and has the exclusive authority to make option grants to them under the 2004 Stock Option Plan.

Our executive compensation program utilizes a combination of our performance, individual performance and increases in stockholder value over time as determinants of executive pay levels. These principles are intended to motivate executive officers to improve our financial position, to hold executives accountable for the performance of the organizations for which they are responsible, to attract key executives into our service and to create value for our stockholders. The compensation for executive officers is based on two elements: cash compensation and equity-based compensation.

Cash Compensation

The compensation committee administers our executive compensation programs to ensure that the total cash compensation paid to executive officers and senior management remains at a competitive level to enable us to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry. Each executive officer’s base salary may be adjusted each year on the basis of

(i) the compensation committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers. The compensation of executive officers is expected to be reviewed annually by the compensation committee. The compensation committee does not rely on any external compensation surveys in setting the cash compensation of the executive officers and does not attempt to target their cash compensation at any specific percentile of the levels of compensation in effect for other executives in comparable positions in the industry. However, the members of the compensation committee do inform themselves of the general compensation ranges for executives of comparable companies.

Equity-Based Compensation

The compensation committee believes that stock option grants under the 2004 Stock Option Plan serve to align the interests of an executive officer with those of our stockholders and provide each individual with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our common stock at a fixed price per share over a specified period of time up to five years, unless sooner terminated in accordance with the provisions of the 2004 Stock Option Plan. The exercise price for stock options granted under the 2004 Stock Option Plan is set at the closing price of our common stock on the TSX on the date of grant and cannot be less than the closing price on the date prior to the date of grant. Each option generally becomes exercisable in a series of equal installments over a specified period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. The compensation committee sets the size of the option grant to each executive officer at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods and potential for future responsibility and promotion over the option term. Other factors include the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

Discretionary Annual Bonuses

The compensation committee has the authority to award discretionary annual bonuses to our executive officers. These bonus awards are intended to compensate officers for achieving financial and operational goals, including financial factors such as raising capital. During 2006, $146,119 in such bonuses were approved by the compensation committee, of which Dr. Salari, our former Chief Executive Officer, received $99,176, Mr. Karp, our former chief financial officer, received $33,720, and Mr. Korz, our Vice President for Drug Development, received $13,223. These bonuses related to the private placement transaction for gross proceeds of approximately C$6.9 million which was completed in March 2006.

Compensation of the Chief Executive Officer

On March 21, 2007, our board of directors appointed C. Richard Piazza as our Chief Executive Officer. Mr. Piazza succeeded Dr. Hassan Salari who had held the Chief Executive Officer position since 1998. Dr. Salari continues to serve as our President and Chief Scientific Officer. Mr. Piazza’s salary for 2007 has been set at $300,000 per year. Mr. Piazza’s compensation is set at a level that the compensation committee believes is competitive with the compensation paid to the Chief Executive Officers of companies of comparable size and similar industries.

For the 2006 fiscal year, the annual base salary for Dr. Salari, our former Chief Executive Officer, was C$315,000 per year. In addition, on February 8, 2006, we granted Dr. Salari options to purchase 250,000 shares of our common stock with an exercise price of C$1.25 per share, expiring February 8, 2011. These options vest as to 4% on grant and 4% per month over two years. We made the option grants to Dr. Salari based upon his performance and leadership and placed a large portion of his total compensation at risk since the option grants deliver a return only if our common stock appreciates over the option term.

Executive compensation tables

The following table presents compensation information for our fiscal year ended December 31, 2006 paid to or accrued for our former Chief Executive Officer, Chief Financial Officer and each of our two other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000 as well as an individual for whom disclosure would have been required but for the fact that he was no longer an executive officer as of December 31, 2006. We refer to these executive officers as our “named executive officers” elsewhere in this prospectus.

Summary Compensation Table*

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

Hassan Salari(1)	2006	277,755	99,176		27,500			23,000	(2)	427,453
President and Chief Executive Officer
Bashir Jaffer(3)	2006	16,533	441							16,974
Chief Financial Officer
Walter Korz	2006	119,038	13,223							132,705
VP Drug Development
David Karp(4)	2006	121,576	33,727							155,303
Former Chief Financial Officer

*	All of the above-listed executive officers received their remuneration in Canadian dollars. These amounts have been translated into US dollars at the average rate for 2006 of U.S.$1=C$1.1343.

(1)	On March 21, 2007, the board of directors appointed C. Richard Piazza as our Chief Executive Officer. Mr. Piazza succeeded Dr. Hassan Salari who had held the Chief Executive Officer position since 1998.

(2)	Includes car lease of C$26,090 paid by us in 2006.

(3)	Mr. Jaffer joined us in November 2006 as our Chief Financial Officer.

(4)	Mr. Karp resigned as our Chief Financial Officer in September 2006.

We measure stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognize the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. We estimate the fair value of stock options using a Black-Scholes valuation model. Additional information on the assumptions used for the years ended December 31, 2006 are outlined in Note 9 to our audited financial statements for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option, unvested shares of stock, and equity incentive plan awards held by each of our named executive officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

Stock Awards
Equity
Incentive
										Equity	Plan
	Options Awards									Incentive	Awards:
				Equity						Plan	Market
				Incentive						Awards:	or Payout
				Plan						Number of	Value of
				Awards:					Market	Unearned	Unearned
	Number of	Number of		Number of				Number	Value	Shares,	Shares,
	Securities	Securities		Securities				of Shares	of Shares	Units or	Units or
	Underlying	Underlying		Underlying				or Units	or Units	Other	Other
	Unexercised	Unexercised		Unexercised	Option			of Stock	of Stock	Rights	Rights
	Options	Options		Unearned	Exercise		Option	That Have	That Have	That Have	That Have
	(#)	(#)		Options	Price		Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)		Date	(#)	(#)	(#)	(#)

Hassan Salari	750,000	—		—	0.86	(2)	06/30/2009	—	—	—	—
Hassan Salari	110,000	140,000	(1)	—	1.07	(2)	02/08/2011	—	—	—	—
Bashir Jaffer	—	—		—	—		—	—	—	—	—
Walter Korz	200,000	—		—	0.86	(2)	06/30/2009	—	—	—	—

(1)	These options vest as to 4% on grant and 4% per month over two years.

(2)	Option exercise prices of CDN$1.00 to CDN$1.25 have been converted to US dollars at the year end exchange rate of US$1=CDN$1.1654.

Employment Contracts and Termination of Employment and Change-in-Control Arrangement

Except as described below, there are no compensatory plans or arrangements with respect to any named executive officer resulting from resignation, retirement or other termination of employment or from a change of control of our corporation.

Employment Agreement with C. Richard Piazza

Mr. Piazza has an employment agreement with us dated May 29, 2007. Pursuant to this agreement, we engaged Mr. Piazza as our Chief Executive Officer commencing on March 21, 2007. Mr. Piazza’s current salary for 2007 is $300,000 with such increases as we may approve. We must prorate for partial years. In addition, all stock options, if any, granted pursuant to any stock option agreement expire after 90 days following the cessation of employment with us. The agreement also contains provisions providing that Mr. Piazza may not compete with us during the term of his engagement and for a period of twelve months after termination.

Employment Agreement with Hassan Salari

Dr. Salari has an employment agreement jointly with us and our wholly-owned subsidiary CTBCC dated April 1, 2004, and amended on September 30, 2004, and March 10, 2005. Pursuant to this agreement, we engaged Dr. Salari as President and Chief Executive Officer for an initial term of five years. In March 2007, Dr. Salari resigned as the Chief Executive Officer and his agreement was amended to reflect his new role as President and Chief Scientific Officer. Under the agreement, Dr. Salari’s annual compensation for 2007 is C$315,000 with such increases as we may approve.

If we terminate his engagement without cause or advance notice, we will pay Dr. Salari a lump sum equal to his then-current base cash compensation for a period of two years. Our failure to renew the agreement constitutes termination without cause. If we terminate Dr. Salari’s engagement for any reason other than for cause and including his resignation and non-renewal of the agreement within one year following the effective date of a consolidation or merger or the sale of substantially all of our assets to a third party, then we will pay to Dr. Salari a lump sum equal to his then-current base cash compensation for a period of two years.

The agreement also contains provisions that Dr. Salari not compete with us during the term of his engagement and for a period of one year after termination. In addition, we shall own all proprietary rights to all discoveries, improvements and ideas, whether patentable or not, in the field of chemokines made by Dr. Salari during the term of, or within three months of, his engagement with us.

Employment Agreement with Bashir Jaffer

Mr. Jaffer has an employment agreement jointly with us and our wholly-owned subsidiary CTBCC dated November 16, 2006. Pursuant to this agreement, we engaged Mr. Jaffer as our Chief Financial Officer commencing on November 16, 2006. Mr. Jaffer’s current salary for 2007 is C$175,000 with such increases as we may approve. If we terminate his engagement for any reason other than for cause, for each year of service, we must pay Mr. Jaffer an amount equal to two weeks of his total compensation for each year of service with us, up to a maximum of eight weeks. We must prorate for partial years. In addition, all stock options grants, if any, granted pursuant to any stock option agreement expire after 90 days following the cessation of employment with us. The agreement also contains provisions providing that Mr. Jaffer may not compete with us during the term of his engagement and for a period of twelve months after termination.

Employment Agreement with Walter Korz

Mr. Korz has an employment agreement jointly with us and our wholly-owned subsidiary CTBCC dated April 1, 2004. Mr. Korz’s current salary for 2007 is C$135,000 with such increases as we may approve. If we terminate his engagement for any reason other than for cause, for each year of service, we must pay Mr. Korz an amount equal to two weeks of his total compensation for each year of service with us, up to a maximum of eight weeks. We must prorate for partial years. In addition, all stock options grants, if any, granted pursuant to any stock option agreement expire after 90 days following the cessation of employment with us. The agreement also contains provisions providing that Mr. Korz may not compete with us during the term of his engagement and for a period of twelve months after termination.

Stock Based Plans

2004 Stock Option Plan

Our board of directors approved the adoption of a new stock option plan on May 7, 2004. The purpose of the 2004 Option Plan is to enable us to attract, retain and motivate qualified directors, officers, employees and other service providers, to reward those parties for advancing our interests and to enable and encourage such individuals to acquire shares of our common stock as long term investments.

The maximum number of shares of our common stock reserved for issuance under the 2004 Option Plan is 4,550,416 shares of our common stock. The following information is a brief description of the 2004 Option Plan:

•	The exercise price of stock options granted under the 2004 Option Plan will be set by the compensation committee of our board of directors, in its sole discretion, at the time of grant. If the shares of our common stock are listed for trading on a stock exchange, the exercise price will not be less than the closing price of the shares of our common stock on the stock exchange on the date prior to the date of grant, less allowable discounts, in accordance with the policies of that stock exchange.

•	Upon expiration of an option that has not been exercised in full, the number of shares of our common stock in respect of the expired or terminated option shall again be available for grant under the 2004 Option Plan.

•	Options granted under the 2004 Option Plan could result at any time in:

(a)	the number of shares of our common stock reserved for issuance pursuant to stock options granted to our insiders exceeding 10% of our outstanding shares of our common stock;

(b)	the issuance to our insiders, within a one-year period, of a number of shares of our common stock exceeding 10% of our outstanding shares of our common stock; or

(c)	the issuance to any one optionee and such optionee’s associates, within a one-year period, of a number of shares of our common stock exceeding 5% of our outstanding shares of our common stock.

•	We may not grant more than 5% of the issued shares of our common stock to any one optionee. Options granted under the 2004 Option Plan may not have an expiration date exceeding ten years from the date on which the board of directors grants and announces the granting of the option.

•	Notwithstanding the foregoing item, an optionee’s heirs or administrators have until the earlier of:

(a)	one year from the death of the optionee; and

(b)	the expiration date of the options,

in which to exercise any portion of options outstanding at the time of death of the optionee.

•	The 2004 Option Plan will be administered by the compensation committee of our board of directors or, if not appointed, then by the board of directors, who will have the full authority and sole discretion to grant options under the 2004 Option Plan to any eligible party, including themselves.

•	The 2004 Option Plan contains provisions for adjustments in the number of shares of our common stock issuable on exercise of a stock option in the event of a share consolidation, subdivision, recapitalization, or other capital reorganization, or a stock dividend, amalgamation, arrangement or other relevant corporate transaction, or any other relevant change in or event affecting the shares of our common stock.

•	The options shall not be assignable or transferable by an optionee.

The board of directors may from time to time, subject to regulatory approval, amend or revise the terms of the 2004 Option Plan.

Limitation on Liability and Indemnification

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our certificate of incorporation will not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law; and

•	the rights conferred in the bylaws are not exclusive.

Our bylaws provide that we may also indemnify our other employees and agents to the fullest extent permitted by Delaware General Corporation Law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Globe Laboratories Inc.

Pursuant to a development agreement dated January 1, 2003, Globe Laboratories was engaged to conduct research and development activities for us on a contracted operating cost basis plus a 2% margin. Globe Laboratories is a corporation affiliated with Dr. Hassan Salari, our President and Chief Scientific Officer, and is operated independently of us. During the years ended December 31, 2006 and 2005, we paid Globe Laboratories $3,321,492 and $3,180,452, respectively, under this arrangement. Under our arrangement with Globe Laboratories, we typically transferred funds for working capital to fund the ongoing development of our product candidates. Until such time as these funds were used by Globe Laboratories they were treated by us as an amount due from an affiliate. The largest amount outstanding during the year ended December 31, 2006 from Globe Laboratories was $507,704. We believe the terms of our arrangement with Globe Laboratories were at least as favorable to us as we could have obtained from unrelated third parties in an arms length transaction. Our development agreement with Globe Laboratories was terminated effective January 1, 2007.

Effective January 1, 2007, we entered into a definitive agreement, or Purchase Agreement, pursuant to which Globe Laboratories agreed to sell certain assets, consisting mainly of laboratory equipment and leasehold improvements, to our wholly-owned subsidiary CTBCC for consideration of C$375,935 based on the fair market value of these assets as determined by an independent appraisal. In connection with this acquisition, we terminated our development agreement with Globe Laboratories. We did not incur any early termination obligations by terminating our agreement with Globe Laboratories. In accordance with the terms of the Purchase Agreement, the majority of the former employees of Globe Laboratories were hired by CTBCC. CTBCC and Globe Laboratories also entered into a definitive agreement which provided for the assignment of a partial sublease by Globe Laboratories in respect of approximately 5,400 square feet of laboratory space located at the University of British Columbia to CTBCC. The purchase price of C$375,935 was partly paid on January 10, 2007 and the balance was payable to Globe Laboratories as follows: C$125,312 by issuing a non-interest bearing promissory note that was paid on January 10, 2007; and C$250,623 by issuing an interest bearing promissory note due on the earlier to occur of June 30, 2007 and three business days after we complete a material financing. As described below, the promissory note in the principal amount of C$250,623 has been cancelled and set off against amounts owed to us by Globe Laboratories in accordance with the Settlement Agreement.

Under the terms of the Purchase Agreement, the parties agreed that certain adjustments under the development agreement were to be made with respect to the period from January 1, 2003 to December 31, 2006, taking into account advances made by us and CTBCC to Globe Laboratories, other inter-company accounts and other items requiring adjustment among us, Globe Laboratories, and CTBCC. On May 15, 2007, we entered into an agreement, or the Settlement Agreement, with Globe Laboratories resolving all such adjustments under the development agreement and otherwise.

Pursuant to the terms of the Settlement Agreement, Globe Laboratories refunded to us C$457,500 in overpayments made by us to Globe Laboratories for services provided under the development agreement during 2005. Globe Laboratories is also obligated to make certain refunds to us in the future of up to C$630,000 in connection with overpayments made by us to Globe Laboratories for services provided under the development agreement during 2006. As security for the future refund payments relating to the services provided under the development agreement during 2006, Globe Laboratories has granted to CTBCC a first charge security interest over all assets of Globe Laboratories with respect to such refund payments.

In addition, Globe Laboratories agreed under the terms of the Settlement Agreement to cancel and set off against the amount due under the outstanding promissory note in the principal amount of C$250,623 issued by CTBCC to Globe Laboratories as consideration under the Purchase Agreement, all intercompany receivables due to us from Globe Laboratories. We have no additional amounts owing to Globe Laboratories in connection with the Purchase Agreement. Globe Laboratories also agreed under the terms of the Settlement Agreement to assign all of its right, title and interest in and to a certain patent relating to DNA encoding for recombinant polypeptide mutant of human stromal cell-derived factor /β to CTBCC as soon as practicable following the execution of the Settlement Agreement. In the event that such patent is not assigned to CTBCC on or prior to June 30, 2007, Globe Laboratories will be obligated to pay to CTBCC a cash payment of C$187,767. We subsequently granted Globe an extension through August 31, 2007 to assign this patent to CTBCC.

Other Transactions with Related Parties

During the year ended December 31, 2006, we paid rent of $10,543 (2005 — $17,112) to Salari Enterprise Ltd., a corporation controlled by Dr. Hassan Salari, our President and Chief Scientific Officer and former Chief Executive Officer. The tenancy was terminated on June 30, 2006.

During the year ended December 31, 2006, we paid aggregate consulting fees of $26,381 (2005 — $nil) to a family member of Dr. Hassan Salari and to two companies (Highrise Investor Media and Ad Medias Inc.) that were controlled by a family member of Dr. Hassan Salari for website administration and investor relations consulting. We ceased using these consulting services in January 2007.

Director and Officer Indemnification

Our certificate of incorporation and bylaws contain provisions limiting the liability of our directors. In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. See “Management — Limitation on Liability and Indemnification.”

Stock Option Grants

We have granted stock options to purchase shares of our common stock to our executive officers and directors. See “Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock held as of July 1, 2007, and as adjusted to reflect the sale of common stock in this offering for:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person who we know beneficially owns 5% or more of our common stock.

Except as otherwise indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares. Beneficial ownership is determined in accordance with the rules of the SEC.

The number of shares of our common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options or a warrant held by the person or entity that are exercisable within 60 days of July 1, 2007, but excludes common stock underlying options or warrants held by any other person or entity. Percentage of beneficial ownership is based on 42,183,748 shares of our common stock outstanding as of July 1, 2007 and 88,683,748 shares of our common stock outstanding after this offering. The address for those individuals for which an address is not otherwise indicated is c/o Chemokine Therapeutics Corp., 6190 Agronomy Road, Suite 405, University of British Columbia, Vancouver, British Columbia, V6T 1Z3.

			Shares Beneficially
	Shares Beneficially Owned		Owned
	Prior to this Offering		After this Offering(1)
	Number	Percentage	Number	Percentage

Executive Officers and Directors:
C. Richard Piazza(2)	70,000	*	70,000	*
Hassan Salari(3)	7,197,101	16.69%	7,197,101	8.03%
Bashir Jaffer(4)	72,000	*	72,000	*
Walter Korz(5)	200,000	*	200,000	*
Guy Ely(6)	36,000	*	36,000	*
Bin Huang(7)	36,000	*	36,000	*
Mohammad Azab(8)	52,000	*	52,000	*
Michael Evans(9)	166,000	*	166,000	*
Matthias C. Kurth(10)	62,000	*	62,000	*
John Osth(11)	156,000	*	156,000	*
All Executive Officers and Directors as a Group (10 persons)	8,047,101	18.30%	8,047,101	8.09%
5% Stockholders:
RAB Special Situations (Master) Fund Limited(12)	2,934,800	6.96%	2,934,800	3.31%
Newton Investment Management Limited(13)	9,230,902	21.47%	9,230,902	10.41%

*	Represents beneficial ownership of less than 1%.

(1)	Assumes that the underwriters’ over-allotment option is not exercised.

(2)	Includes options to purchase 72,000 shares of our common stock held by Mr. Piazza that are exercisable within 60 days of July 1, 2007.

(3)	Includes 6,247,101 shares of our common stock held by Pacific Medical Corp. Dr. Salari has control of the voting power over the common stock held by Pacific Medical Corp. Includes options to purchase

950,000 shares of our common stock held by Dr. Salari that are exercisable within 60 days of July 1, 2007.

(4)	Includes options to purchase 72,000 shares of our common stock held by Mr. Jaffer that are exercisable within 60 days of July 1, 2007.

(5)	Includes options to purchase 200,000 shares of our common stock held by Mr. Korz that are exercisable within 60 days of July 1, 2007.

(6)	Includes options to purchase 36,000 shares of our common stock held by Dr. Ely that are exercisable within 60 days of July 1, 2007.

(7)	Includes options to purchase 36,000 shares of our common stock held by Dr. Huang that are exercisable within 60 days of July 1, 2007.

(8)	Includes options to purchase 52,000 shares of our common stock held by Mr. Azab that are exercisable within 60 days of July 1, 2007.

(9)	Includes options to purchase 166,000 shares of our common stock held by Mr. Evans that are exercisable within 60 days of July 1, 2007.

(10)	Includes options to purchase 62,000 shares of our common stock held by Dr. Kurth that are exercisable within 60 days of July 1, 2007.

(11)	Includes options to purchase 156,000 shares of our common stock held by Mr. Osth that are exercisable within 60 days of July 1, 2007.

(12)	Based on information contained in a Schedule 13G filed with the SEC on February 8, 2007. The address for this stockholder is RAB Special Situations (Master) Fund Limited, P.O. Box 908 GT, Walker House Mary Street, George Town, Cayman Islands.

(13)	The holdings of clients managed by Newton Investment Management Ltd. based on information filed with TSX under national Instrument 62-103 dated May 1, 2007. The address of the company is Mellon Financial Centre, 160 Queen Victoria Street, London EC4V 4LA.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

General

We are authorized to issue 200,000,000 shares of common stock, $0.001 par value per share, and 6,000,000 shares of undesignated preferred stock, $0.001 par value per share. Immediately after this offering, we estimate that there will be 88,683,748 shares of our common stock outstanding, and 31,218,100 shares of our common stock will be issuable upon exercise of outstanding options and warrants based on our capital stock outstanding as of July 1, 2007.

Units

We plan to issue 46,500,000 units in this offering, with each unit consisting of one share of our common stock and one half common stock purchase warrant. The holder of one warrant will be entitled to purchase one share of our common stock. The units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the common stock and the warrants which form the unit. Immediately upon issuance of the units, the units will separate such that the shares of our common stock and warrants comprising the units will trade separately.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote at meeting of stockholders. The holders of our common stock are entitled to vote on amendments to our certificate of incorporation, except for the designation of a series of preferred stock out of our authorized preferred stock. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable. Provisions as to the modifications, amendment or variation of such rights or provisions are contained in our certificate of incorporation and bylaws and under Delaware law.

Warrants

Each whole warrant will be exercisable to purchase one share of our common stock for $      beginning on the date the units are separated through the date which is three years after the date of this prospectus. No fractional shares of common stock will be issuable upon exercise of any warrant.

The warrants will be issued in registered form under a warrant agreement between Pacific Corporate Trust Company, or the warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of our common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for such warrants may be limited and such warrants may expire worthless.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 6,000,000 shares of preferred stock. The board of directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this preferred stock. Some of the rights and preferences that our board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by our board of directors may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us if, for example, our board of directors designated and issued a series of preferred stock in an amount that sufficiently increased the number of outstanding shares to overcome a vote by the holders of our common stock or with rights and preferences that included special voting rights to veto a change in control.

Series A Preferred

We have designated one series of our preferred shares as Series A convertible preferred shares, of which no Series A preferred shares are issued and outstanding as of the date of this prospectus. The holders of the Series A preferred shares are entitled to one vote per share at meetings of our stockholders. The Series A preferred shares have a preference over the shares of our common stock in respect of the declaration and payment of dividends and the distribution of assets if we were to undergo a voluntary or involuntary liquidation, dissolution, or winding up. Each Series A preferred share is convertible at any time at the option of the holder into one common share. Each Series A preferred share is automatically convertible into one share of our common stock upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer of the shares of our common stock, if the price per share is not less than $10.00 and the aggregate purchase price is at least $15,000,000.

Outstanding Warrants and Other Rights

As of July 1, 2007, we have outstanding warrants for the purchase of an aggregate of 1,955,100 shares of our common stock. The exercise prices for such warrants range from $0.80 to $1.50 per share. A list of such warrants is set forth below:

	Number of	Exercise	Expiration
Number of Warrantholders	Warrants	Price	Date

1 warrantholder	10,000	$1.25	July 15, 2007
1 warrantholder	10,000	$1.25	July 30, 2007
8 warrantholders	154,100	$1.35	July 31, 2007
1 warrantholder	7,500	$1.25	August 16, 2007
30 warrantholders	818,500	$1.25	November 10, 2007
1 warrantholder	15,000	$1.35	November 10, 2007
1 warrantholder	40,000	$1.50	November 10, 2007
1 warrantholder	500,000	C$1.00	December 30, 2007
4 warrantholders	50,000	$0.80	June 27, 2007
1 warrantholder	350,000	C$1.25	March 22, 2008
TOTAL	1,955,100

Registration Rights

We filed a registration statement on Form SB-2 (File No. 333-133476) to register the resale of shares of our common stock issued in our March 22, 2006 private placement as well as the shares of our common stock issuable upon exercise of the warrants issued to the agents in connection with such offering. We are obligated to keep this registration statement current until March 22, 2008.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Section 203 of Delaware General Corporate Law

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by our board of directors and our stockholders in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Anti-Takeover Effects of Provisions of Our Charter Documents

When one of our directors resigns and the resignation is effective at a future date, a majority of the directors then in office, including the resigning director, will have power to fill such vacancy. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The limitation on filling vacancies could make it more difficult for a third-party to acquire, or could discourage a third-party from attempting to acquire, control of us.

Our bylaws set forth an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting and who has given to our secretary timely notice, in proper form, of his or her intention to bring that business before the meeting. Our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws authorize a majority of our board of directors, the chairman of the board or the chief executive officer, the president or a stockholder of at least 750,000 shares entitled to vote at the special meeting to call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed, the chairman believed, or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of our stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Transfer Agent And Registrar

The Transfer Agent and Registrar for our common stock is Pacific Corporate Trust Company.

MARKET FOR COMMON STOCK AND RELATED MATTERS

Common Stock Prices

Our common stock is quoted on the OTCBB under the symbol “CHKT,” and traded on the TSX under the symbol “CTI.”

The following table sets forth on a per share basis the high and low bid prices, respectively, of our common stock as reported on the OTCBB for the periods indicated.

	OTCBB
	(U.S.$)
Period	High Bid	Low Bid

Calendar 2007
Second Quarter	$0.95	$0.51
First Quarter	$0.95	$0.56
Calendar 2006
Fourth Quarter	$0.90	$0.55
Third Quarter	$0.85	$0.55
Second Quarter	$0.96	$0.60
First Quarter	$1.18	$0.90
Calendar 2005
Fourth Quarter	$1.18	$0.85
Third Quarter	$1.22	$0.68
Second Quarter	$—	$—
First Quarter	$—	$—

The source of the information provided in the table above is the OTC Bulletin Board®, Monthly Trade and Quote Summary Report, and represents prices between dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

The following table sets forth on a per share basis the high and low sales prices, respectively, of our common stock as reported on the TSX for the periods indicated.

	Toronto Stock Exchange
	(C$)
Period	High	Low

Calendar 2007
Second Quarter	$0.89	$0.57
First Quarter	$1.12	$0.65
Calendar 2006
Fourth Quarter	$1.07	$0.68
Third Quarter	$0.91	$0.61
Second Quarter	$1.10	$0.83
First Quarter	$1.37	$1.06
Calendar 2005
Fourth Quarter	$1.35	$1.03
Third Quarter	$1.43	$0.89
Second Quarter	$1.30	$0.92
First Quarter	$1.50	$0.95

On July 3, 2007 the average of the high ask and low bid prices, respectively, of our common stock as reported on the OTCBB was $0.57 per share. On July 5, 2007, the closing price of our common stock as reported on the TSX was $0.57 per share. According to the records of our transfer agent, Pacific Corporate Trust Company, as of July 3, 2007, we had 135 holders of record of our common stock.

Equity Compensation Plans

The following table sets forth certain information concerning shares of our common stock issuable and available for issuance under our stockholder approved and non-stockholder approved equity compensation plans, in each case as of July 1, 2007.

			Number of Securities
			Remaining Available
	Number of Securities	Weighted-average	for Future Issuance
	to be Issued	Exercise Price of	Under Equity
	Upon Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights(1)	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders(1)	2,807,000	$1.01	1,691,416	(2)
Equity Compensation Plans Not Approved by Stockholders(3)	1,906,100	$1.03	Nil

Total	4,713,100		1,691,416

(1)	Consists of the 2004 Option Plan.

(2)	Consists of shares of our common stock available for future issuance under the 2004 Option Plan. As of July 1, 2007, an aggregate of 1,691,416 shares of our common stock were available for issuance under the 2004 Option Plan.

(3)	Consists of warrants issued for goods and services rendered.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes certain U.S. federal income tax and estate tax consequences of the ownership and disposition of shares of our common stock and warrants purchased pursuant to this offering by a holder that is a non-U.S. holder as we define that term below. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in U.S. federal income tax consequences to a holder that are materially different from those described below. We have not sought, and will not seek, any ruling from the U.S. Internal Revenue Service, or the IRS, or opinion of counsel with respect to the tax consequences discussed in this prospectus. Consequently, the IRS may disagree with or challenge any of the tax consequences discussed in this prospectus.

The following discussion does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a non-U.S. holder in light of such holder’s particular circumstances and only addresses non-U.S. holders who hold common stock or warrants as capital assets within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address the U.S. federal income tax considerations applicable to holders subject to special rules, such as certain financial institutions, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, partnerships or other pass-through entities, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, persons who acquired shares or warrants as consideration for performance of services, dealers in securities or currencies, persons holding common stock or warrants in connection with a hedging transaction, “straddle,” conversion transaction or a synthetic security or other integrated transaction, holders subject to special U.S. federal income tax rules (such as “passive foreign investment companies” and “controlled foreign corporations”) or holders whose “functional currency” is not the U.S. dollar. In addition, this discussion does not include any description of any alternative minimum tax consequences, gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to non-U.S. holders of our common stock or warrants.

We urge you to consult your own tax advisor concerning the U.S. federal, state or local income tax and federal, state or local estate tax consequences of your ownership and disposition of our common stock or warrants in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction or under any applicable tax treaty.

As used in this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock or warrants who is not, for U.S. tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any state thereof (including the District of Columbia);

•	an estate, income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and all substantial decisions of which one or more U.S. persons have the authority to control or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable U.S. Treasury Regulations.

If a partnership or other pass-through entity holds our common stock or warrants, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner in or owner of a partnership or other pass-through entity that is considering holding our common stock or warrants, you should consult your tax advisor.

Payment of Dividends

We do not presently anticipate paying cash dividends on shares of our common stock. For more information, please see the section entitled “Dividend Policy” in this prospectus. If dividends are paid on shares of our common stock and received by a non-U.S. holder, these dividends will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the amount of the dividend. Certain non-U.S. holders who are able to avail themselves of the benefits of a bilateral income tax treaty may be subject to a lower rate of withholding. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a bilateral income tax treaty and the manner used to claim the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty and who has additional amounts withheld may obtain a refund or credit of any excess amounts withheld by filing a claim for a refund with the IRS.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States are not subject to U.S. withholding tax, but are instead taxed in a manner similar to that applicable to U.S. persons, provided the non-U.S. holder properly certifies its status (generally using Form W-8ECI). We will not withhold U.S. tax from dividends paid to a non-U.S. holder that are effectively connected with a U.S. trade or business (or treated similarly under a tax treaty), as long as the non-U.S. holder complies with certain certification and disclosure requirements. The branch profits tax also may be imposed on a non-U.S. holder that is a corporation that receives such a dividend. Non-U.S. holders that are engaged in a U.S. trade or business or that may be affected by similar provisions under a bilateral income tax treaty should consult their advisors regarding the taxation of dividends that they may receive.

Sale or Exchange of Common Stock

A non-U.S. holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of shares of our common stock. However, if a non-U.S. holder realizes gain effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States such gain will generally be subject to U.S. federal income tax in a manner similar to that applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to the branch profits tax.

In addition, if we become a U.S. real property holding corporation (that is, a company at least half of the assets of which constitute U.S. real property interests) non-U.S. holders holding more than 5% of the shares our common stock will be subject to U.S. federal income tax on disposition gains. We believe that we are not currently and we do not anticipate becoming a U.S. real property holding corporation. However, since the future determination of our U.S. real property holding corporation status will be based upon the composition of our assets from time to time, we may become a U.S. real property holding corporation in the future.

Non-U.S. holders subject to U.S. federal income tax as described in the prior two paragraphs will be subject to tax on the net income realized on such a disposition at graduated rates. Such non-U.S. holders who are individuals will be permitted to avail themselves of preferential rates on capital gains. In addition, if we become a U.S. real property holding corporation, a non-U.S. holder subject to tax on gain from a disposition of shares of our common stock may be subject to withholding tax on such a disposition equal to 10% of the amount realized on the sale.

Exercise or Sale of Warrants

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized from the sale or other disposition of the warrants. In addition, a non-U.S. holder generally will not recognize gain upon exercise of the warrants. However, as described above in “Sale or Exchange of Common Stock”, a non-U.S. holder may be subject to U.S. federal income tax on gain effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business. Further, in the event that we become a U.S. real property holding company, as described above in “Sale or Exchange of Common Stock”, a non-U.S. holder may be subject to U.S. federal income tax on disposition gain.

Federal Estate Tax

Shares of our common stock or warrants owned or treated as owned by an individual non-U.S. holder will be included in that non-U.S. holder’s estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Under U.S. Treasury Regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld in respect of such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Also, certain tax treaties also require that information be made available to the tax authorities in the country in which the non-U.S. holder resides or is established.

The gross amount of dividends paid to a non-U.S. holder that fails to certify its status as a non-U.S. holder in accordance with applicable U.S. Treasury Regulations generally will be reduced by U.S. backup withholding (currently, at a rate of 28%).

The payment of proceeds from disposition of shares of our common stock or warrants by a non-U.S. holder through the U.S. office of a broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either (i) certifies its status as a non-U.S. holder in accordance with applicable U.S. Treasury Regulations or (ii) otherwise establishes an exemption (unless the broker knows or has reason to know the non-U.S. holder is not entitled to an exemption). However, payment of proceeds from disposition of shares of our common stock by a non-U.S. holder through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS; provided that the broker is not a U.S. person and does not have specified connections with the United States (in which case, if certain conditions are not met, the proceeds from disposition may be reported to the IRS, but should not be reduced by backup withholding).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them and the availability and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

The above discussion is included for general information only. Each prospective investor in shares of our common stock or warrants is urged to consult its tax advisor with respect to the U.S. federal income tax and federal estate tax consequences of the ownership and disposition of our common stock and warrants, as well as the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

UNDERWRITING

Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has agreed to purchase from us the number of units shown opposite its name below:

Number of
Underwriters	Units

GMP Securities(1)
Canaccord Capital Corporation(2)
Desjardins Securities Inc.(3)
Jennings Capital Inc.(4)

Total	46,500,000

(1)	GMP Securities L.P. in Canada and GMP Securities L.P.’s broker-dealer affiliate, Griffiths McBurney Corp., in the United States.

(2)	Canaccord Capital Corporation in Canada and Canaccord Capital Corporation’s registered broker-dealer affiliate, Canaccord Adams Inc., in the United States.

(3)	Desjardins Securities Inc. in Canada and Desjardins Securities Inc.’s registered broker-dealer affiliate, Desjardins Securities International Inc., in the United States.

(4)	Jennings Capital Inc. in Canada and Jennings Capital Inc.’s registered broker-dealer affiliate, Jennings Capital (USA) Inc., in the United States.

The underwriters, as principals, conditionally offer the units, together with any units issued upon the exercise of the over-allotment option, subject to prior sale, if, as and when issued and sold by us and accepted by the underwriters. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The obligations of the underwriters under the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated in certain stated circumstances and upon the occurrence of certain stated events. The underwriters are, however, severally obligated to take up and pay for any of the units that they have agreed to purchase if any units are purchased under the underwriting agreement. However, the underwriters are not required to take or pay for the units covered by the underwriters’ over-allotment option.

Subscriptions for the purchase of units will be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice.

We have agreed to indemnify the underwriters and their affiliates, directors, officers, employees and agents against certain liabilities, including, without restriction, liabilities under the Securities Act of 1933 and civil liabilities under Canadian provincial securities legislation, and to contribute to any payments the underwriters may be required to make in respect thereof.

This offering is being made concurrently in the United States and in each of the provinces of Canada. The units will be offered in the United States and Canada through the underwriters either directly or through their respective U.S. or Canadian registered broker-dealer affiliates. Subject to applicable law, the underwriters may offer the units outside the United States and Canada.

Listing on the Toronto Stock Exchange

We have applied to the TSX to list the shares of our common stock and the warrants issuable in this offering, including the shares of our common stock underlying the warrants, the shares of our common stock and warrants comprising the over-allotment units, the shares of our common stock underlying the warrants comprising part of the over-allotment units and the shares of our common stock underlying the underwriters’

warrants. The listing of these shares of our common stock and these warrants will be subject to us fulfilling all of the listing requirements of the TSX.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to an aggregate of 6,975,000 additional units, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the closing of the offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional units proportionate to that underwriter’s initial commitment as indicated in the preceding table. This prospectus, when filed in Canada in accordance with applicable securities legislation, qualifies in Canada the grant of the underwriters’ over-allotment option and the distribution of the units issuable upon the exercise of the over-allotment option.

Commissions and Expenses

The underwriters’ representatives have advised us that the underwriters propose initially to offer the units to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per unit. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per unit to other dealers. After the initial public offering, the public offering price, concession and discount may be changed. After the underwriters have made a reasonable effort to sell all of the units at the initial offering price, the offering price may be decreased, and further changed from time to time, to an amount not greater than the initial offering price disclosed in the prospectus and the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the units is less than the gross proceeds paid by the underwriter to us.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The public offering price of the units was determined by negotiation between us and the underwriters. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional units:

	Per Unit		Total
	Without	With	Without	With
	Over-Allotment	Over-Allotment	Over-Allotment	Over-Allotment

Public offering price	$	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us

The expenses of the offering, not including the underwriting discounts and commissions and the underwriters’ legal fees and expenses, are estimated at $      million and are payable by us. In addition, we will reimburse the underwriters for all of the expenses incurred by them estimated at $      and fees owed by them to their legal counsel, estimated at $     .

We have also agreed to grant to the underwriters warrants to purchase 3,255,000 shares of our common stock (or 3,743,250 shares if the over-allotment option is exercised in full), which amount will be equal to 7% of the total number of shares of common stock comprising part of the units issued by us in this offering (including the over-allotment option, if applicable), at an exercise price equal to 105% of the public offering price for a period of 24 months following the closing of the offering. The warrants to be received by the underwriters will not be sold during the offering and will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering. This prospectus, when filed in Canada in accordance with applicable securities legislation, qualifies in Canada the issuance of the underwriters’ warrants.

Lock-up Agreements

We, and each of our directors, and certain of our executive officers have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our common stock, or exercise any right to request or demand registration pursuant to the Securities Act, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without the prior written consent of the underwriters’ representatives, for a period of 120 days after the public offering date set forth on the cover of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we issue earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16 day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18 day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or event, as applicable. Because the lock-up agreements will cover a significant portion of the shares of our common stock not already traded in the public market, the sale of these shares, or the perception that sales may occur, could adversely affect the prevailing market prices of our common stock.

Stabilization, Short Positions and Penalty Bids

Until the distribution of the units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the underwriters’ representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with the offering, (i.e., if they sell more shares of our common stock than are listed on the cover of this prospectus), the underwriters’ representatives may reduce that short position by purchasing shares of our common stock in the open market. The underwriters’ representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

The underwriters’ representatives may also impose a penalty bid on underwriters and selling group members. This means that if the underwriters’ representatives purchase shares of our common stock in the open market to reduce the underwriter’s short position or to stabilize the price of such shares of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of our common stock. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares of our common stock.

Pursuant to policy statements of the Canadian provincial securities commissions, the underwriters may not, throughout the period of distribution, bid for or purchase any shares of our common stock. The policy statements allow certain exceptions to the foregoing prohibitions. The underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the shares of our common stock. These exceptions include a bid or purchase permitted under the by-laws and rules of the Universal Market Integrity Rules of Market Regulation Services Inc. relating to market completion and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing and applicable laws, the underwriters may, in connection with the offering, over-allot or effect transactions that stabilize or maintain the market price of the shares of our common stock and the warrants at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters’ representatives or lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain of the underwriters or their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

Kirkpatrick & Lockhart Preston Gates Ellis LLP, Seattle, Washington, will pass upon the validity of the securities offered hereby. Torys LLP will pass upon selected legal matters in connection with this offering for the underwriters.

EXPERTS

The consolidated financial statements as of and for the periods therein indicated included in the prospectus have been audited by M.D. Sassi Company, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing in this prospectus, and are included in reliance upon such report given upon the authority of M.D. Sassi Company as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the units offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Chemokine Therapeutics Corp. and the units offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Chemokine Therapeutics Corp.

We have audited the accompanying consolidated balance sheets of Chemokine Therapeutics Corp. (a development stage company), as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related amounts included in the cumulative amounts for the period from inception on July 15, 1998 to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chemokine Therapeutics Corp. (a development stage company), as of December 31, 2006 and 2005, and the results of its operations and cash flows for the years then ended, and the related amounts included in the cumulative amounts for the period from inception on July 15, 1998 to December 31, 2006, in conformity with accounting principles generally accepted in the United States.

/s/  M.D. Sassi Company

San Francisco, California
April 11, 2007

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,446,668	$3,719,163
Short term investments (Note 3)	1,642,308	2,627,760
Amounts receivable	60,366	33,214
Prepaid expense and deposits	103,816	154,969

TOTAL CURRENT ASSETS	6,253,158	6,535,106
PROPERTY AND EQUIPMENT, net (Note 4)	332,440	351,438
LICENSE COSTS, net (Note 5)	16,299	23,993
AMOUNT DUE FROM AFFILIATE (Note 6)	253,263	91,783

	$6,855,160	$7,002,320

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$377,915	$253,199
Current portion of capital lease obligation (Note 7)	12,392	11,648

TOTAL CURRENT LIABILITIES	390,307	264,847
CAPITAL LEASE OBLIGATION (Note 7)	8,722	21,157

	399,029	286,004

COMMITMENTS (Notes 5 & 12)

STOCKHOLDERS’ EQUITY
PREFERRED STOCK
Authorized — 6,000,000 shares; par value $0.001 per share
Issued and outstanding shares: December 31, 2006 — Nil; December 31, 2005 — 2,000,000	—	2,000
COMMON STOCK
Authorized — 100,000,000 shares; par value $0.001 per share
Issued and outstanding shares: December 31, 2006 — 42,183,748; December 31, 2005 — 31,897,206	42,184	31,897
ADDITIONAL PAID-IN CAPITAL	30,957,359	23,717,965
(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE	(24,543,412)	(17,035,546)

	6,456,131	6,716,316

	$6,855,160	$7,002,320

See accompanying notes to the consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

			Cumulative
			From
			Inception on
			July 15, 1998
			to
	Years Ended December 31,		December 31,
	2006	2005	2006

REVENUE	$—	$275,000	$275,000

EXPENSES
Research and development	4,642,457	3,697,005	14,595,725
General and administrative	2,904,595	2,667,290	10,253,596
Stock-based compensation	184,085	289,533	558,119
Amortization of license	7,694	7,694	34,304
Depreciation & amortization of property and equipment	173,350	46,684	346,091

	7,912,181	6,708,206	25,787,835

OTHER INCOME
Foreign exchange gain	73,125	181,386	366,945
Interest income	331,190	231,654	602,478

NET LOSS	$(7,507,866)	$(6,020,166)	$(24,543,412)

NET LOSS PER COMMON SHARE — BASIC AND DILUTED	$(0.19)	$(0.19)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	39,606,809	31,605,162

See accompanying notes to the consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from inception on July 15, 1998 to December 31, 1998
and years ended December 31, 1999 through 2006

								(Deficit)
					Additional		Deferred	Accumulated
	Common Stock		Preferred Stock		Paid-in	Share	Stock	During the	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscriptions	Compensation	Development Stage	Equity

Inception, July 15, 1998	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock for cash	1	—	—	—	70,650	—	—	—	70,650
Issuance of preferred stock for cash	—	—	6,000,000	6,000	(4,800)	—	—	—	1,200
Net loss	—	—	—	—	—	—	—	(6,212)	(6,212)

Balances at December 31, 1998	1	—	6,000,000	6,000	65,850	—	—	(6,212)	65,638
Issuance of common stock and subscriptions on private placement, net of offering costs of $58,794	263,535	264	—	—	342,332	461,205	—	—	803,801
Issuance of warrants for consulting services	—	—	—	—	1,400	—	—	—	1,400
Net loss	—	—	—	—	—	—	—	(408,237)	(408,237)

Balances at December 31, 1999	263,536	264	6,000,000	6,000	409,582	461,205	—	(414,449)	462,602
Issuance of common stock and subscriptions on private placement, net of offering costs of $214,300	783,228	783	—	—	1,116,790	(461,205)	—	—	656,368
Conversion of preferred stock to common stock	6,000,000	6,000	(6,000,000)	(6,000)	—	—	—	—	—
Issuance of options for consulting services	—	—	—	—	87,968	—	—	—	87,968
Deferred stock compensation	—	—	—	—	83,500	—	(83,500)	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	32,920	—	32,920
Net loss	—	—	—	—	—	—	—	(1,020,963)	(1,020,963)

Balances at December 31, 2000	7,046,764	7,047	—	—	1,697,840	—	(50,580)	(1,435,412)	218,895
Issuance of preferred stock for cash	—	—	150,000	150	187,350	—	—	—	187,500
Issuance of common stock net of offering costs of $64,585	1,280,496	1,280	—	—	1,362,532	—	—	—	1,363,812
Issuance of warrants for offering costs	—	—	—	—	17,850	—	—	—	17,850
Cancellation of stock options	—	—	—	—	(50,580)	—	50,580	—	—
Net loss	—	—	—	—	—	—	—	(1,743,962)	(1,743,962)

Balances at December 31, 2001	8,327,260	8,327	150,000	150	3,214,992	—	—	(3,179,374)	44,095

See next page

See accompanying notes to the consolidated financial statements

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from inception on July 15, 1998 to December 31, 1998
and years ended December 31, 1999 through 2006

								(Deficit)
								Accumulated
					Additional		Deferred	During the
	Common Stock		Preferred Stock		Paid-in	Share	Stock	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscriptions	Compensation	Stage	Equity

Issuance of common stock net of offering costs of $194,474	1,492,970	1,493	—	$—	$1,677,746	$—	$—	$—	$1,679,239
Issuance of warrants for consulting services	—	—	—	—	139,725	—	—	—	139,725
Issuance of warrants for offering costs	—	—	—	—	62,871	—	—	—	62,871
Capital distribution on sale of subsidiary to related party	—	—	—	—	42,064	—	—	—	42,064
Net loss	—	—	—	—	—	—	—	(2,234,061)	(2,234,061)

Balances at December 31, 2002	9,820,230	9,820	150,000	150	5,137,398	—	—	(5,413,435)	(266,067)
Issuance of common stock net of offering costs of $130,628	577,852	578	—	—	644,395	—	—	—	644,973
Issuance of preferred stock	—	—	2,000,000	2,000	2,698,000	—	—	—	2,700,000
Issuance of warrants for consulting services	—	—	—	—	21,835	—	—	—	21,835
Issuance of warrants for offering costs	—	—	—	—	22,454	—	—	—	22,454
Net loss	—	—	—	—	—	—	—	(2,506,705)	(2,506,705)

Balances at December 31, 2003	10,398,082	10,398	2,150,000	2,150	8,524,082	—	—	(7,920,140)	616,490
Issuance of common stock net of offering costs of $2,234,671	17,915,714	17,916	—	—	12,144,538	—	—	—	12,162,454
Issuance of common stock for agent’s fee	628,977	629	—	—	352,054	—	—	—	352,683
Issuance of common stock for settlement of debt	247,100	247	—	—	199,753	—	—	—	200,000
Issuance of common stock for finder’s fees	3,333	3	—	—	4,497	—	—	—	4,500
Conversion of preferred stock to common stock	150,000	150	(150,000)	(150)	—	—	—	—	—
Issuance of warrants for consulting services	—	—	—	—	241,882	—	—	—	241,882
Issuance of warrants for offering costs	—	—	—	—	98,509	—	—	—	98,509
Issuance of warrants for finder’s fees	—	—	—	—	3,900	—	—	—	3,900
Stock-based compensation	—	—	—	—	51,581	—	—	—	51,581
Net loss	—	—	—	—	—	—	—	(3,095,240)	(3,095,240)

Balances at December 31, 2004	29,343,206	29,343	2,000,000	2,000	21,620,796	—	—	(11,015,380)	10,636,759

See next page

See accompanying notes to the consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from inception on July 15, 1998 to December 31, 1998
and years ended December 31, 1999 through 2006

								(Deficit)
					Additional		Deferred	Accumulated
	Common Stock		Preferred Stock		Paid-in	Share	Stock	During the	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscriptions	Compensation	Development Stage	Equity

Issuance of common stock net of offering costs of $278,023	2,400,000	2,400	—	—	1,658,297	$—	$—	$—	$1,660,697
Conversion of warrants to common stock	102,000	102	—	—	85,050	—	—	—	85,152
Issuance of common stock	52,000	52	—	—	(52)	—	—	—	—
Issuance of warrants for agent’s fee	—	—	—	—	49,453	—	—	—	49,453
Issuance of warrants for offering costs	—	—	—	—	14,888	—	—	—	14,888
Stock-based compensation	—	—	—	—	289,533	—	—	—	289,533
Net loss	—	—	—	—	—	—	—	(6,020,166)	(6,020,166)

Balances at December 31, 2005	31,897,206	31,897	2,000,000	2,000	23,717,965	—	—	(17,035,546)	6,716,316
Issuance of common stock net of offering costs of $471,564	6,471,698	6,472	—	—	5,408,860	—	—	—	5,415,332
Conversion of preferred stock to common stock	2,000,000	2,000	(2,000,000)	(2,000)	—	—	—	—	—
Conversion of warrants to common stock	1,762,844	1,763	—	—	1,556,700	—	—	—	1,558,463
Issuance of common stock for options exercised	52,000	52	—	—	44,413	—	—	—	44,465
Issuance of warrants for agent’s fee	—	—	—	—	45,336	—	—	—	45,336
Stock-based compensation	—	—	—	—	184,085	—	—	—	184,085
Net loss	—	—	—	—	—	—	—	(7,507,866)	(7,507,866)

Balances at December 31, 2006	42,183,748	$42,184	—	$—	$30,957,359	$—	$—	$(24,543,412)	$6,456,131

See accompanying notes to the consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Cumulative From
			Inception on July 15,
			1998 to
	Years Ended December 31,		December 31,
	2006	2005	2006

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(7,507,866)	$(6,020,166)	$(24,543,412)
Adjustments to reconcile net cash provided (used) by operating activities
Depreciation and amortization	181,044	54,378	380,395
Common stock issued for consulting services	—	—	1,033,669
Warrants issued for consulting services	—	—	404,842
Options issued for consulting services	—	—	87,968
Stock-based compensation	184,085	289,533	558,119
Decrease (increase) in
Amounts receivable	(27,152)	(27,654)	(60,366)
Prepaid expense and deposit	51,153	(97,071)	(103,816)
Increase (decrease) in
Accounts payable and accrued liabilities	124,716	(359,968)	377,915
Deferred revenue	—	(275,000)	—

Cash (used) by operating activities	(6,994,020)	(6,435,948)	(21,864,686)

CASH FLOW FROM FINANCING ACTIVITIES
Stock issued for cash	7,489,823	2,023,872	31,647,476
Stock issued for settlement of debt	—	—	200,000
Offering costs	(426,228)	(213,682)	(2,974,596)
Net advances (to) from affiliate	(161,480)	(118,105)	(206,445)
Capital lease payment	(11,691)	(1,845)	(13,536)

Cash provided by financing activities	6,890,424	1,690,240	28,652,899

CASH FLOW FROM INVESTING ACTIVITIES
Cash held by disposed subsidiary	—	—	(4,754)
Purchase of short term investments	(10,185,725)	(6,185,883)	(16,371,608)
Redemption of short term investments	11,171,178	3,558,123	14,729,301
Payment under license agreement (Note 5)	—	—	(50,603)
Purchase of property and equipment	(154,352)	(343,847)	(643,881)

Cash provided (used) by investing activities	831,101	(2,971,607)	(2,341,545)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE PERIOD	727,505	(7,717,315)	4,446,668
CASH AND CASH EQUIVALENTS, beginning of period	3,719,163	11,436,478	—

CASH AND CASH EQUIVALENTS, end of period	$4,446,668	$3,719,163	$4,446,668

See Note 13.

See accompanying notes to the consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006 and 2005

1.	DESCRIPTION OF BUSINESS

Chemokine Therapeutics Corp. (the “Company”) was incorporated in the State of Washington on July 15, 1998 as PTM Molecular Biosystems Inc. In 1999 the Company changed its name to Chemokine Therapeutics Corp. and in 2000 was reincorporated in the State of Delaware.

The Company is in the business of discovering and developing innovative therapeutic products for the treatment of a variety of human diseases. As of December 31, 2006 the Company is considered a development stage company as defined by Statement of Financial Accounting Standards No. 7 (“SFAS No. 7”). The Company commenced operations in July 1998 and has been devoting most of its efforts to date in raising capital and in research and development. At December 31, 2006, the Company had not commenced planned principal operations and, as shown in the accompanying financial statements, has incurred losses during the period from inception to December 31, 2006 of $24,543,412.

The Company is subject to all of the risks inherent in an early stage business operating in the biotechnology industry. These risks include, but are not limited to, a limited operating history, limited management resources, and the challenges of bringing a drug through development to approval for sale. Management believes that current working capital will be sufficient to fund the Company’s operations through January 31, 2008. The Company also intends to seek additional financing from external sources through the sale of shares.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. Significant accounting policies utilized in the preparation of the consolidated financial statements are summarized below:

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its former wholly-owned Canadian subsidiary, Chemokine Therapeutics Inc. through to June 9, 2002, the date of disposal of the subsidiary and its wholly-owned Canadian subsidiary Chemokine Therapeutics (B.C.) Corp (“CTBCC”).

Revenue recognition

Revenue is not recognized until the product or service has been delivered or otherwise earned, all contractual obligations have been satisfied and collection of amounts due to the Company is reasonably assured. Amounts received by the Company prior to the recognition of associated revenue are reflected on the balance sheet as deferred revenue.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, balances with banks and short-term investments. All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown in the consolidated financial statements.

Short term investments

Short term investments consist of term deposits and investments in publicly traded debt securities with a maturity of less than one year but more than three months. The Company records its investments in debt

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

securities as held-to-maturity investments since the Company has the positive intent and ability to hold these investments to maturity. The held-to-maturity investments are recorded at amortized cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is adjusted. The amortization of premium or accretion of discount and any unrealized loss deemed other-than-temporary are included in current period earnings.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation and amortization is recorded on a straight-line basis over the estimated useful lives of the property and equipment as follows:

Computer equipment — 3 years
Computer software — 2 years
Furniture and fixtures — 3 years
Leasehold improvements — 3 years
Equipment — 3 years
Equipment under capital lease obligation — Capital lease term

License Costs

Costs incurred to acquire the license (see Note 5) are capitalized in the accounts and are being amortized on a straight-line basis over five years. The costs of developing and servicing patents on licensed technologies are expensed as incurred.

Impairment of long-lived assets

Long-lived assets to be held and used are assessed for impairment whenever events or changes in circumstances indicate that the carrying values of long-lived assets may not be recoverable.

Foreign currency translation

The Company uses the U.S. dollar as its functional currency, and presents the consolidated financial statements in U.S. dollars using the current rate method. Under the current rate method, the Company translates all assets and liabilities using the exchange rate at the balance sheet date and translates revenues, expenses, gains and losses at the weighted average rates of exchange for the respective periods. Before consolidation, the Company remeasures the financial statements of CTBCC from its local currency of Canadian dollars to its functional currency of U.S. dollars at the end of each reporting period. Monetary items of CTBCC’s financial statements are remeasured by applying the current exchange rate and non-monetary items are remeasured by applying historical exchange rates. The Company includes the resulting exchange gain or loss in foreign currency upon remeasurement in the foreign exchange gain or loss account in the consolidated statement of operations.

Fluctuations in the relative values of the Canadian and U.S. dollars can affect the reported value of Canadian dollar denominated assets and liabilities on our balance sheet. A strengthening (weakening) Canadian dollar in relation to the U.S. dollar results in higher (lower) reported values for our Canadian dollar denominated assets and liabilities.

Research and development

Research and development expenses are expensed as incurred. Upfront and milestone payments made to third parties in connection with specific research and development projects are expensed as incurred up to the

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

point of regulatory approval. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the related product.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain 2005 amounts have been reclassified to conform to the presentation used in the current period.

Income taxes

Income taxes are accounted for under the asset and liability method prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

Net loss per common share

Net loss per common share is computed based on the weighted average number of common shares outstanding during each period. Convertible equity securities, such as convertible preferred stock, stock options and stock purchase warrants are not considered in the calculation of net loss per common share as their inclusion would be anti-dilutive.

Stock-based compensation

Effective January 1, 2006, the beginning of the Company’s first fiscal quarter of 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”), using the modified-prospective transition method. Under this transition method, stock-based compensation expense was recognized in the consolidated financial statements for granted, modified, or settled stock options. Compensation expense recognized included the estimated expense for stock options granted on and subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R, and the estimated expense for the portion vesting in the period for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Results for prior periods have not been restated, as provided for under the modified-prospective method.

Prior to the January 1, 2006 adoption of the SFAS No. 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and as such, generally recognized no compensation cost for employee stock options granted at fair market value but recognized compensation cost for grants of employee stock-based compensation awards equal to the excess of the market price of the

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

underlying common stock at the date of grant over the exercise price of the stock related award. As permitted by SFAS No. 123, stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements.

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. The Company estimates the fair value of stock options using a Black-Scholes valuation model.

The following table shows the pro forma effect on net loss and net loss per share had compensation cost been recognized based upon the estimated fair value on the grant date of stock options, in accordance with SFAS No. 123 for the year ended December 31, 2005:

2005
(Pro forma)

Net loss per consolidated statements of operations	$(6,020,166)
Stock-based compensation intrinsic value basis	289,533
Stock-based compensation fair value basis	(462,321)

Pro forma net loss	$(6,192,954)

Pro forma net loss per share	$(0.20)

No pro forma disclosures for the year ended December 31, 2006 are presented because the amounts are recognized in the consolidated financial statements in accordance with SFAS No. 123R.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for fiscal years beginning after December 15, 2006 and the Company will adopt the new requirements in its fiscal first quarter of 2007. The adoption of FIN No. 48 is not currently expected to have a significant impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The Company will adopt these new requirements in its first fiscal quarter of 2008. The Company has not yet determined the effect on the Company’s consolidated financial statements, if any, upon adoption of SFAS No. 157, or if it will adopt the requirements prior to the first fiscal quarter of 2008.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). The intent of SAB No. 108 is to reduce diversity in practice for the method companies use to quantify financial statement misstatements, including the effect of prior year uncorrected errors. SAB No. 108 establishes an approach that requires quantification of financial statement errors using both an income

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statement and a cumulative balance sheet approach. SAB No. 108 is effective for fiscal years beginning after November 15, 2006, and the Company will adopt the new requirements in fiscal 2007. The adoption of SAB No. 108 is not currently expected to have a significant impact on the Company’s consolidated financial statements.

3.	SHORT TERM INVESTMENTS

The net carrying value and the aggregate fair value of the short term investments held-to-maturity as at December 31, 2006 are $1,642,308. The unrealized holding loss from these investments in 2006 of $67,341 resulting from changes in the foreign exchange rates between the date of purchase and the balance sheet date is included in foreign exchange gain or loss in the statement of operations. During the year ended December 31, 2006, the Company sold two short term investments prior to their maturity. The net carrying amount and net realized gain on the date of sale was $ 707,397 and $7,567, respectively. Management sold these securities prior to their maturity due to additional cash flow requirements encountered after the short term investments were purchased.

4.	PROPERTY AND EQUIPMENT, net

	2006	2005

Computer equipment	$76,854	$57,676
Computer software	15,394	11,783
Furniture and fixtures	42,612	46,059
Leasehold improvements	49,093	43,730
Equipment	351,934	222,424
Equipment under capital lease obligation	34,650	34,650

	570,537	416,322
Accumulated depreciation and amortization	(238,097)	(64,884)

	$332,440	$351,438

The accumulated amortization on equipment under capital lease obligation as at December 31, 2006 and 2005 was $13,445 and $1,925, respectively.

5.	LICENSE COSTS, net

	2006	2005

Cost	$50,603	$50,603
Accumulated amortization	(34,304)	(26,610)

	$16,299	$23,993

On September 22, 1999 the Company entered into a license agreement with the University of British Columbia (“UBC”). The license grants the Company exclusive worldwide rights to research, develop and commercially exploit certain patented technologies, which remain the property of UBC. The licensed technology relates to therapeutics for a variety of human diseases.

Under the agreement the Company is obligated to achieve various milestones and is committed to make milestone payments and to pay royalties of 2% of any revenues or other consideration derived from the licensed technologies. Should the Company fail to satisfy any of its obligations, UBC has the right to terminate the license agreement.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Milestone payments are to be made as follows:

•	Cdn$100,000 at the time of completion of Phase II clinical trials

•	Cdn$250,000 at the time of completion of Phase III clinical trials

•	Cdn$500,000 at the time of filing for New Drug Approval

•	Minimum annual royalty payments are to be made as follows:

•	Cdn$25,000 one year from product approval

•	Cdn$50,000 two years from product approval

•	Cdn$75,000 three years from product approval

•	Cdn$100,000 fours years from product approval

•	Cdn$150,000 five years from product approval

As at December 31, 2006, the Company had not achieved any milestones and had not paid or accrued any milestone or royalty payments.

6.	AMOUNT DUE FROM AFFILIATE

The amount due from affiliate does not bear interest and has no fixed terms of repayment.

	2006	2005

Globe Laboratories Inc., a Canadian corporation (“Globe”) controlled by Dr. Hassan Salari, the Company’s former Chief Executive Officer	$253,263	$91,783

See Note 10 and Note 15

7.	CAPITAL LEASE OBLIGATION

The Company entered into a capital lease agreement with a third party during 2005 to lease equipment.

The Company has the following future minimum lease payments under the terms of the lease in each of the fiscal years ending December 31:

2007	13,386
2008	8,934

Total minimum lease payments	22,320
Amount representing interest at 6.5%	(1,206)

Balance of the obligation	21,114
Less: Current portion due within one year	(12,392)

$8,722

8.	CAPITAL STOCK

Common stock

During the period from inception to December 31, 2006 the Company issued 42,183,748 shares of common stock for total consideration of $ 32,881,145 net of offering costs of $3,647,039.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the year ended December 31, 2006 the Company issued an aggregate 8,286,542 shares of common stock at $0.85 to $0.91 per share, for cash consideration of $7,489,823 before offering costs of $471,564.

During the year ended December 31, 2006, all 2,000,000 shares of preferred stock were converted to 2,000,000 shares of common stock on a 1 for 1 basis. The Company incurred costs of $237,600 to facilitate the conversion of the preferred stock. Total costs paid in connection of the conversion are included in general and administrative expenses reported on the consolidated statements of operations.

During the year ended December 31, 2005, the Company issued an aggregate 2,554,000 shares of common stock at $0.79 to $0.86 per share, for cash consideration of $2,023,872, before offering costs of $ 278,023.

Warrants

During the year ended December 31, 2006, the Company issued stock purchase warrants exercisable into 350,000 shares of common stock at $1.07 per share with an expiration date of March 22, 2008. The stock purchase warrants were issued as partial consideration for agents’ fee. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes valuation model, of $45,336. This amount was charged to capital stock as an offering cost.

During the year ended December 31, 2006, stock purchase warrants were exercised for 1,762,844 shares of common stock at $0.85 to $0.90 per share.

During the year ended December 31, 2006, stock purchase warrants for the issuance of 2,114,665 shares of common stock at $0.86 to $1.25 per share expired unexercised.

During the year ended December 31, 2005, the Company issued stock purchase warrants exercisable into 192,000 shares of common stock at $0.86 per share with an expiration date of June 30, 2006 and issued stock purchase warrants exercisable into 50,000 shares of common stock at $0.80 per share with an expiration date of June 27, 2007. The stock purchase warrants were issued as partial consideration for agents’ fee and as consideration for consulting services, respectively. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes valuation model, of $64,340. This amount was charged to capital stock as an offering cost.

During the year ended December 31, 2005, stock purchase warrants were exercised for 102,000 shares of common stock at $0.86 per share.

During the year ended December 31, 2005, stock purchase warrants for the issuance of 283,650 shares of common stock at $1.25 to $2.25 per share expired unexercised.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information regarding stock purchase warrants outstanding at December 31, 2006:

	Number
	Outstanding
	and
Exercise Price	Exercisable	Expiry Dates

$0.80	50,000	June 2007
0.86 (Cdn $1.00)	500,000	December 2007
1.07 (Cdn $1.25)	350,000	March 2008
1.25	1,296,000	June 2007 to November 2007
1.35	169,100	July 2007 to November 2007
1.50	56,000	June 2007 to November 2007

	2,421,100

Common stock reserved for future issuances

Common stock reserved for future issuances as of December 31, 2006 is as follows:

Outstanding stock options	2,547,000
Stock options available for grant	1,951,416
Outstanding stock purchase warrants	2,421,100

6,919,516

9.	STOCK-BASED COMPENSATION

As discussed in Note 2, “Significant Accounting Policies”, effective January 1, 2006, the Company adopted the fair value recognition provisions for stock-based awards granted to employees using the modified-prospective transition method provided by SFAS No. 123R.

The Company has a stock option plan under which options to purchase common stock of the Company may be granted to employees, directors and consultants. Stock options entitle the holder to purchase common stock at an exercise price determined by the Board of Directors at the time of the grant. Options vest 4% at the time of grant and then at 4% per month for 24 months, at which time the options are fully vested. Options generally expire 5 years from the date of grant.

The maximum number of shares of common stock authorized by the stockholders, reserved, remaining and available for issuance by the Board of Directors is 4,498,416. The compensation cost that has been charged against income for the year ended December 31, 2006 for this plan was $ 184,085, which would be classified as research and development or general and administrative expense based on the classification of cash compensation paid to the same employees in the amounts of $3,728 and $180,357 respectively.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value for stock awards was estimated at the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for the year ended December 31, 2006 and December 31, 2005:

	2006	2005
		(Pro forma)

Expected term (in years)	5	5
Expected volatility	22%	58%
Risk-free interest rate	4.7%	3.4%
Expected dividend yield	0.0%	0.0%
Estimated fair value per option granted	$0.26	$0.45

The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. For 2006, expected volatility is based on historical volatility of the Company’s stock. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The Company has not paid dividends in the past and does not plan to pay any dividends in the near future.

The Black-Scholes valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, particularly for the expected term and expected stock price volatility. The Company’s stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Because the Company’s stock options do not trade on a secondary exchange, option holders do not derive a benefit from holding stock options unless there is an increase, above the grant price, in the market price of the Company’s stock. Such an increase in stock price would benefit all shareholders commensurately.

The fair value of each stock option granted is estimated on the date of grant using Black-Scholes valuation model. The assumptions used to calculate the fair value of options granted are evaluated and revised, as necessary, to reflect market conditions and the Company’s experience. Options granted are valued using the Black-Scholes valuation approach, and the resulting expense is recognized using the graded attribution method. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated at the date of grant based on the Company’s historical experience and future expectations. Prior to the adoption of SFAS No. 123R, the effect of forfeitures on the pro forma expense amounts was recognized as the forfeitures occurred.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s stock option activity for the year ended December 31, 2006 is presented in the following table:

			Weighted
		Weighted	Average
	Shares	Average	Remaining	Aggregate
	Under	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Outstanding, January 1, 2006	2,656,500	$0.92
Granted	555,000	0.99
Exercised	(52,000)	0.90
Cancelled	(612,500)	1.02

Outstanding, December 31, 2006	2,547,000	0.92	2.9	$0.0

Exercisable, December 31, 2006	2,138,840	$0.91	2.1	$0.0

The aggregate intrinsic value in the table above is based on the Company’s closing stock price of $0. 63 as of the last business day of the year ended December 31, 2006, which would have been received by the optionees had all options been exercised on that date. As of December 31, 2006, total unrecognized stock-based compensation expense related to nonvested stock options was $78,427 which is expected to be recognized over a weighted average period of 1.2 years. During the year ended December 31, 2006, the total intrinsic value of stock options exercised was $nil and the total fair value of options vested was $184,353.

A summary of the status of the Company’s nonvested shares as of December 31, 2006, and changes during the year ended December 31, 2006, is presented below:

		Weighted
		Average Grant-
Nonvested Shares	Shares	Date Fair Value

Nonvested at January 1, 2006	762,580	$0.26
Granted	555,000	0.26
Vested	(827,180)	0.22
Forfeited	(82,240)	0.43

Nonvested at December 31, 2006	408,160	0.29

Cash received from options exercised under the share-based payment arrangement for the year ended December 31, 2006 was $44,465. Since the Company has not realized any deferred tax benefits, no actual tax benefit was realized relating to the options exercised.

The Company issues shares of common stock upon exercise of stock options from authorized unissued stock.

10.	RELATED PARTY TRANSACTIONS

During the year ended December 31, 2006, the Company paid $3,321,492 (2005 — $3,180,453) to Globe, a corporation controlled by Dr. Hassan Salari, the Company’s former Chief Executive Officer, for research activities performed on behalf of the Company under the terms of a development agreement. Pursuant to the development agreement, the Company engaged Globe to perform certain research activities on the basis of operating cost plus a 2% margin.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amount due to the Company from Globe as at December 31, 2006 (excluding any adjustments of costs pursuant to the termination of the development agreement outlined below) was $253,263 (2005 — $91,783). The Company terminated the development agreement with Globe effective on January 1, 2007. (See Note 6 and Note 15.)

Upon notification by the Company that it intended to terminate the development agreement with Globe, the Company believes that adjustments to the operating costs charged by Globe to the Company were not properly reflected in the invoices submitted by Globe under the terms of the development agreement. These adjustments relate to scientific research and experimental development tax credits that Globe received during 2006 related to their 2005 tax year. The Company believes that the approximate amount of these adjustments that should have been included in the contracted operating costs charged by Globe is $850,000, of which $425,000 would be apportioned to the year ended December 31, 2006.

In addition, the Company believes that it will be entitled to an additional adjustment under the development agreement in 2007 as final costs under the development agreement are determined by Globe. This additional adjustment relates to scientific research and experimental development tax credits that Globe will be eligible to claim during 2007 related to their 2006 tax year. The Company believes that the approximate maximum amount of this additional adjustment is $775,000.

In accordance with the termination agreement, Globe and the Company were due to settle these amounts within 60 days (See Note 15). As at December 31, 2006, the Company had not recorded any amounts expected to be received from Globe as the Company could not reliably estimate the actual amount that will be settled under the terms of the termination agreement, nor determine the probability of receiving any negotiated settlement amount.

During the year ended December 31, 2006, the Company paid board compensation to its non-executive directors totaling $77,500 (2005 — $71,750), which are included in general and administrative expense.

During the year ended December 31, 2006, the Company paid rent of $ 10,543 (2005 — $17,112) to Salari Enterprises Ltd., a corporation controlled by Dr. Hassan Salari, the Company’s former Chief Executive Officer. The tenancy was terminated on June 30, 2006.

During the year ended December 31, 2006, the Company paid consulting fees of $26,381 (2005 — $nil) to a family member directly related to Dr. Hassan Salari, the Company’s former Chief Executive Officer and also to two companies controlled by a family member directly related to Dr. Hassan Salari for website administration and investor relations consulting. The Company ceased using these consulting services in January 2007.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	INCOME TAXES

The provisions for income taxes are as follows:

	2006	2005

Current
Federal	$—	$—
State	—	—
Foreign	—	—

Total current	—	—
Deferred
Federal	(2,552,700)	(2,046,000)
State	—	—
Foreign	—	—

Total deferred	(2,552,700)	(2,046,000)
Change in valuation allowance	2,552,700	2,046,000

Total income tax expense	$—	$—

The following is a reconciliation of income taxes at the statutory United States federal income tax rates to the income taxes at the effective income tax rates. The Company is not subject to U.S. state income taxes.

	2006	2005

Provision (recovery) at United States federal income tax rate	$(2,552,700)	$(2,046,000)
Change in valuation allowance	2,552,700	2,046,000

Effective income taxes	$—	$—

Deferred income tax assets and liabilities are as follows:

	2006	2005

Assets
Capitalized research expense	$3,960,500	$2,518,200
Net operating loss carryforwards	4,034,300	3,173,000
Other	101,000	—

	8,095,800	5,691,200
Valuation allowance	(8,095,800)	(5,691,200)

Net deferred income taxes	$—	$—

As of December 31, 2006 the Company had federal net operating loss carryforwards of approximately $11,865,500 and Canadian non-capital loss carryforwards of approximately $12,800. The federal net operating loss carryforwards will expire at various dates beginning in 2018, if not utilized beforehand. The Canadian non-capital loss carryforwards will expire at various dates beginning 2015, if not utilized beforehand.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	COMMITMENTS

Contractual agreements

The Company has entered into various research and development agreements with non-affiliated third parties to perform research and development services on its behalf. As at December 31, 2006, the Company is committed to pay $860,305 in respect of contractual agreements in the next twelve months based on invoices submitted as services are provided in accordance with the contractual agreements.

Lease agreements

The Company leases office premises and a vehicle under operating leases which expire at various dates ending December 28, 2008. Included in these commitments is one agreement entered into with Salari Enterprises Ltd., a corporation controlled by Dr. Hassan Salari, the Company’s former Chief Executive Officer, which was terminated on June 30, 2006 (see Note 10). The Company is obligated to make the following minimum lease payments under its operating leases in each of the fiscal years ending December 31:

2007	$95,793
2008	59,169

$154,962

During the year ended December 31, 2006, the Company incurred rent expense due to operating leases of $115,880 (2005 $84,270), which is included in general and administrative expense in the consolidated statement of operations.

License agreement

On April 12, 2006, the Company entered into an agreement with Pharmaceutical Product Development, Inc. (“PPDI”) to re-acquire licensing rights to its drug candidate CTCE-0214 that had previously been granted to PPDI in April 2003.

Under the agreement the Company is obligated to achieve various milestones and is committed to make milestone payments.

Milestone payments are to be made as follows:

•	$250,000 cash upon the dosing of the first subject in a Phase III clinical trial of CTCE-0214

•	$250,000 cash upon filing a New Drug Application with the United States Food and Drug Administration (“FDA”) with respect to CTCE-0214 (or any equivalent filing in any foreign country)

•	$1,000,000 cash upon approval by the FDA (or any equivalent regulatory body in a foreign country) of CTCE-0214 for any therapeutic use

•	50 percent of the first net sales of CTCE-0214 up to $ 1,000,000

As at December 31, 2006, the Company had not achieved any milestones and had not paid or accrued any milestone payments.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	SUPPLEMENTAL CASH FLOW INFORMATION

The Company conducted non-cash activities as follows:

	2006	2005

Financing activities
Capital lease obligation	$—	$34,650
Agent’s fees settled with warrants	45,336	63,341
Warrants issued for agent’s fees and recognized as offering costs	(45,336)	(63,341)
Investing activities
Purchase of equipment	—	(34,650)

	$—	$—

14.	FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, short term investments, amounts receivable, amount due from affiliate, accounts payable and accrued liabilities and capital lease obligation.

Fair value

The fair value of cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities approximates their carrying values due to their short terms to maturity. The fair value of short term investments is determined using quoted market prices for those securities or similar financial instruments.

The fair value of the capital lease obligation approximates the carrying amount as the capital lease obligation bears a fair market rate of interest.

The fair value of the amount due from affiliate is not readily determinable as the amount is due from a related party. The amount is carried at the amount of consideration required to discharge the obligation on a current basis.

Credit risk

Cash and cash equivalents, short term investments, amounts receivable and amount due from affiliate expose the Company to credit risk. The Company minimizes its exposure to credit risk by transacting with parties that are believed to be creditworthy. The maximum potential loss on these financial instruments is equal to the carrying amounts of those items.

The Company has cash in excess of the Cdn$100,000 insured amount as established by the Canada Deposit Insurance Corporation.

15.	SUBSEQUENT EVENTS

(i) In January 2007, the Company issued 300,000 stock options to management employees with an exercise price of Cdn$0.78 per share.

(ii) On January 1, 2007, CTBCC and Globe entered into an agreement wherein Globe agreed to sell certain assets (consisting mainly of laboratory equipment and leasehold improvements) to CTBCC for consideration of Cdn$375,935 based on the fair market value of these assets as determined by an independent appraisal, and to cease all future research and development services by Globe to the Company.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pursuant to the agreement, the purchase price of Cdn$375,935 was payable by issuing a non-interest bearing promissory note of Cdn$125,312, due January 10, 2007 and an interest bearing promissory note of Cdn$250,623, bearing interest at 5% due on the earlier of June 30, 2007 or 3 business days after the Company completes a material financing. On January 10, 2007, CTBCC settled the non-interest bearing promissory note of Cdn$125,312.

The Company did not incur any early termination obligations by terminating its research agreement with Globe. CTBCC and Globe also entered into an agreement which provided for Globe’s assignment of a partial sublease in respect of approximately 5,400 square feet of laboratory space located at the University of British Columbia to CTBCC. The Company is obligated to make minimum lease payments under the assigned sublease of $132,805 and $78,145 during the years ended December 31, 2007 and 2008, respectively.

As of January 1, 2007, in accordance with the terms of the agreement between the Company, CTBCC and Globe, CTBCC has hired the majority of the former employees of Globe.

In accordance with the termination agreement, Globe and the Company were due to settle certain amounts within 60 days (See Note 10). As at March 31, 2007, the Company was still in negotiations with Globe related to the final determination of costs and the settlement of these amounts, along with the settlement of the receivable due from Globe (expected to be offset against the promissory note payable to Globe due to the acquisition of Globe’s assets on January 1, 2007).

(iii) In March 2007, C. Richard Piazza was appointed as the Chief Executive Officer of the Company and Dr. Hassan Salari assumed the position of President and Chief Scientific Officer.

16.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements are presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). U.S. GAAP differs in certain material respects from Canadian generally accepted accounting principles (“Canadian GAAP”). The material differences between U.S. GAAP and Canadian GAAP are as follows:

Consolidated statement of operations

	2006	2005

Net loss under U.S. GAAP	$(7,507,866)	$(6,020,166)
Stock-based compensation intrinsic value basis(i)	—	289,533
Stock-based compensation fair value basis under U.S. GAAP(i)	184,085	—
Stock-based compensation fair value basis under Canadian GAAP(i)	(184,445)	(462,321)

Net loss under Canadian GAAP	$(7,508,226)	$(6,192,954)

Net loss per share under Canadian GAAP	$(0.19)	$(0.20)

(i)  Stock-based compensation

On January 1, 2004 the Company retroactively adopted the revised provisions of the Canadian Institute of Chartered Accountants’ Handbook Section 3870 “Stock-Based Compensation and Other Stock-based Payments” (“Section 3870”). Section 3870, as revised, requires stock-based compensation be charged to expense based on estimated fair value. The fair value of stock-based compensation is determined, under Section 3870, the same way as under SFAS No. 123 before January 1, 2006. The adoption of this revised standard impacts

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

net loss reported under Canadian GAAP and otherwise has no impact on stockholders’ equity or net cash used in operations before the adoption of SFAS No. 123R.

The Company adopted SFAS No. 123R on January 1, 2006. Generally, the approach under SFAS No. 123R is similar to the approach under Section 3870. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values and requires a forfeiture assumption on the Company’s unvested awards. Section 3870 does not require the forfeiture estimates.

(ii)  Contributed surplus

U.S. GAAP uses the phrase “Additional Paid-in Capital” to describe consideration received in excess of the par value of warrants and stock options. Canadian GAAP uses the phrase “Contributed Surplus”.

(iii)  Development stage disclosure

The Company is considered a development stage Company as defined by SFAS No. 7. The Company is also considered a development stage Company under Accounting Guideline 11 “Enterprises in the development stage” of the Canadian Institute of Chartered Accountants’ Handbook.

(iv)  Foreign currency translation

Canadian GAAP does not expressly provide for the concept of a “functional currency” with respect to foreign currency translation. However, the method of translation used by the Company is equivalent to the method required under Canadian GAAP.

(v)  Research and development

Under U.S. GAAP, costs to purchase rights to unproven technology, which may not have alternative future uses, are expensed as research and development. Under Canadian GAAP, the purchase costs of such rights are generally capitalized as an intangible asset.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

INTERIM CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,570,975	$4,446,668
Short-term investments	992,437	1,642,308
Amounts receivable	67,540	60,366
Amount due from affiliate (Note 5)	263,929	—
Prepaid expense and deposits	87,436	103,816

TOTAL CURRENT ASSETS	4,982,317	6,253,158
AMOUNT DUE FROM AFFILIATE (Note 5)	—	253,263
PROPERTY AND EQUIPMENT, net	612,395	332,440
LICENSE COSTS, net	14,375	16,299

	$5,609,087	$6,855,160

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$492,021	$377,915
Promissory note payable to affiliate (Note 5)	219,778	—
Current portion of capital lease obligation	12,710	12,392

TOTAL CURRENT LIABILITIES	724,509	390,307
CAPITAL LEASE OBLIGATION	5,549	8,722

	730,058	399,029

COMMITMENTS (Note 6)

STOCKHOLDERS’ EQUITY
PREFERRED STOCK
Authorized — 6,000,000 shares; par value $0.001 per share
Issued and outstanding shares: March 31, 2007 and December 31, 2006 — Nil	—	—
COMMON STOCK (Note 3)
Authorized — 100,000,000 shares; par value $0.001 per share
Issued and outstanding shares: March 31, 2007 and December 31, 2006 — 42,183,748	42,184	42,184
ADDITIONAL PAID-IN CAPITAL	30,992,194	30,957,359
(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE	(26,155,349)	(24,543,412)

	4,879,029	6,456,131

	$5,609,087	$6,855,160

See accompanying notes to the interim consolidated financial statements

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

			Cumulative from
	Three Months Ended		Inception on
	March 31,		July 15, 1998 to
	2007	2006	March 31, 2007

REVENUE	$—	$—	$275,000

EXPENSES
Research and development	715,246	1,421,008	15,310,971
General and administrative	862,805	630,705	11,116,401
Stock-based compensation	34,835	34,647	592,954
Amortization of license	1,923	1,924	36,227
Depreciation & amortization of property and equipment	74,561	35,733	420,652

	1,689,370	2,124,017	27,477,205

OTHER INCOME
Foreign exchange gain (loss)	20,861	(35,571)	387,806
Interest income	56,572	49,201	659,050

	77,433	13,630	1,046,856

NET LOSS	$(1,611,937)	$(2,110,387)	$(26,155,349)

NET LOSS PER COMMON SHARE FOR THE PERIOD — BASIC AND DILUTED	$(0.04)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	42,183,748	33,055,733

See accompanying notes to the interim consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from inception on July 15, 1998 to December 31, 1998
and periods ended December 31, 1999 through 2006 and March 31, 2007
(Unaudited)

								(Deficit)
					Additional		Deferred	Accumulated
	Common Stock		Preferred Stock		Paid-in	Share	Stock	During the	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscriptions	Compensation	Development Stage	Equity

Inception, July 15, 1998	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock for cash	1	—	—	—	70,650	—	—	—	70,650
Issuance of preferred stock for cash	—	—	6,000,000	6,000	(4,800)	—	—	—	1,200
Net loss	—	—	—	—	—	—	—	(6,212)	(6,212)

Balances at December 31, 1998	1	—	6,000,000	6,000	65,850	—	—	(6,212)	65,638
Issuance of common stock and subscriptions on private placement, net of offering costs of $58,794	263,535	264	—	—	342,332	461,205	—	—	803,801
Issuance of warrants for consulting services	—	—	—	—	1,400	—	—	—	1,400
Net loss	—	—	—	—	—	—	—	(408,237)	(408,237)

Balances at December 31, 1999	263,536	264	6,000,000	6,000	409,582	461,205	—	(414,449)	462,602
Issuance of common stock and subscriptions on private placement, net of offering costs of $214,300	783,228	783	—	—	1,116,790	(461,205)	—	—	656,368
Conversion of preferred stock	6,000,000	6,000	(6,000,000)	(6,000)	—	—	—	—	—
Issuance of options for consulting services	—	—	—	—	87,968	—	—	—	87,968
Deferred stock compensation	—	—	—	—	83,500	—	(83,500)	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	32,920	—	32,920
Net loss	—	—	—	—	—	—	—	(1,020,963)	(1,020,963)

Balances at December 31, 2000	7,046,764	7,047	—	—	1,697,840	—	(50,580)	(1,435,412)	218,895
Issuance of stock for cash	—	—	150,000	150	187,350	—	—	—	187,500
Issuance of common shares net of offering costs of $64,585	1,280,496	1,280	—	—	1,362,532	—	—	—	1,363,812
Issuance of warrants for offering costs	—	—	—	—	17,850	—	—	—	17,850
Cancellation of stock options	—	—	—	—	(50,580)	—	50,580	—	—
Net loss	—	—	—	—	—	—	—	(1,743,962)	(1,743,962)

Balances at December 31, 2001	8,327,260	8,327	150,000	150	3,214,992	—	—	(3,179,374)	44,095

                               See next page

See accompanying notes to the interim consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from inception on July 15, 1998 to December 31, 1998
and periods ended December 31, 1999 through 2006 and March 31, 2007
(Unaudited)

								(Deficit)
					Additional		Deferred	Accumulated
	Common Stock		Preferred Stock		Paid-in	Share	Stock	During the	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscriptions	Compensation	Development Stage	Equity

Issuance of common stock net of offering costs of $194,474	1,492,970	$1,493	—	$—	$1,677,746	$—	$—	$—	$1,679,239
Issuance of warrants for consulting services	—	—	—	—	139,725	—	—	—	139,725
Issuance of warrants for offering costs	—	—	—	—	62,871	—	—	—	62,871
Capital distribution on sale of subsidiary to related party	—	—	—	—	42,064	—	—	—	42,064
Net loss	—	—	—	—	—	—	—	(2,234,061)	(2,234,061)

Balances at December 31, 2002	9,820,230	9,820	150,000	150	5,137,398	—	—	(5,413,435)	(266,067)
Issuance of common stock net of offering costs of $130,628	577,852	578	—	—	644,395	—	—	—	644,973
Issuance of preferred shares	—	—	2,000,000	2,000	2,698,000	—	—	—	2,700,000
Issuance of warrants for consulting services	—	—	—	—	21,835	—	—	—	21,835
Issuance of warrants for offering costs	—	—	—	—	22,454	—	—	—	22,454
Net loss	—	—	—	—	—	—	—	(2,506,705)	(2,506,705)

Balances at December 31, 2003	10,398,082	10,398	2,150,000	2,150	8,524,082	—	—	(7,920,140)	616,490
Issuance of common stock net of offering costs of $2,234,671	17,915,714	17,916	—	—	12,144,538	—	—	—	12,162,454
Issuance of common stock for agent’s fee	628,977	629	—	—	352,054	—	—	—	352,683
Issuance of common stock for settlement of debt	247,100	247	—	—	199,753	—	—	—	200,000
Issuance of common stock for finder’s fees	3,333	3	—	—	4,497	—	—	—	4,500
Conversion of preferred stock to common stock	150,000	150	(150,000)	(150)	—	—	—	—	—
Issuance of warrants for consulting services	—	—	—	—	241,882	—	—	—	241,882
Issuance of warrants for offering costs	—	—	—	—	98,509	—	—	—	98,509
Issuance of warrants for finder’s fees	—	—	—	—	3,900	—	—	—	3,900
Stock-based compensation	—	—	—	—	51,581	—	—	—	51,581
Net loss	—	—	—	—	—	—	—	(3,095,240)	(3,095,240)

Balances at December 31, 2004	29,343,206	29,343	2,000,000	2,000	21,620,796	—	—	(11,015,380)	10,636,759

                               See next page

See accompanying notes to the interim consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Period from inception on July 15, 1998 to December 31, 1998
and periods ended December 31, 1999 through 2006 and March 31, 2007
(Unaudited)

								(Deficit)
					Additional		Deferred	Accumulated
	Common Stock		Preferred Stock		Paid-in	Share	Stock	During the	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscriptions	Compensation	Development Stage	Equity

Issuance of common stock net of offering costs of $278,023	2,400,000	$2,400	—	$—	$1,658,297	$—	$—	$—	$1,660,697
Conversion of warrants to common shares	102,000	102	—	—	85,050	—	—	—	85,152
Issuance of common stock	52,000	52	—	—	(52)	—	—	—	—
Issuance of warrants for agent’s fee	—	—	—	—	49,453	—	—	—	49,453
Issuance of warrants for offering costs	—	—	—	—	14,888	—	—	—	14,888
Stock-based compensation	—	—	—	—	289,533	—	—	—	289,533
Net loss	—	—	—	—	—	—	—	(6,020,166)	(6,020,166)

Balances at December 31, 2006	31,897,206	31,897	2,000,000	2,000	23,717,965	—	—	(17,035,546)	6,716,316
Issuance of common stock net of offering costs of $426,228	6,471,698	6,472	—	—	5,408,860	—	—	—	5,415,332
Conversion of preferred stock to common stock	2,000,000	2,000	(2,000,000)	(2,000)	—	—	—	—	—
Conversion of warrants to common shares	1,762,844	1,763	—	—	1,556,700	—	—	—	1,558,463
Issuance of common stock for options exercised	52,000	52	—	—	44,413	—	—	—	44,465
Issuance of warrants for agent’s fee	—	—	—	—	45,336	—	—	—	45,336
Stock-based compensation	—	—	—	—	184,085	—	—	—	184,085
Net loss	—	—	—	—	—	—	—	(7,507,866)	(7,507,866)

Balances at December 31, 2006	42,183,748	42,184	—	—	30,957,359	—	—	(24,543,412)	6,456,131

Stock-based compensation	—	—	—	—	34,835	—	—	—	34,835
Net loss	—	—	—	—	—	—	—	(1,611,937)	(1,611,937)

Balances at March 31, 2007	42,183,748	$42,184	—	$—	$30,992,194	$—	$—	$(26,155,349)	$4,879,029

See accompanying notes to the interim consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

			Cumulative from
	Three Months Ended		Inception on
	March 31,		July 15, 1998 to
	2007	2006	March 31, 2007

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(1,611,937)	$(2,110,387)	$(26,155,349)
Adjustments to reconcile net cash provided (used) by operating activities
Depreciation and amortization	76,484	37,657	456,879
Common shares issued for consulting services	—	—	1,033,669
Warrants issued for consulting services	—	—	404,842
Options issued for consulting services	—	—	87,968
Stock-based compensation	34,835	34,647	592,954
Decrease (increase) in
Amounts receivable	(7,174)	(13,036)	(67,540)
Prepaid expense and deposits	16,380	35,256	(87,436)
Increase (decrease) in
Accounts payable and accrued liabilities	114,106	117,357	492,021

Cash provided (used) by operating activities	(1,377,306)	(1,898,506)	(23,241,992)

CASH FLOW FROM FINANCING ACTIVITIES
Stock issued for cash	—	6,815,667	31,647,476
Stock issued for settlement of debt	—	—	200,000
Offering costs	—	(402,088)	(2,974,596)
Net advances (to) from affiliates	(10,666)	525,244	(217,111)
Promissory note payable to affiliate	219,778	—	219,778
Capital lease payments	(2,855)	(2,970)	(16,391)

Cash provided (used) by financing activities	206,257	6,935,853	28,859,156

CASH FLOW FROM INVESTING ACTIVITIES
Cash held by disposed subsidiary	—	—	(4,754)
Purchase of short-term investments	(928,083)	(5,717,078)	(17,299,691)
Redemption of short-term investments	1,577,955	—	16,307,256
Payment under license agreement	—	—	(50,603)
Purchase of property and equipment	(354,516)	(78,620)	(998,397)

Cash provided (used) by investing activities	295,356	(5,795,698)	(2,046,189)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE PERIOD	(875,693)	(758,351)	3,570,975
CASH AND CASH EQUIVALENTS, beginning of period	4,446,668	3,719,163	—

CASH AND CASH EQUIVALENTS, end of period	$3,570,975	$2,960,812	$3,570,975

See accompanying notes to the interim consolidated financial statements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)

1.	DESCRIPTION OF BUSINESS

Chemokine Therapeutics Corp. (the “Company”) was incorporated in the State of Washington on July 15, 1998 as PTM Molecular Biosystems Inc. In 1999, the Company changed its name to Chemokine Therapeutics Corp. and in 2000 was reincorporated in the State of Delaware.

The Company is in the business of discovering and developing innovative therapeutic products for the treatment of a variety of human diseases. As of March 31, 2007, the Company is considered a development stage company as defined by Statement of Financial Accounting Standards No. 7 (“SFAS No. 7”). The Company commenced operations in July 1998 and has been devoting most of its efforts to date in raising capital and in research and development. At March 31, 2007, the Company had not commenced planned principal operations and, as shown in the accompanying financial statements, has incurred losses during the period from inception to March 31, 2007 of $26,155,349.

The Company is subject to all of the risks inherent in an early stage business operating in the biotechnology industry. These risks include, but are not limited to, a limited operating history, limited management resources, and the challenges of bringing a drug through development to approval for sale. Management believes that the current working capital will be sufficient to fund the Company’s operations through January 31, 2008. The Company also intends to seek additional financing from external sources through the sale of shares.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with the United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). These unaudited interim consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and related notes of the Company in its Annual Report on Form 10-KSB for the year ended December 31, 2006 as filed with the SEC on April 16, 2007.

The unaudited interim consolidated financial statements reflect, in the opinion of management, all adjustments (including of normal recurring items) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows. All significant intercompany accounts and transactions have been eliminated. Results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007 or future operating periods. Significant accounting policies utilized in the preparation of the unaudited interim consolidated financial statements are summarized below:

Basis of consolidation

The consolidated financial statements include the accounts of the Company, its former wholly-owned Canadian subsidiary, Chemokine Therapeutics Inc., through to June 9, 2002, the date of disposal of the subsidiary and its wholly-owned Canadian subsidiary Chemokine Therapeutics (B.C.) Corp.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue recognition

Revenue is not recognized until the product or service has been delivered or otherwise earned, all contractual obligations have been satisfied and collection of amounts due to the Company is reasonably assured. Amounts received by the Company prior to the recognition of associated revenue are reflected on the balance sheet as deferred revenue.

Research and development

Research and development expenses are expensed as incurred. Upfront and milestone payments made to third parties in connection with specific research and development projects are expensed as incurred up to the point of regulatory approval. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the related product.

Income taxes

Income taxes are accounted for under the asset and liability method prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized

On January 1, 2007, the Company adopted Financial Accounting Standard Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48), which prescribes the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, and disclosure for uncertain tax positions.

The adoption of FIN 48 by the Company did not have a material impact on the Company’s financial condition or results of operation and resulted in no cumulative effect of accounting change being recorded as of January 1, 2007. The Company does not have any net liabilities recorded related to unrecognized tax benefits at March 31, 2007 and January 1, 2007. The Company will recognize potential interest and penalties related to income tax positions as a component of the provision for income taxes on the consolidated statements of income in any future periods in which the Company must record a liability. Since the Company has not recorded a liability at March 31, 2007, there would be no impact to the Company’s effective tax rate. The Company does not anticipate that total unrecognized tax benefits will significantly change during the next twelve months.

The Company conducts business in the U.S. and Canada and, as a result, the Company and its subsidiary file income tax returns in U.S. Federal, state, and Canadian jurisdictions. In the normal course of business the Company and its subsidiary are subject to examination by tax authorities in these jurisdictions. For U.S. Federal, state and Canadian tax returns, open tax years subject to examination generally include the years 2003 to present.

Stock-based compensation

Effective January 1, 2006, the beginning of the Company’s first fiscal quarter of 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Shared-Based Payment” (“SFAS No. 123R”), using the modified-prospective transition method. Under this transition method, stock-based compensation expense was recognized in the consolidated financial statements for granted, modified, or settled stock options. Compensation expense recognized included the estimated expense for stock options

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

granted on and subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R, and the estimated expense for the portion vesting in the period for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Results for prior periods have not been restated, as provided for under the modified-prospective method.

Prior to the January 1, 2006 adoption of the SFAS No. 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and as such, generally recognized no compensation cost for employee stock options granted at fair market value but recognized compensation cost for grants of employee stock-based compensation awards equal to the excess of the market price of the underlying common stock at the date of grant over the exercise price of the stock related award. As permitted by SFAS No. 123, stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements.

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. The Company estimates the fair value of stock options using a Black-Scholes valuation model.

Recent accounting pronouncements

On January 1, 2007, the Company adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). Upon the adoption of SAB No. 108, there was no effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which seeks to improve financial reporting by providing entities with an option to minimize volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted provided the Company also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements”. The Company will adopt these new requirements in its first fiscal quarter of 2008. The Company has not yet determined the effect on the Company’s consolidated financial statements, if any, upon adoption of SFAS No. 159, or if it will adopt the requirements prior to the first fiscal quarter of 2008.

3.	CAPITAL STOCK

Common stock

During the three month period ended March 31, 2007, there were no shares of common stock issued.

Warrants

During the three month period ended March 31, 2007, there were no warrants issued or exercised.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common stock reserved for future issuances

Common stock reserved for future issuances as of March 31, 2007 is as follows:

Outstanding stock options	2,847,000
Stock options available for grant	1,651,416
Outstanding stock purchase warrants	2,421,100

6,919,516

4.	STOCK-BASED COMPENSATION

As discussed in note 2, “Basis of Presentation and Significant Accounting Policies”, effective January 1, 2006 the Company adopted the fair value recognition provisions for stock-based awards granted to employees using the modified-prospective transition method provided by SFAS No. 123R.

The Company has a stock option plan under which options to purchase common stock of the Company may be granted to employees, directors and consultants. Stock options entitle the holder to purchase common stock at an exercise price determined by the Board of Directors at the time of the grant. Options vest 4% at the time of grant and then at 4% per month for 24 months, at which time the options are fully vested. Options generally expire 5 years from the date of grant.

The maximum number of shares of common stock authorized by the stockholders, reserved, remaining and available for issuance by the Board of Directors is 4,498,416. The compensation cost that has been charged against income for the three month period ended March 31, 2007 for this plan was $34,835, which would be classified as research and development or general and administrative expense based on the classification of cash compensation paid to the same employees in the amounts of $771 and $ 34,064 respectively.

The fair value for stock awards was estimated at the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for the three months ended March 31, 2007 and March 31, 2006:

	Three Months Ended
	March 31,
	2007	2006

Expected term (in years)	5	5
Expected volatility	57%	16%
Risk-free interest rate	4.65%	4.62%
Expected dividend yield	0.0%	0.0%
Estimated fair value per option granted	$0.35	$0.25

The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. For 2007, expected volatility is based on historical volatility of the Company’s stock. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The Company has not paid dividends in the past and does not plan to pay any dividends in the near future.

The Black-Scholes valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, particularly for the expected term and expected stock price volatility.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Because the Company’s stock options do not trade on a secondary exchange, option holders do not derive a benefit from holding stock options unless there is an increase, above the grant price, in the market price of the Company’s stock. Such an increase in stock price would benefit all shareholders commensurately.

The fair value of each stock option granted is estimated on the date of grant using Black-Scholes valuation model. The assumptions used to calculate the fair value of options granted are evaluated and revised, as necessary, to reflect market conditions and the Company’s experience. Options granted are valued using the Black-Scholes valuation approach, and the resulting expense is recognized using the graded attribution method. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated at the date of grant based on the Company’s historical experience and future expectations. Prior to the adoption of SFAS No. 123R, the effect of forfeitures on the pro forma expense amounts was recognized as the forfeitures occurred.

A summary of the Company’s stock option activity for the three months ended March 31, 2007 is presented in the following table:

			Weighted
		Weighted	Average
	Shares	Average	Remaining	Aggregate
	Under	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Outstanding, January 1, 2007	2,547,000	$0.92
Granted	300,000	0.68

Outstanding, March 31, 2007	2,847,000	$0.90	3.7	$0.0

Exercisable, March 31, 2007	2,290,000	$0.91	2.6	$0.0

The aggregate intrinsic value in the table above is based on the Company’s closing stock price of $0.77 as of the last business day of the period ended March 31, 2007, which would have been received by the optionees had all options been exercised on that date. As of March 31, 2007, total unrecognized stock-based compensation expense related to nonvested stock options was $118,318 which is expected to be recognized over a weighted average period of 1.4 years. During the three months ended March 31, 2007, the total intrinsic value of stock options exercised was $nil and the total fair value of options vested was $67,824.

A summary of the status of the Company’s nonvested shares as of March 31, 2007, and changes during the period ended March 31, 2007, is presented below:

		Weighted
		Average Grant-
Nonvested Shares	Shares	Date Fair Value

Nonvested at January 1, 2007	408,160	$0.29
Granted	300,000	0.35
Vested	(151,160)	0.45
Forfeited	—	—

Nonvested at March 31, 2007	557,000	$0.31

The Company issues shares of common stock upon exercise of stock options from authorized unissued stock.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	RELATED PARTY TRANSACTIONS

During the three month period ended March 31, 2007, the Company paid $ nil (2006 — $1,082,664) to Globe Laboratories Inc. (“Globe”), a corporation controlled by Dr. Hassan Salari, the Company’s former Chief Executive Officer, for research activities performed on behalf of the Company under the terms of a development agreement. Pursuant to the development agreement, the Company engaged Globe to perform certain research activities on the basis of operating cost plus a 2% margin.

The amount due from affiliate, Globe, as at March 31, 2007 (excluding any adjustments of costs pursuant to the termination of the development agreement outlined below) was $263,829 (2006 — $nil).

The Company terminated the development agreement with Globe effective on January 1, 2007. Upon notification by the Company that it intended to terminate the development agreement with Globe, the Company believes that adjustments to the operating costs charged by Globe to the Company were not properly reflected in the invoices submitted by Globe under the terms of the development agreement. These adjustments relate to scientific research and experimental development tax credits that Globe received during 2006 related to their 2005 tax year. The Company believes that the approximate amount of these adjustments that should have been included in the contracted operating costs charged by Globe is $850,000, of which $425,000 would be apportioned to the year ended December 31, 2006.

In addition, the Company believes that it will be entitled to an additional adjustment under the development agreement in 2007 as final costs under the development agreement are determined by Globe. This additional adjustment relates to scientific research and experimental development tax credits that Globe will be eligible to claim during 2007 related to their 2006 tax year. The Company believes that the approximate maximum amount of this additional adjustment is $775,000.

In accordance with the termination agreement, Globe and the Company were due to settle these amounts within 60 days. As at March 31, 2007 the Company had not recorded any amounts expected to be received from Globe as the Company could not reliably estimate the actual amount that will be settled under the terms of the termination agreement, nor determine the probability of receiving any negotiated settlement amount.

The promissory note payable, in the amount of $CDN 250,623 plus interest, due to Globe is part of an asset purchase agreement whereby the Company acquired property and equipment from Globe at fair market value. The promissory note payable bears interest at 5% per annum calculated monthly and is due on June 30, 2007.

During the three month period ended March 31, 2007, the Company paid board compensation to its non-executive directors totaling $49,000 (2006 — $52,000), which are included in general and administrative expense.

During the three month period ended March 31, 2007, the Company paid consulting fees of $2,209 (2006 — $ nil) to a company controlled by a family member directly related to Dr. Hassan Salari, the Company’s former Chief Executive Officer, for website administration. The Company ceased using these consulting services in January 2007.

6.	COMMITMENTS

Contractual agreements

The Company has entered into various research and development agreements with non-affiliated third parties to perform research and development services on its behalf. As at March 31, 2007, the Company is committed to pay $606,989 in the next nine months, in respect of contractual agreements based on invoices submitted as services provided in accordance with the contractual agreements.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease agreements

The Company leases office premises and a vehicle under operating leases which expire at various dates ending December 28, 2008. The Company is obligated to make the following minimum lease payments under its operating leases in each of the fiscal years ending December 31:

2007	$180,000
2008	140,700

$320,700

During the three month period ended March 31, 2007, the Company incurred rent expense due to operating leases of $21,440 (2006 — $36,063), which is included in general and administrative expense in the consolidated statement of operations.

7.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements are presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). U.S. GAAP differs in certain material respects from Canadian generally accepted accounting principles (“Canadian GAAP”). The material differences between U.S. GAAP and Canadian GAAP are as follows:

Consolidated statement of operations

	Three Months Ended
	March 31,
	2007	2006
		(Pro Forma)

Net loss under U.S. GAAP	$(1,611,937)	$(2,110,387)
Stock-based compensation intrinsic value basis(i)	—	—
Stock-based compensation fair value basis under U.S. GAAP(i)	34,835	34,647
Stock-based compensation fair value basis under Canadian GAAP(i)	(34,551)	(35,033)

Net loss under Canadian GAAP	$(1,611,653)	$(2,110,773)

Loss per share under Canadian GAAP	$(0.04)	$(0.06)

(i)	Stock-based compensation

On January 1, 2004, the Company retroactively adopted the revised provisions of the Canadian Institute of Chartered Accountants’ Handbook Section 3870 “Stock-based Compensation and Other Stock-based Payments” (“Section 3870”). Section 3870, as revised, requires stock-based compensation be charged to expense based on estimated fair value. The fair value of stock-based compensation is determined, under 3870, the same way as under SFAS No. 123 before January 1, 2006. The adoption of this revised standard impacts net loss reported under Canadian GAAP and otherwise has no impact on stockholders’ equity or net cash used in operations before the adoption of SFAS No. 123R.

The Company adopted SFAS No. 123R on January 1, 2006. Generally, the approach under SFAS No. 123R is similar to the approach under Section 3870. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values and requires a forfeiture assumption on the Company’s unvested awards. Section 3870 does not require the forfeiture estimates.

CHEMOKINE THERAPEUTICS CORP.
(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii)  Contributed surplus

U.S. GAAP uses the phrase “Additional Paid-in Capital” to describe consideration received in excess of the par value of warrants and stock options. Canadian GAAP uses the phrase “Contributed Surplus”.

(iii)  Development stage disclosure

The Company is considered a development stage Company as defined by SFAS No. 7. The Company is also considered a development stage Company under Accounting Guideline 11 “Enterprises in the development stage” of the Canadian Institute of Chartered Accountants’ Handbook.

(iv)  Foreign currency translation

Canadian GAAP does not expressly provide for the concept of a “functional currency” with respect to foreign currency translation. However, the method of translation used by the Company is equivalent to the method required under Canadian GAAP.

(v)  Research and development

Under U.S. GAAP, costs to purchase rights to unproven technology, which may not have alternative future uses, are expensed as research and development. Under Canadian GAAP, the purchase costs of such rights are generally capitalized as an intangible asset.

46,500,000 Units

PROSPECTUS

GMP Securities
Canaccord Adams Inc.
Desjardins Securities International Inc.
Jennings Capital (USA) Inc.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that: (1) we are required to indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; (4) to indemnify or advance expenses, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears: (a) that it would be inconsistent with a provision of our certificate of incorporation or bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or (b) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement; (5) the rights conferred in the bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and (6) we may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents in these matters arising prior to such time.

Our policy is to enter into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. We have also obtained directors and officers insurance to insure such persons against certain liabilities. In addition, the underwriting agreement for this offering contains provisions indemnifying our directors and officers against certain liabilities.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee. We will pay all these expenses.

Amount to be
Paid

SEC Registration Fee	$1,394.99
NASD Filing Fee	5,044
Printing Fees and Expenses	100,000
Legal Fees and Expenses	1,000,000
Accounting Fees and Expenses	40,000
Blue Sky Fees and Expenses	10,000
Transfer Agent and Registrar Fees	25,000
Miscellaneous	125,000

Total	$1,306,438

Item 26.  Recent Sales of Unregistered Securities

May 2003-March 2004 Common Stock Sales

From May 2003 through March 2004, we issued 779,184 shares of common stock in a private placement, (at prices ranging from $1.25 to $1.35 per share) receiving $979,000 in proceeds. We did not engage any underwriter. We sold our shares to accredited investors only. In this private placement, we relied on the exemptions under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Several days before we would accept a subscription from an investor, we gave each investor an opportunity to ask questions of and to receive answers from us and our officers and directors concerning the terms and conditions of each Regulation D offering. We provided the investors all of the information they requested. In conducting the offerings under Regulation D, we did not use any form of general solicitation or general advertising. The investors were personal acquaintances of our officers and directors, or were referred to us by such acquaintances. We informed each investor that the sale of securities was a “private placement” and that the common shares may not be resold without registration under the Securities Act unless there is an exemption from registration available. We required each investor to complete a subscription agreement and questionnaire. We used these documents to determine that each investor was an accredited investor. These documents also establish that each investor purchased the securities for his own investment and not with a view to resale or further distribution. The investor acknowledged that our common shares had not been registered under the Securities Act and may not be resold without registration under the Securities Act unless there is an exemption from registration available. We placed a legend on each certificate stating that the share represented by the certificate had not been registered and that the share could not be resold without registration under the Securities Act unless there is an exemption from registration available. Accordingly, we believe that the offering complied with the requirements of Regulation D Rule 506 and Section 4(2) of the Securities Act, and that if the offerings were deemed to be one integrated offering, the integrated offering as a whole has been in compliance with Regulation D Rule 506 and Section 4(2) of the Securities Act.

May 2004 Unit Sales

In May 2004, we issued 1,697,715 units at a price of C$0.70 per unit for gross proceeds of C$1,188,400 in a Regulation S offering. Each Unit was comprised of one common share and one share purchase warrant. Each such warrant entitles the holder thereof to purchase an additional common share at a price of C$1.00 for a period of 24 months after the closing date of the Regulation S offering. We conducted this Regulation S offering in Canada with the assistance of Canaccord Capital Corporation, a Canadian broker-dealer. Each investor in this offering was a Canadian resident. Each share certificate contained a legend that the securities were restricted and could not be resold unless the shares are registered or an exemption from registration is available. The agency agreement between Canaccord and us, and each subscription agreement executed by an investor, included the provisions required by Regulation S so that the offering would comply with Regulation S. In connection with the May 2004 Regulation S offering, we paid a commission to Canaccord of 8%, paid in cash, C$4,788, and by the issuance of 128,977 units and we granted 135,817 agent’s warrants to Canaccord, equal to 8% of that number of units sold. Each such warrant entitles Canaccord to purchase one common share at a price of C$1.00 per common share for a period of 24 months from May 6, 2004. We also paid a corporate finance fee to Canaccord consisting of 400,000 units.

Issuances to For Services Rendered

From June 2004 through November 2004, we issued 30,000 shares of common stock to David Karp, our former chief financial officer, as compensation for services rendered to us. The shares bear a legend restricting the transfer of the shares unless the shares are registered or unless and exemption is available. This issuance was exempt under Rule 701 and Section 4(2) of the Securities Act.

In February 2005, we issued to Strategic Growth International, Inc. options to purchase 400,000 shares of common stock at $1.00 per share, exercisable for a period of 60 months, as consideration for services to us. We issued these securities pursuant to the exemption from registration set forth in Section 4(2) of the

Securities Act. On July 11, 2005, we terminated our agreement with Strategic Growth International, Inc. and 320,000 options were cancelled.

Issuances to Underwriters and other Service Providers in Connection with Initial Public Offering

On December 30, 2004, we issued to Canaccord Capital Corporation warrants to purchase 1,280,000 shares of common stock at CD$1.00 per share, exercisable for a period of 18 months, and 100,000 shares of common stock, as consideration for Canaccord Capital Corporation’s services in connection with our initial public offering. On December 30, 2004, we also issued to The Equicom Group, Inc. warrants to purchase 60,000 shares of common stock at CD$1.00 per share for a period of 18 months, as consideration for The Equicom Group, Inc.’s services in connection with our initial public offering. We issued these securities pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act. On January 31, 2005, we issued to Canaccord Capital Corporation warrants to purchase 192,000 shares of common stock at CD$1.00 per share, exercisable for a period of 18 months, as consideration for Canaccord Capital Corporation’s services in connection with its exercise of a greenshoe option to purchase an additional 2,400,000 shares of our common stock as part of our initial public offering. We issued these securities pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act.

Issuances to Financial Consultants

In 2005, we issued to three consultants warrants to purchase 50,000 shares of common stock at C$1.25 per share, exercisable for a period of 24 months, as consideration for services for financial consulting. We issued these securities pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act.

Issuance for renegotiation of agreement and settlement of debt

In December 2004, we issued 247,100 shares of common stock to Pacific Medical Corp. for settlement of $200,000 owing to Pacific Medical Corp. The shares were issued at the close of our initial public offering and were priced at the offering price of C$1.00 ($0.81) per share. Concurrent with our initial public offering, we renegotiated our agreements with Pharmaceutical Product Development, Inc., and issued warrants to Pharmaceutical Product Development, Inc. for purchase of 500,000 common shares, at a price equal to the initial public offering price. We issued these securities pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act.

March 2006 Common Stock Sales

On March 22, 2006, we issued 6,471,698 shares of common stock at a price of C$1.06 per share for gross proceeds of C$6,860,000 in compliance with Regulation D Rule 506 and Section 4(2) of the Securities Act. On March 22, 2006, we issued to Osprey Capital Partners warrants to purchase 350,000 shares of common stock at C$1.25 per share, exercisable for a period of 24 months, as consideration for Osprey Capital Partners’ services in connection with the March 22, 2006 common stock offering. We issued these securities pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act.

2006 Stock Option Exercises

During the year ended December 31, 2006, we issued 52,000 of our common stock pursuant to exercises of stock options at the exercise price of C$1 per share for gross proceeds of C$52,000.

2006 Warrant Exercises

During the year ended December 31, 2006, we issued 1,762,844 shares of our common stock pursuant to exercises of issued and outstanding stock purchase warrants. The exercise prices of such warrants ranged from $0.85 to $0.90 per share and we received approximately $1,558,463 in gross proceeds from such issuances. We issued these securities pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act.

Conversion of Preferred Stock

During the three month period ended June 30, 2006, all 2,000,000 shares of preferred stock were converted to 2,000,000 shares of common stock on a one-for-one basis. We incurred costs of $237,600 to facilitate the conversion of the preferred shares. Total costs paid in connection of the conversion are included in general and administrative expenses reported on the interim consolidated statements of operations. We issued these securities pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act.

Stock Option Grants and Issuances

From January 1, 2004 through the date of this prospectus, we have granted options to employees (including officers), directors and consultants to purchase an aggregate of 2,847,000 shares of our common stock at exercise prices of between $0.78 and $1.25 per share. All option grants during this period have been made in consideration for services rendered or to be rendered by the respective employees, directors and consultants. The amount of options included in each grant to employees has been determined by our compensation committee in consultation with management taking into consideration the employee’s job description, tenure and level of service. The number of options included in each grant to directors and consultants has been determined by the board of directors taking into consideration the services rendered by such director or consultant. During this same period, we have issued a total of 52,000 shares of our common stock upon exercise of such stock options. The stock option grants and issuances of shares thereunder made prior to our filing a registration statement on Form S-8 in February 2005, which covered shares of our common stock issuable under our 2004 Stock Option Plan, were exempt under Section 4(2) as transactions by an issuer not involving any public offering and/or Rule 701 under the Securities Act as exempt offers and sales of securities under a written compensatory benefit plan.

Item 27.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith:

Exhibit
Number			Exhibit Description

1	.1†	—	Form of Underwriting Agreement
3.1		—	Certificate of Incorporation (incorporated by reference to exhibit 3(i) of the Registration Statement on Form SB-2 (Reg. No. 333-117858) filed on August 2, 2004).
3	.2*	—	Amendment to Certificate of Incorporation
3.3		—	Bylaws (incorporated by reference to exhibit 3(ii) of the Registration Statement on Form SB-2 (Reg. No. 333-117858) filed on August 2, 2004).
3.4		—	Amendment to Bylaws (incorporated by reference to exhibit 3.4 of the Registration Statement on Form SB-2/A (Reg. No. 333-133476) filed on April 24, 2006).
3.5		—	Certificate of Correction to Certificate of Incorporation (incorporated by reference to exhibit 3.5 filed with Form 8-K on July 6, 2007).
4	.1†	—	Form of Warrant to Purchase Common Stock
4	.2†	—	Form of Underwriter Warrant
4	.3†	—	Form of Warrant Agreement with Pacific Corporate Trust Company
5	.1†	—	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP
10.1		—	License Agreement between Chemokine Therapeutics Corp. and University of British Columbia dated September 22, 1999 (incorporated by reference to the exhibit of same number filed with Registration Statement with Form SB-2 (Reg. No. 333-117858) on August 2, 2004).
10.2		—	Development Agreement, dated January 1, 2003, between Chemokine Therapeutics Corp. and Globe Laboratories Inc. (incorporated by reference to the exhibit of same number filed with Registration Statement with Form SB-2 (Reg. No. 333-117858) on August 2, 2004).

Exhibit
Number		Exhibit Description

10.3	—	Employment Agreement dated April 1, 2004, between Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. and Dr. Hassan Salari (incorporated by reference to the exhibit of same number filed with Registration Statement with Form SB-2 (Reg. No. 333-117858) on August 2, 2004).
10.4	—	Employment Agreement dated April 1, 2004, between Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. and Walter Korz (incorporated by reference to the exhibit of same number filed with Registration Statement with Form SB-2 (Reg. No. 333-117858) on August 2, 2004).
10.5	—	Warrant Agreement between Pharmaceutical Product Development, Inc. and Chemokine Therapeutics Corp. dated September 14, 2004 (incorporated by reference to exhibit 10.12 filed with Amendment No. 1 to Registration Statement with Form SB-2 (Reg. No. 333-117858) on October 19, 2004).
10.6	—	Amendment to Employment Agreement dated September 30, 2004, with Dr. Hassan between Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. and Dr. Hassan Salari, (incorporated by reference to exhibit 10.13 filed with Amendment No. 1 to Registration Statement with Form SB-2 (Reg. No. 333-117858) on October 19, 2004).
10.7	—	Lease Agreement dated January 1, 2003, between Salari Enterprises Ltd. and Chemokine Therapeutics Corp. (incorporated by reference to exhibit 10.15 filed with Amendment No. 2 to Registration Statement with Form SB-2 (Reg. No. 333-117858) on November 26, 2004).
10.8	—	2004 Stock Option Plan (incorporated by reference to exhibit 4 filed with Amendment No. 1 to Registration Statement with Form SB-2 (Reg. No. 333-117858) on October 19, 2004).
10.9	—	Amended Employment Agreement dated March 10, 2005, between Dr. Hassan Salari and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp, (incorporated by reference to exhibit 99 filed with Form 10-KSB on March 15, 2005).
10.10	—	Preferred Stock and License Restructuring Agreement dated April 12, 2006, between Pharmaceutical Product Development, Inc. and Chemokine Therapeutics Corp. (incorporated by reference to exhibit 10.21 filed with Form SB-2/A (Reg. No. 333-133476) on April 24, 2006).
10.11	—	Letter agreement dated April 12, 2005, by and between the University of British Columbia and Chemokine Therapeutics Corp. (incorporated by reference to the exhibit 10.22 filed with Form SB-2/A (Reg. No. 333-133476) on April 24, 2006).
10.12	—	Executive Services Agreement dated June 28, 2006 between Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. and Dr. Guy Ely, N.D. Life Sciences Corp (incorporated by reference to exhibit 10.17 filed with Form 10-QSB on August 10, 2006).
10.13	—	Purchase Agreement by and among Chemokine Therapeutics Corp., Chemokine Therapeutics (B.C.) Corp. and Globe Laboratories Inc. dated December 29, 2006 (incorporated by reference to exhibit 10.1 filed with Form 8-K on January 8, 2007).
10.14	—	Sub-Lease by and between Discovery Parks Trust and Chemokine Therapeutics Inc. dated June 1, 2000 (incorporated by reference to exhibit 10.2 filed with Form 8-K on January 8, 2007).
10.15	—	Extension and Amendment of Sub-Lease by and between Discovery Parks Trust and Globe Laboratories Inc. dated December 13, 2006 (incorporated by reference to exhibit 10.3 filed with Form 8-K on January 8, 2007).
10.16	—	Partial Assignment of Sub-Lease from Globe Laboratories Inc. to Chemokine Therapeutics (B.C.) Corp. dated January 1, 2007 (incorporated by reference to exhibit 10.4 filed with Form 8-K on January 8, 2007).
10.17	—	Sub-Lease Agreement dated May 6, 2005 (incorporated by reference to exhibit 10.23 filed with Form 10-KSB on April 16, 2007).
10.18	—	Form of Indemnification Agreement (incorporated by reference to exhibit 10.24 filed with Form 10-KSB on April 16, 2007).
10.19	—	Employment Agreement dated November 16, 2006, between Bashir Jaffer and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. (incorporated by reference to exhibit 10.25 filed with Form 10-KSB on April 16, 2007).

Exhibit
Number			Exhibit Description

10.20		—	Employment Agreement dated March 1, 2007, between Guy Ely and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. (incorporated by reference to exhibit 10.26 filed with Form 10-KSB on April 16, 2007).
10.21		—	Amendment to Employment Agreement, dated March 21, 2006, between Dr. Hassan Salari and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. (incorporated by reference to exhibit 99.2 filed with Form 8-K on March 26, 2007).
10.22		—	Amendment to License Agreement between Chemokine Therapeutics Corp. and the University of British Columbia (incorporated by reference to exhibit 99.1 filed with Form 8-K on May 23, 2007).
10.23		—	Employment Agreement dated May 29, 2007, between C. Richard Piazza and Chemokine Therapeutics Corp. (incorporated by reference to exhibit 99.1 filed with Form 8-K on June 4, 2007).
10.24		—	Employment Agreement dated May 16, 2007, between Bin Huang and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp.
21	.1*	—	List of Subsidiaries of Chemokine Therapeutics Corp.
23.1		—	Consent of M.D. Sassi Company, Independent Registered Public Accounting Firm.
23	.2†	—	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in Exhibit 5.1).
24	.1*	—	Power of Attorney (set forth on signature page to this Registration Statement)
24.2		—	Matthius C. Kurth Power of Attorney.

†	To be filed by amendment

*	Previously filed

Item 28.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For purposes of determining any liability under the Securities Act, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on July 6, 2007.

CHEMOKINE THERAPEUTICS CORP.

By:	/s/ C. RICHARD PIAZZA
C. Richard Piazza
Chief Executive Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form SB-2 was signed by the following persons in the capacities on July 6, 2007:

Signature	Title

/s/ C. RICHARD PIAZZA C. Richard Piazza	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ BASHIR JAFFER Bashir Jaffer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Hassan Salari	Director

* Mohammad Azab	Director

* Michael Evans	Director

* Matthias C. Kurth	Director

* John Osth	Director

/s/ BASHIR JAFFER Bashir Jaffer	* – Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number			Exhibit Description

1	.1†	—	Form of Underwriting Agreement
3.1		—	Certificate of Incorporation (incorporated by reference to exhibit 3(i) of the Registration Statement on Form SB-2 (Reg. No. 333-117858) filed on August 2, 2004).
3	.2*	—	Amendment to Certificate of Incorporation
3.3		—	Bylaws (incorporated by reference to exhibit 3(ii) of the Registration Statement on Form SB-2 (Reg. No. 333-117858) filed on August 2, 2004).
3.4		—	Amendment to Bylaws (incorporated by reference to exhibit 3.4 of the Registration Statement on Form SB-2/A (Reg. No. 333-133476) filed on April 24, 2006).
3.5		—	Certificate of Correction to Certificate of Incorporation (incorporated by reference to exhibit 3.5 filed with Form 8-K on July 6, 2007).
4	.1†	—	Form of Warrant to Purchase Common Stock
4	.2†	—	Form of Underwriter Warrant
4	.3†	—	Form of Warrant Agreement with Pacific Corporate Trust Company
5	.1†	—	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP
10.1		—	License Agreement between Chemokine Therapeutics Corp. and University of British Columbia dated September 22, 1999 (incorporated by reference to the exhibit of same number filed with Registration Statement with Form SB-2 (Reg. No. 333-117858) on August 2, 2004).
10.2		—	Development Agreement, dated January 1, 2003, between Chemokine Therapeutics Corp. and Globe Laboratories Inc. (incorporated by reference to the exhibit of same number filed with Registration Statement with Form SB-2 (Reg. No. 333-117858) on August 2, 2004).
10.3		—	Employment Agreement dated April 1, 2004, between Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. and Dr. Hassan Salari (incorporated by reference to the exhibit of same number filed with Registration Statement with Form SB-2 (Reg. No. 333-117858) on August 2, 2004).
10.4		—	Employment Agreement dated April 1, 2004, between Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. and Walter Korz (incorporated by reference to the exhibit of same number filed with Registration Statement with Form SB-2 (Reg. No. 333-117858) on August 2, 2004).
10.5		—	Warrant Agreement between Pharmaceutical Product Development, Inc. and Chemokine Therapeutics Corp. dated September 14, 2004 (incorporated by reference to exhibit 10.12 filed with Amendment No. 1 to Registration Statement with Form SB-2 (Reg. No. 333-117858) on October 19, 2004).
10.6		—	Amendment to Employment Agreement dated September 30, 2004, with Dr. Hassan between Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. and Dr. Hassan Salari, (incorporated by reference to exhibit 10.13 filed with Amendment No. 1 to Registration Statement with Form SB-2 (Reg. No. 333-117858) on October 19, 2004).
10.7		—	Lease Agreement dated January 1, 2003, between Salari Enterprises Ltd. and Chemokine Therapeutics Corp. (incorporated by reference to exhibit 10.15 filed with Amendment No. 2 to Registration Statement with Form SB-2 (Reg. No. 333-117858) on November 26, 2004).
10.8		—	2004 Stock Option Plan (incorporated by reference to exhibit 4 filed with Amendment No. 1 to Registration Statement with Form SB-2 (Reg. No. 333-117858) on October 19, 2004).
10.9		—	Amended Employment Agreement dated March 10, 2005, between Dr. Hassan Salari and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp, (incorporated by reference to exhibit 99 filed with Form 10-KSB on March 15, 2005).
10.10		—	Preferred Stock and License Restructuring Agreement dated April 12, 2006, between Pharmaceutical Product Development, Inc. and Chemokine Therapeutics Corp. (incorporated by reference to exhibit 10.21 filed with Form SB-2/A (Reg. No. 333-133476) on April 24, 2006).
10.11		—	Letter agreement dated April 12, 2005, by and between the University of British Columbia and Chemokine Therapeutics Corp. (incorporated by reference to the exhibit 10.22 filed with Form SB-2/A (Reg. No. 333-133476) on April 24, 2006).
10.12		—	Executive Services Agreement dated June 28, 2006 between Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. and Dr. Guy Ely, N.D. Life Sciences Corp (incorporated by reference to exhibit 10.17 filed with Form 10-QSB on August 10, 2006).

Exhibit
Number			Exhibit Description

10.13		—	Purchase Agreement by and among Chemokine Therapeutics Corp., Chemokine Therapeutics (B.C.) Corp. and Globe Laboratories Inc. dated December 29, 2006 (incorporated by reference to exhibit 10.1 filed with Form 8-K on January 8, 2007).
10.14		—	Sub-Lease by and between Discovery Parks Trust and Chemokine Therapeutics Inc. dated June 1, 2000 (incorporated by reference to exhibit 10.2 filed with Form 8-K on January 8, 2007).
10.15		—	Extension and Amendment of Sub-Lease by and between Discovery Parks Trust and Globe Laboratories Inc. dated December 13, 2006 (incorporated by reference to exhibit 10.3 filed with Form 8-K on January 8, 2007).
10.16		—	Partial Assignment of Sub-Lease from Globe Laboratories Inc. to Chemokine Therapeutics (B.C.) Corp. dated January 1, 2007 (incorporated by reference to exhibit 10.4 filed with Form 8-K on January 8, 2007).
10.17		—	Sub-Lease Agreement dated May 6, 2005 (incorporated by reference to exhibit 10.23 filed with Form 10-KSB on April 16, 2007).
10.18		—	Form of Indemnification Agreement (incorporated by reference to exhibit 10.24 filed with Form 10-KSB on April 16, 2007).
10.19		—	Employment Agreement dated November 16, 2006, between Bashir Jaffer and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. (incorporated by reference to exhibit 10.25 filed with Form 10-KSB on April 16, 2007).
10.20		—	Employment Agreement dated March 1, 2007, between Guy Ely and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. (incorporated by reference to exhibit 10.26 filed with Form 10-KSB on April 16, 2007).
10.21		—	Amendment to Employment Agreement, dated March 21, 2006, between Dr. Hassan Salari and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp. (incorporated by reference to exhibit 99.2 filed with Form 8-K on March 26, 2007).
10.22		—	Amendment to License Agreement between Chemokine Therapeutics Corp. and the University of British Columbia (incorporated by reference to exhibit 99.1 filed with Form 8-K on May 23, 2007).
10.23		—	Employment Agreement dated May 29, 2007, between C. Richard Piazza and Chemokine Therapeutics Corp. (incorporated by reference to exhibit 99.1 filed with Form 8-K on June 4, 2007).
10.24		—	Employment Agreement dated May 16, 2007, between Bin Huang and Chemokine Therapeutics Corp. jointly with Chemokine Therapeutics (B.C.) Corp.
21	.1*	—	List of Subsidiaries of Chemokine Therapeutics Corp.
23.1		—	Consent of M.D. Sassi Company, Independent Registered Public Accounting Firm.
23	.2†	—	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in Exhibit 5.1).
24	.1*	—	Power of Attorney (set forth on signature page to this Registration Statement)
24.2		—	Matthius C. Kurth Power of Attorney.

†	To be filed by amendment.

*	Previously filed